UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
  ___________________________________
Filed by the Registrant   ☒
Filed by a Party other than the Registrant   ☐
Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

FACTSET RESEARCH SYSTEMS INC.
_________________________________________________________________________________________________
(Name of Registrant as Specified In Its Charter)

_________________________________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

October 31, 2022

Dear FactSet Stockholder:
You are cordially invited to attend the 2022 Annual Meeting of Stockholders of FactSet Research Systems Inc., which will be held on Thursday, December 15, 2022, at 3:00 PM (Eastern Time). Our Annual Meeting will be a virtual meeting of stockholders, which will be conducted exclusively online via live webcast.
Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting and Proxy Statement. Your vote is important. Whether or not you plan to attend the meeting, you are requested to complete, sign, date and promptly return the enclosed proxy card in the envelope provided or through Internet or telephone voting. Your proxy will be voted at the Annual Meeting in accordance with your instructions. If you do not specify a choice on one of the proposals described in this Proxy Statement, your proxy will be voted as recommended by the Board of Directors. If you hold your shares through an account with a brokerage firm or other nominee or fiduciary such as a bank, please follow the instructions you receive from such brokerage firm or other nominee or fiduciary to vote your shares.
On behalf of the Board of Directors, I would like to express our appreciation for your continued support and loyalty.

Sincerely,

F. Philip Snow
Chief Executive Officer

FACTSET RESEARCH SYSTEMS INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

December 15, 2022
3:00 PM Eastern Time

Dear Stockholder:

The 2022 Annual Meeting of Stockholders of FactSet Research Systems Inc., a Delaware corporation, will be held virtually via live webcast on Thursday, December 15, 2022, at 3:00 PM (Eastern Time) for the following purposes:
1.To elect three directors to the Board of Directors.
2.To ratify the appointment of the accounting firm of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending August 31, 2023.
3.To vote on a non-binding advisory resolution to approve the compensation of our named executive officers.
4.To approve an amendment to the Certificate of Incorporation to declassify the Board of Directors, including procedures relating to Board composition.
5.To approve an amendment to the Certificate of Incorporation to remove certain business combination restrictions.
6.To approve an amendment to the Certificate of Incorporation to add a Delaware forum selection provision.
7.To approve an amendment to the Certificate of Incorporation to add a federal forum selection provision.
8.To approve an amendment to the Certificate of Incorporation to remove a creditor compromise provision.
9.To approve amendment and restatement of the Certificate of Incorporation to clarify, streamline and modernize the Certificate of Incorporation.

To act upon such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

These items are more fully described in the following pages, which are made part of this notice. Only stockholders of record at the close of business on October 21, 2022, are entitled notice of, and to vote at, this Annual Meeting.

Based on the success of our virtual annual meetings the past two years, this year’s Annual Meeting again will be a virtual meeting to be held via live webcast over the Internet. We believe the use of the Internet to host the Annual Meeting enables expanded stockholder participation. You will be able to attend the Annual Meeting, submit your questions and, if you are a record holder of our common stock or proxy for a record holder, vote your shares during the live webcast of the Annual Meeting by visiting www.virtualshareholdermeeting.com/FDS2022 and entering your 16-digit control number.

We are pleased to take advantage of the Securities and Exchange Commission rules again this year that allow us to furnish these proxy materials, including our Annual Report on Form 10-K, to stockholders on the Internet. We believe that posting these materials on the Internet expedites stockholders’ receipt of the information that they need, while lowering the costs of printing and delivery and reducing the environmental impact of the Annual Meeting. We mailed to stockholders of record and beneficial owners the Notice of Internet Availability of Proxy Materials containing instructions on how to access these proxy materials, including our Annual Report on Form 10-K, on the Internet, as well as how to vote by Internet, telephone and mail.

To request and receive a free paper or email copy of the proxy materials, you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number in the subject line. Unless requested, you will not otherwise receive a paper or email copy. We encourage you to record your vote via the Internet as it is convenient and saves on printing costs.

As a stockholder of FactSet, your vote is important. Whether or not you plan to attend the virtual Annual Meeting, it is important that you vote as soon as possible to ensure that your shares are represented.

BY ORDER OF THE BOARD OF DIRECTORS

Rachel R. Stern
Executive Vice President, Chief Legal Officer, Global Head of Strategic Resources and Secretary
Norwalk, Connecticut
October 31, 2022

Grants of Plan-Based Awards	63
Outstanding Equity Awards at Fiscal Year-End	65
Option Exercises and Stock Vested	67
Nonqualified Deferred Compensation	67
Employee Benefit Plans	67
Potential Payments upon Termination or Change of Control	67
CEO Pay Ratio	70
Proposal 3: Advisory Vote on Executive Compensation	72
Certificate of Incorporation and Bylaws	73
Proposal 4: Approval of Amendment to the Certificate of Incorporation to Declassify the Board of Directors, Including Procedures Relating to Board Composition	75
Proposal 5: Approval of Amendment to the Certificate of Incorporation to Remove Certain Business Combination Restrictions	77
Proposal 6: Approval of Amendment to the Certificate of Incorporation to Add a Delaware Forum Selection Provision	79
Proposal 7: Approval of Amendment to the Certificate of Incorporation to Add a Federal Forum Selection Provision	81
Proposal 8: Approval of Amendment to the Certificate of Incorporation to Remove a Creditor Compromise Provision	82
Proposal 9: Approval of Amendment and Restatement of the Certificate of Incorporation to Clarify, Streamline and Modernize the Certificate of Incorporation	84
Security Ownership of Certain Beneficial Owners and Management	86
Beneficial Owners	86
Directors and NEOs	87
Section 16(a) Beneficial Ownership Reporting Compliance	88
Equity Compensation Plan Information	88
Certain Relationships and Related Transactions	88
Other Matters	89
Stockholder Proposals and Stockholder Nomination of Directors	89
Delivery of Documents to Stockholders Sharing an Address	89
Other Business	90
Appendix A	91
Appendix B	96

FACTSET RESEARCH SYSTEMS INC.
45 Glover Avenue, Norwalk, CT 06850

PROXY STATEMENT FOR THE 2022 ANNUAL MEETING

ANNUAL MEETING OVERVIEW

Purpose of Meeting

The Board of Directors of FactSet Research Systems Inc. (“FactSet” or the “Company”) delivers this Proxy Statement and voting instructions in connection with the solicitation of proxies, which will be voted at the Annual Meeting of Stockholders of FactSet (the “Meeting”). The Meeting will be held virtually via live webcast at 3:00 PM (Eastern Time) on Thursday, December 15, 2022, and any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders (the “Notice”).

This year, based on the success of our virtual annual meetings the past two years, the Meeting again will be held as a virtual meeting of stockholders via live webcast over the Internet. This means that you will be able to attend the Meeting, submit questions and, if you are a record holder of our shares or a proxy for a record holder, vote your shares during the Meeting via a live webcast by visiting www.virtualshareholdermeeting.com/FDS2022 and entering your 16-digit control number. The Proxy Statement was made available to our stockholders on or about October 31, 2022. The specific proposals to be considered and acted upon at the Meeting are summarized in the accompanying Notice. Each proposal is described in more detail in this Proxy Statement.

Record Date and Share Ownership

The only outstanding voting security of FactSet is our common stock, $0.01 par value per share. Stockholders of record at the close of business on October 21, 2022 (the "Record Date"), will be entitled to vote at the Meeting on the basis of one vote for each share of FactSet common stock held. On October 21, 2022, there were _________ shares of FactSet common stock outstanding.

Submitting and Revoking Your Proxy

If you complete and submit your proxy, the persons named as proxies will follow your instructions. If you submit a proxy card but do not fill out the voting instructions on the proxy card, the persons named as proxies will vote your shares as follows:
1.To elect three directors to the Board of Directors;
2.To ratify the appointment of the accounting firm of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending August 31, 2023;
3.To approve, by non-binding vote, the compensation of our named executive officers;
4.To approve an amendment to the Certificate of Incorporation to declassify the Board of Directors, including procedures relating to Board composition;
5.To approve an amendment to the Certificate of Incorporation to remove certain business combination restrictions;
6.To approve an amendment to the Certificate of Incorporation to add a Delaware forum selection provision;
7.To approve an amendment to the Certificate of Incorporation to add a federal forum selection provision;
8.To approve an amendment to the Certificate of Incorporation to remove a creditor compromise provision; and
9.To approve amendment and restatement of the Certificate of Incorporation to clarify, streamline and modernize the Certificate of Incorporation.

                                         2022 Proxy Statement 1

In addition, if other matters are properly presented for voting at the Meeting, the persons named as proxies will vote on such matters in accordance with their best judgment. We have not received notice of other matters that may be properly presented for vote at the Meeting. Your stockholder vote is important. Stockholders of record may vote their proxies by Internet, telephone or mail. Stockholders who execute proxies may revoke them at any time before they are exercised by written notice to the Secretary of the Company at or prior to the Meeting by timely delivery of a valid, later-dated proxy or by voting by ballot at the Meeting. We will bear the cost of the solicitation of proxies.

Expenses of Solicitation

We will bear the entire cost of preparing, printing and mailing this Notice and Proxy Statement, the proxy card, our 2022 Annual Report on Form 10-K (the “Annual Report”) and any additional solicitation material that we may provide to stockholders. The solicitation of proxies will be conducted primarily by mail, but may also include Internet, telephone, facsimile or oral communications by directors, officers or regular employees of the Company acting without special compensation. We have retained Innisfree M&A Incorporated to assist in the solicitation of proxies for the Meeting. We will pay Innisfree a fee of $20,000 and reasonable out-of-pocket expenses for its services. We also reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

If you have any questions or wish to receive additional copies of our 2022 Proxy Statement or Annual Report, please contact our Investor Relations Department at 1-203-810-1000 or through the website at https://investor.factset.com. We can also receive correspondence through the mail at 45 Glover Avenue, Norwalk, CT 06850.

In addition, if you have any questions or need assistance voting your shares, you may contact our proxy solicitor:

Innisfree M&A Incorporated
501 Madison Avenue, 20th floor
New York, New York 10022
Stockholders may call toll free: (877) 750-8310
Banks and Brokers may call collect: (212) 750-5833

Availability of FactSet’s Fiscal 2022 Annual Report on Form 10-K

We will mail, upon written request, and without charge, a copy of our Fiscal 2022 Annual Report, including our consolidated financial statements, schedule and list of exhibits. Requests should be sent to: FactSet Research Systems Inc., Attn: Investor Relations, 45 Glover Avenue, Norwalk, CT 06850. Our Annual Report is also available at https://investor.factset.com.

Householding

If you hold your shares through a bank, broker or other holder of record and share a single address and same last name with another stockholder, you may have received notice that only one Proxy Statement and Annual Report will be sent to your address unless you instructed the holder of record to the contrary. This practice, known as “householding," reduces multiple mailings to your household, reduces our printing and postage costs, and also reduces the environmental impact of the Meeting. If you wish to revoke your consent to "householding" for future mailings, you may contact Broadridge via phone at 1-866-540-7095 or via mail at Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717.

VOTING INFORMATION

Why am I receiving these proxy materials?

Our Board of Directors (the “Board”) is asking for your proxy for use at the Meeting, to be held virtually, on Thursday, December 15, 2022, at 3:00 PM (Eastern Time), and at any adjournment or postponement of the Meeting. As a stockholder, you are invited to attend the Meeting via live webcast over the Internet and are entitled to and requested to vote on the items of business described in this Proxy Statement.

2 2022 Proxy Statement

What is a proxy?

A proxy is another person you authorize to vote on your behalf. We ask our stockholders to instruct the proxy how to vote so that all shares of common stock may be voted at the Meeting even if the holders do not attend the Meeting.

Who is soliciting my vote?

The Board is soliciting your vote.

When were the enclosed solicitation materials first given to stockholders?

We are initially mailing the Proxy Statement, proxy card and Notice to our stockholders on or about October 31, 2022.

What is the purpose of the Meeting?

The Meeting will be held for the following purposes:
•To elect three directors to the Board of Directors;
•To ratify the appointment of the accounting firm of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending August 31, 2023;
•To vote on a non-binding advisory resolution to approve the compensation of our named executive officers;
•To approve an amendment to the Certificate of Incorporation to declassify the Board of Directors, including procedures relating to Board composition;
•To approve an amendment to the Certificate of Incorporation to remove certain business combination restrictions;
•To approve an amendment to the Certificate of Incorporation to add a Delaware forum selection provision;
•To approve an amendment to the Certificate of Incorporation to add a federal forum selection provision;
•To approve an amendment to the Certificate of Incorporation to remove a creditor compromise provision; and
•To approve amendment and restatement of the Certificate of Incorporation to clarify, streamline and modernize the Certificate of Incorporation.

What are the Board of Director’s recommendations?

Our Board recommends that you vote:
•FOR the election of each director nominee named in this Proxy Statement (Proposal 1);
•FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending August 31, 2023 (Proposal 2);
•FOR the approval of a non-binding advisory resolution regarding the compensation awarded to our named executive officers (Proposal 3);
•FOR the approval of an amendment to the Certificate of Incorporation to declassify the Board of Directors, including procedures relating to Board composition (Proposal 4);
•FOR the approval of an amendment to the Certificate of Incorporation to remove certain business combination restrictions (Proposal 5);
•FOR the approval of an amendment to the Certificate of Incorporation to add a Delaware forum selection provision (Proposal 6);
•FOR the approval of an amendment to the Certificate of Incorporation to add a federal forum selection provision (Proposal 7);
•FOR the approval of an amendment to the Certificate of Incorporation to remove a creditor compromise provision (Proposal 8); and

2022 Proxy Statement 3

•FOR the approval of amendment and restatement of the Certificate of Incorporation to clarify, streamline and modernize the Certificate of Incorporation (Proposal 9).

How do I vote?

For stockholders whose shares are registered in their own names, as an alternative to voting at the Meeting, you may vote via the Internet, by telephone, or for those stockholders who receive a paper proxy card in the mail, by mailing a completed proxy card. For those stockholders who receive a Notice of Internet Availability of Proxy Materials, the Notice provides information on how to access your proxy card, which contains instructions on how to vote via the Internet or by telephone. For those stockholders who receive a paper proxy card, instructions for voting via the Internet or by telephone are set forth on the proxy card. Those stockholders who receive a paper proxy card and voting instructions by mail, and who elect to vote by mail, should sign and return the mailed proxy card in the prepaid and addressed envelope that was enclosed with the proxy materials, and your shares will be voted at the Meeting in the manner you direct. If your proxy card is properly completed and received, and if it is not revoked, before the Meeting, your shares will be voted at the Meeting according to the instructions indicated on your proxy card. In the event that you return a signed proxy card on which no directions are specified, your shares will be voted:

•FOR the election of each director nominee named in this Proxy Statement (Proposal 1);
•FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending August 31, 2023 (Proposal 2);
•FOR the approval of a non-binding advisory resolution regarding the compensation awarded to our named executive officers (Proposal 3);
•FOR the approval of an amendment to the Certificate of Incorporation to declassify the Board of Directors, including procedures relating to Board composition (Proposal 4);
•FOR the approval of an amendment to the Certificate of Incorporation to remove certain business combination restrictions (Proposal 5);
•FOR the approval of an amendment to the Certificate of Incorporation to add a Delaware forum selection provision (Proposal 6);
•FOR the approval of an amendment to the Certificate of Incorporation to add a federal forum selection provision (Proposal 7);
4 2022 Proxy Statement

•FOR the approval of an amendment to the Certificate of Incorporation to remove a creditor compromise provision (Proposal 8); and
•FOR the approval of amendment and restatement of the Certificate of Incorporation to clarify, streamline and modernize the Certificate of Incorporation (Proposal 9).

To our knowledge, no other matters will be presented at the Meeting. However, if any other matters of business are properly presented, the proxy holders named on the proxy card are authorized to vote the shares represented by proxies according to their judgment.

If your shares are held in a brokerage account, you should receive instructions from your record holder that must be followed in order for your record holder to vote your shares per your instructions. Many banks and brokerage firms have a process for their beneficial holders to provide instructions via the Internet or over the telephone. If Internet or telephone voting is unavailable from your bank or brokerage firm, please complete and return the enclosed voting instruction card. If you are the beneficial owner of shares held in “street name” and you do not give instructions as to how to vote, your broker may have authority to vote your shares on certain discretionary items, but not other, non-discretionary items, as determined by the New York Stock Exchange (“NYSE”). Proposal 1 (election of directors), Proposal 3 (approval of compensation), Proposal 4 (Board declassification, including composition procedures), Proposal 5 (removal of business combination restrictions), Proposal 6 (Delaware forum selection provision), Proposal 7 (federal forum selection provision), Proposal 8 (removal of creditor compromise provision) and Proposal 9 (restatement of Certificate of Incorporation and miscellaneous clarifying and modernizing amendments), are considered non-discretionary items and thus brokers are not permitted to vote your shares in these matters unless you provide instructions to your broker on how to vote your shares. In other words, if you have not given your broker voting instructions, your broker will not be able to vote your shares with respect to any matter other than ratification of the appointment of Proposal 2 (FactSet independent registered public accounting firm).

How many votes does it take to pass each matter?

If a quorum is present at the Meeting, the approval of each proposal requires the number of votes described below:
•Under FactSet’s by-laws, the nominees for election as directors are elected by majority vote, meaning that in an uncontested director election when the number of votes cast “for” a director exceeds the number of votes cast “against” that director, the nominee will be elected as a director. If a director does not receive a majority vote in an uncontested election, the director shall not be elected and shall submit his or her offer of resignation for consideration by the Nominating and Corporate Governance Committee of the Board within 90 days from the date of the election. That committee will then consider all of the relevant facts and circumstances and recommend to the Board the action to be taken with respect to such offer of resignation and in determining whether to accept such offer. An incumbent director who does not receive a majority vote will continue to serve as a director until the earlier of (1) a period of 90 days from the date of the election, (2) the date upon which the Board appoints an individual to fill the office held by that director, or (3) the date of that director’s resignation.
•The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending August 31, 2023, requires that a majority of the votes cast at the Meeting (either in person or by proxy) be voted “for” this proposal.
•The approval of a resolution regarding the compensation awarded to our named executive officers as disclosed in this Proxy Statement is a non-binding advisory vote; however, we value the opinions of our stockholders and will take into account the outcome of this vote in considering future compensation arrangements.
•The approval of each of the proposals for amendment of the Company's certificate of incorporation, Proposal 4 (Board declassification, including composition procedures), Proposal 5 (removal of business combination restrictions), Proposal 6 (Delaware forum selection provision), Proposal 7 (federal forum selection provision), Proposal 8 (removal of creditor compromise provision) and Proposal 9 (restatement of Certificate of Incorporation and miscellaneous clarifying and modernizing amendments), requires that a majority of the outstanding voting stock of the Company, voting as a single class, be voted “for” the proposal. These proposals are presented as six separate proposals. Approval of any one of the six proposals is not conditioned upon approval of any of the other proposals. If a stockholder abstains from voting or directs the stockholder's proxy to abstain from voting on any of these proposals, the abstention has the same effect as a

2022 Proxy Statement 5

vote against such proposal. Shares of voting stock of the Company resulting in broker non-votes, if any, also have the same effect as a vote against each proposal.

Who is entitled to vote at the Meeting and how many votes do they have?

Only holders of record of FactSet common stock at the close of business on October 21, 2022, are entitled to vote at the Meeting. Each share has one vote.

Who can attend the Meeting?

All stockholders as of October 21, 2022, or their duly appointed proxies, may attend the Meeting. In order to attend the Meeting, a stockholder must own FactSet stock on the Record Date. If your shares are held in the name of a broker, bank, custodian, nominee or other record holder (“street name”), you must obtain a proxy, executed in your favor, from the holder of record (that is, your broker, bank, custodian, or nominee) to be able to vote at the Meeting.

What is a quorum of stockholders?

If a majority of the shares outstanding and entitled to vote on the Record Date are present, either in person or by proxy, we will have a quorum at the Meeting. Any shares represented by proxies that are marked for, against, withhold, or abstain from voting on a proposal will be counted as present in determining whether there is a quorum. If a broker, bank, custodian, nominee, or other record holder of FactSet common stock indicates on a proxy card that it does not have discretionary authority to vote certain shares on a particular matter, and if it has not received instructions from the beneficial owners of such shares as to how to vote on such matters, the shares held by that record holder will not be voted on such matter (referred to as “broker non-votes”) but will be counted as present for purposes of determining whether there is a quorum. Since there were ___________ shares of common stock outstanding on October 21, 2022, the presence of holders of ___________ shares is a quorum. We must have a quorum to conduct the Meeting.

Vote Tabulation

The appointed inspector of elections will tabulate votes cast by proxy or at the Meeting. If you abstain from voting on any or all proposals you will be included in the number of stockholders present at the Meeting for the purposes of determining the presence of a quorum.

What are broker non-votes?

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute broker non-votes. Broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. These matters are referred to as non-discretionary matters.

How are abstentions and broker non-votes treated?

Abstentions and broker non-votes count for purposes of determining the presence of a quorum. Abstentions and broker non-votes have no effect on the determination of whether a nominee or any of the proposals have received the vote of a majority of the shares of common stock present or represented by proxy and voting at the Meeting. However, abstentions and broker non-votes could prevent the approval of a proposal where the number of affirmative votes, though a majority of the votes represented and cast, does not constitute a majority of the required quorum. For each of the proposals relating to amendment of the Certificate of Incorporation, abstentions and broker non-votes have the same effect as a vote against such proposal.

What does it mean if I receive more than one proxy card or instruction form?

If you receive more than one proxy card or instruction form, it means that you have multiple accounts with our transfer agent and/or a broker or other nominee or fiduciary or you may hold your shares in different ways or in multiple names (e.g., joint tenancy, trusts, and custodial accounts). Please vote all your shares.

How do I revoke my proxy and change my vote prior to the Meeting?

If you submit the enclosed proxy card by voting using the mail, Internet or telephone procedures, you may change your vote before the Meeting. You may change your vote in one of three ways: (1) you may deliver a written notice prior to the Meeting, dated later
6 2022 Proxy Statement

than the proxy you want to revoke, stating that the earlier proxy is revoked, to the Secretary of FactSet Research Systems Inc., Rachel R. Stern, at 45 Glover Avenue, Norwalk, CT 06850, (2) you may complete and send in another proxy card with a later date using the mail, Internet or telephone procedures, subject to the voting deadlines set forth on the proxy card, or (3) you may attend the Meeting and vote. For shares you hold beneficially or in street name, you may change your vote by submitting a later dated voting instruction form to your broker or other nominee or fiduciary in accordance with its procedures, or if you obtained a legal proxy form giving you the right to vote your shares, by attending the Meeting and voting.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of printed proxy materials?

Pursuant to the notice and access rules adopted by the Securities and Exchange Commission (“SEC”), we are making this Proxy Statement and our Annual Report available to our stockholders over the Internet. As a result, unless you have previously requested electronic access to our proxy materials or the receipt of paper proxy materials, you will receive a Notice of Internet Availability of Proxy Materials containing instructions on how to access this Proxy Statement and Annual Report over the Internet, how to request a printed or e-mail copy of these materials, and how to vote by Internet and mail. We mailed the Notice of Internet Availability of Proxy Materials on or about October 31, 2022. The Notice of Internet Availability of Proxy Materials is not a proxy card and cannot be used to vote your shares.

In addition, if you are voting online, you will be prompted to consent to receiving proxy materials electronically in future years. Choosing to receive your future proxy materials electronically will save us the cost of printing and mailing documents to you and will reduce the impact of the annual meetings on the environment. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. If you choose to receive future proxy materials electronically, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials electronically will remain in effect until you terminate it.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most of our stockholders hold their shares as beneficial owners through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with our transfer agent, Computershare Shareowner Services, you are considered, with respect to those shares, the stockholder of record, and we sent the Notice directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to FactSet or to vote at the Meeting. If you requested to receive printed proxy materials, we have enclosed or sent a proxy card for you to use. You may also vote on the Internet or by telephone.

Beneficial Owner

If your shares are held in an account at a brokerage firm, bank, broker-dealer, trust, or other similar organization, like the vast majority of our stockholders, you are considered the beneficial owner of shares held in street name, and the Notice was forwarded to you by that organization. As the beneficial owner, you have the right to direct your broker, bank, trustee, or nominee how to vote your shares, and you are also invited to attend the Meeting. Shares for which you are the beneficial owner may be voted electronically during the Meeting.

2022 Proxy Statement 7

PROXY STATEMENT SUMMARY

This summary does not contain all information stockholders should consider, and we encourage stockholders to read the entire proxy statement carefully.

VOTING MATTERS		Board's Recommendation	For more information
Proposal 1	Elect each of our Board's three nominees for director for a three-year term expiring at the 2025 Annual Meeting of Stockholders	FOR each nominee	Page 31
Proposal 2	Ratify appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2023	FOR the proposal	Page 33
Proposal 3	Approve, in an advisory vote, the compensation of our named executive officers as disclosed in this Proxy Statement	FOR the proposal	Page 72
Proposal 4	Approve an amendment to the Certificate of Incorporation to declassify the Board of Directors, including procedures relating to Board composition	FOR the proposal	Page 75
Proposal 5	Approve an amendment to the Certificate of Incorporation to remove certain business combination restrictions	FOR the proposal	Page 77
Proposal 6	Approve an amendment to the Certificate of Incorporation to add a Delaware forum selection provision	FOR the proposal	Page 79
Proposal 7	Approve an amendment to the Certificate of Incorporation to add a federal forum selection provision	FOR the proposal	Page 81
Proposal 8	Approve an amendment to the Certificate of Incorporation to remove a creditor compromise provision	FOR the proposal	Page 82
Proposal 9	Approve an amendment and restatement of the Certificate of Incorporation to clarify, streamline and modernize the Certificate of Incorporation	FOR the proposal	Page 84

Proposal 1 — Election of Directors

The Board of Directors has nominated each of the three individual indicated below to serve a three-year term as a director. All are independent other than Mr. Snow, our Chief Executive Officer ("CEO"). If elected at the Meeting, all nominees are expected to serve until the 2025 Annual Meeting of Stockholders. Below is a summary of our Board of Directors, including the three nominees.

8 2022 Proxy Statement

Name	Position	Independent	Age	Director Since	AC	CTC	NCGC
Robin A. Abrams	Chair	Yes	71	2011		M	M
Siew Kai Choy	Director	Yes	57	2020	M
Malcolm Frank	Director	Yes	56	2016		M	M
James J. McGonigle*	Lead Independent Director	Yes	59	2002			C
Lee Shavel	Director	Yes	55	2020	C
Laurie Siegel	Director	Yes	66	2015		C
F. Philip Snow*	CEO	No	58	2015
Maria Teresa Tejada*	Director	Yes	55	2022	M

AC Audit Committee    CTC Compensation & Talent Committee    NCGC Nominating & Corporate Governance Committee
M Member        C Chair
*Nominated for election at this Meeting

FactSet is committed to responsible and effective corporate governance practices in order to enhance sustainable, long-term stockholder value and to be accountable and responsive to our stakeholders. The following are some highlights of our governance framework and the composition of our Board.

Board Structure and Independence	Stockholder Rights
•Independent Chair separate from CEO •Seven of eight directors independent •Fully independent Audit Committee, Compensation & Talent Committee, and Nominating & Corporate Governance Committee	•Proxy access rights •Stockholder director nominee recommendations •Majority voting for directors (in uncontested elections)

Board Diversity	Other Governance Practices
•Diverse and highly skilled Board that provides a range of viewpoints
•Three of eight directors are women
•Two of eight directors are ethnically diverse
•Three directors have served for less than 5 years, three have served for 5-10 years, two have served for more than 10 years

•Annual Board and Committee performance evaluations
•Anti-hedging and pledging policy
•Policy on public company board service
•Robust Code of Business Conduct and Ethics
•Clawback policy
•Stock ownership requirements for directors and officers

For a detailed discussion of our Board of Directors, our corporate governance practices and our director nominees, please see "Corporate Governance" beginning on page 13 and "Proposal 1: Election of Directors" on page 31.

Proposal 2 — Ratification of Independent Registered Public Accounting Firm

The Audit Committee has appointed Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending August 31, 2023. A resolution is being presented to our stockholders requesting ratification of Ernst & Young LLP's appointment. See "Proposal 2: Ratification of Independent Registered Public Accounting Firm" beginning on page 33.

Proposal 3 — Advisory Resolution on Executive Compensation

We are submitting an advisory resolution to approve the compensation of our Named Executive Officers ("NEOs").

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We design our compensation programs to maintain a performance and achievement-oriented environment. Our executive compensation program is overseen by our Compensation and Talent Committee to encourage decisions and behaviors that align with the long-term interests of our stockholders. The Compensation and Talent Committee has designed the executive compensation policies for our NEOs to meet the following goals and principles:
•Ensure executive compensation is aligned with our corporate strategies and business objectives.
•Balance an executive officer’s compensation between short-term and long-term performance objectives that enhance stockholder value by linking rewards to measurable corporate and individual performance.
•Maintain executive compensation at levels commensurate with relative contributions of other members of senior management.
•Reflect qualitative factors beyond the quantitative financial guidelines as key considerations in the determination of individual executive compensation payments.
•Attract and retain talented personnel by considering compensation offered for similar positions by other companies in the technology and financial information industries.

Our fiscal 2022 results and NEO compensation decisions continue to illustrate the application of our pay-for-performance philosophy, with NEO pay being driven by another year of solid financial performance, as well as continued positive developments in other significant areas of our operation. For a detailed discussion of our compensation practices, see "Compensation Discussion & Analysis" beginning on page 35, "Executive Compensation" beginning on page 62, and "Proposal 3: Advisory Vote on Executive Compensation" beginning on page 72.

Certificate of Incorporation and Bylaws

FactSet is committed to strong governance practices. As part of our regular review and consideration of our corporate governance practices, and taking into account conversations with our stakeholders, the Board has determined that it is advisable and in the best interests of FactSet and our stockholders to amend and restate our current certificate of incorporation (the "Certificate of Incorporation") and our current bylaws (the "Bylaws") to revise, modernize and update such documents through the following proposals (collectively, the "Charter Proposals"):

•Proposal 4: To approve an amendment to the Certificate of Incorporation to declassify the Board of Directors, including procedures relating to Board composition;
•Proposal 5: To approve an amendment to the Certificate of Incorporation to remove certain business combination restrictions;
•Proposal 6: To approve an amendment to the Certificate of Incorporation to add a Delaware forum selection provision;
•Proposal 7: To approve an amendment to the Certificate of Incorporation to add a federal forum selection provision;
•Proposal 8: To approve an amendment to the Certificate of Incorporation to remove a creditor compromise provision; and
•Proposal 9: To approve amendment and restatement of the Certificate of Incorporation to clarify, streamline and modernize the Certificate of Incorporation.

The Board has also approved amendments to the Bylaws which would give the Company's stockholders, holding in the aggregate at least 50% of the outstanding voting stock of the Company, the ability to call a special meeting of stockholders under certain circumstances. Currently, the Company's stockholders do not have the ability to call a special meeting of stockholders. We believe the ability of stockholders to call a special meeting would enhance our stockholders' rights and that a 50% ownership threshold will help ensure that special meetings are reserved for those extraordinary matters on which immediate action is deemed necessary by an appropriately sized group of the our stockholders.

For a detailed discussion of the Charter Proposals and the Bylaws, see "Certificate of Incorporation and Bylaws" beginning on page 73.

10 2022 Proxy Statement

Proposal 4 — Approval of Amendment to the Certificate of Incorporation to Declassify the Board of Directors, Including Procedures Relating to Board Composition

We are seeking stockholder approval of an amendment to the Certificate of Incorporation that would phase out the classification of the Board and provide for the annual election of all directors. This amendment also would revise related provisions of the Certificate of Incorporation to permit stockholders to remove directors with or without cause, to move the procedures concerning size of the Board to the Certificate of Incorporation from the Bylaws, and to remove supermajority voting requirements applicable to amendment of these provisions.

If this Proposal 4 is approved, the phase-in of declassification of the Board would begin at our 2023 Annual Meeting of Stockholders, with annual election of all directors beginning at our 2025 Annual Meeting of Stockholders. For a detailed discussion of the proposed amendment, see "Proposal 4: Approval of Amendment to the Certificate of Incorporation to Declassify the Board of Directors, Including Procedures Relating to Board Composition" beginning on page 75.

Proposal 5 — Approval of Amendment to the Certificate of Incorporation to Remove Certain Business Combination Restrictions

We are seeking stockholder approval of an amendment to the Certificate of Incorporation to remove certain business combination restrictions on transactions with interested stockholders currently contained in the Certificate of Incorporation. We are already subject to the business combination restrictions of Section 203 of the Delaware General Corporation Law, which also addresses transactions with interested stockholders. We believe that Section 203 sufficiently protects the Company and its stockholders against the concerns that the existing business combination restrictions sought to address, making the existing restrictions set out in the Certificate of Incorporation no longer necessary. Proposal 5 would also remove supermajority voting requirements applicable to amendment of this provision. For a detailed discussion of the proposed amendment, see "Proposal 5: Approval of Amendment to the Certificate of Incorporation to Remove Certain Business Combination Restrictions" beginning on page 77.

Proposal 6 — Approval of Amendment to the Certificate of Incorporation to Add a Delaware Forum Selection Provision

We are seeking stockholder approval of an amendment to the Certificate of Incorporation to add a Delaware forum selection provision. The proposed amendment would provide that, unless the Company consents to an alternative forum, the sole and exclusive forum for certain legal actions involving the Company will be the Delaware Court of Chancery. We believe that this provision would promote efficiencies in the Company's management of litigation involving matters governed by Delaware corporate law. For a detailed discussion of the proposed amendment, see "Proposal 6: Approval of Amendment to the Certificate of Incorporation to Add a Delaware Forum Selection Provision" beginning on page 79.

Proposal 7 — Approval of Amendment to the Certificate of Incorporation to Add a Federal Forum Selection Provision

We are seeking stockholder approval of an amendment to the Certificate of Incorporation to add a federal forum selection provision. This provision would provide that, unless the Company consents to an alternative forum, the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended (the "Securities Act"). This provision is intended to promote efficiencies in the Company's management of Securities Act litigation. For a detailed discussion of the proposed amendment, see "Proposal 7: Approval of Amendment to the Certificate of Incorporation to Add a Federal Forum Selection Provision" beginning on page 81.

Proposal 8 — Approval of Amendment to the Certificate of Incorporation to Remove a Creditor Compromise Provision

We are seeking stockholder approval of an amendment to the Certificate of Incorporation to remove a creditor compromise provision. The provision generally provides that in certain circumstances, and if approved by a court of competent jurisdiction, a majority of the creditors or stockholders of the Company may agree to a reorganization of the Company and have such agreement be binding on all creditors and stockholders of the Company. If approved, Proposal 8 would remove this provision, which would result in the Company instead relying on federal bankruptcy law, as is standard for most companies. For a detailed discussion of

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the proposed amendment, see "Proposal 8: Approval of Amendment to the Certificate of Incorporation to Remove a Creditor Compromise Provision" beginning on page 82.

Proposal 9 — Approval of Amendment and Restatement of Certificate of Incorporation to Clarify, Streamline and Modernize the Certificate of Incorporation

We are seeking stockholder approval of amendment and restatement of the Certificate of Incorporation to integrate any and all amendments approved at this Meeting and all prior amendments into a single document, and to make various miscellaneous changes to clarify, streamline and modernize the Certificate of Incorporation. The changes described in this Proposal 9 are intended to make the Certificate of Incorporation easier to read and understand and align it more closely with relevant Delaware law. For a detailed discussion of the proposed amendment, see "Proposal 9: Approval of Amendment and Restatement of the Certificate of Incorporation to Clarify, Streamline and Modernize the Certificate of Incorporation" beginning on page 84.

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CORPORATE GOVERNANCE

Board Qualifications and Diversity

We seek directors with diverse and solid experience in areas relevant to our business who are committed to a culture of open and inclusive communication on the Board and with management. Our directors must demonstrate strength of character, independent thought, sound judgment, integrity, professionalism, leadership, meaningful accomplishments, and business knowledge. Our directors must be committed to representing the long-term interests of FactSet’s stockholders and other stakeholders. Directors must demonstrate the ability to provide practical insights, be willing to dedicate sufficient time and energy to effectively carry out their duties (particularly considering the number of boards on which they may serve) and understand and accept the fiduciary responsibilities required of Board members. We believe that each member of the Board, including each nominee for the Board, possesses the key attributes we look for in a director, including strong and effective decision making, communication and leadership skills.

Our average Board tenure has decreased since 2020 as we have added three new independent directors to the Board over that time while four longer tenured directors departed the Board.

We seek to maintain a balance of perspectives, qualifications, qualities and skills on the Board, including consideration of factors such as, among other items, specific business and financial expertise desired on the Board, experience as a director of a public company, geography, age, gender, race, national origin and other diversity and inclusion factors. We believe that the Board members continuing after the Meeting, as a whole, possess the right diversity of background, experiences, qualifications and skills to oversee and address the key issues facing FactSet.

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AS OF OCTOBER 29, 2021				AS OF OCTOBER 21, 2022			
TOTAL NUMBER OF DIRECTORS	9				8			
	Male	Female	Non-Binary	Did Not Disclose	Male	Female	Non-Binary	Did Not Disclose
PART 1: GENDER IDENTITY								
Directors	5	3	--	1	5	3	--	--
PART 2: DEMOGRAPHIC BACKGROUND								
African American or Black	--				--			
Alaskan Native or Native American	--				--			
Asian	1				1			
Hispanic or Latinx	--				1*			
Native Hawaiian or Pacific Islander	--				--			
White	7				7*			
Did Not Disclose Demographic Background	1				--			

*One director identified as both White and Hispanic or Latinx.

Board Leadership Structure

FactSet's Corporate Governance Guidelines require the separation of the roles of the Chair and the CEO. The Board feels that this structure is in the best interest of our stockholders, as it permits our CEO to focus on the management of our day-to-day operations, while the Chair can focus on developing agendas that ensure that the Board’s time and attention are focused on the most critical matters. The Board believes this leadership structure strikes an effective balance between management and independent director participation in the Board process and provides independent leadership of the Board that assists in the Board's oversight responsibilities and increases CEO accountability.

F. Philip Snow assumed the role of CEO on July 1, 2015, having been an employee of FactSet since 1996. The Board believes Mr. Snow’s leadership acumen combines a deep knowledge of our clients, a commitment to our employees and a vision for our continued growth.

Robin A. Abrams, one of our independent directors, has served as our Board Chair since June 23, 2020. Ms. Abrams responsibilities as Board Chair include, among other things:

•Calling and presiding over all meetings of the Board and executive sessions of our independent directors.
•Discussing and establishing with the CEO the agenda for Board meetings and information to be provided to the Board.
•Reviewing the quality, quantity and timeliness of the flow of information from management to the Board so that the Board can operate effectively and responsibly perform its duties.
•Serving as a liaison between the Board and management, including holding regular update sessions with the CEO.
•Presiding over meetings of our stockholders.
•Being a point of contact for communications with our stockholders and other external stakeholders.
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The Board Chair also performs such other duties as the Board may from time to time delegate to the Chair to assist the Board in the fulfillment of its responsibilities.

FactSet's Corporate Governance Guidelines allow the Board the option to designate an independent Board member to serve as Lead Independent Director, although there is no requirement that this position be filled at all times. James J. McGonigle, Chair of our Nominating and Corporate Governance Committee, has served as our Lead Independent Director since September 2005.

The Nominating and Corporate Governance Committee periodically reviews the Board's leadership structure and, when appropriate, recommends changes to the Board's leadership structure, taking into consideration the needs of the Board and FactSet at such time. In September 2020, the Board revised our Corporate Governance Guidelines to require the separation of the Chair and CEO roles, where previously the Board had the option to combine or separate such roles.

Director Independence

Each of the directors other than Mr. Snow is independent, and the Board believes that the independent directors provide effective oversight of management.
The Board appointed Ms. Abrams, an independent director, as Chair on June 23, 2020. Mr. McGonigle, an independent director, has served as the Company’s Lead Independent Director since September 2005.
Our Corporate Governance Guidelines require the separation of the Chair and CEO roles and allow the Board the option to designate an independent Board member to serve as the Lead Independent Director, although there is no requirement that this position be filled at all times.
As Lead Independent Director, Mr. McGonigle’s responsibilities include:

•Holding regular update sessions with the Chair and other Board members, as appropriate.
•Advising the Chair as to the quality, quantity and timeliness of the flow of information from management that is necessary for the independent directors to effectively and responsibly perform their duties.
•Leading the annual Board evaluation process, in close consultation with the Chair and other directors, as appropriate.
•If the Chair is unavailable to do so, coordinating and moderating executive sessions of the Board’s independent directors and performing such other functions as may be necessary.
•Performing such other duties as the Board may from time to time delegate to the Lead Independent Director to assist the Board in the fulfillment of its responsibilities.

The independent directors, who constitute seven of the eight current Board members, must be a majority of the directors of the Company. The independent directors meet at least four times annually, after the end of each scheduled quarterly meeting of the Board. On October 20, 2022, the Board reviewed the independence of our directors under the applicable standards of the NYSE and the NASDAQ Stock Market (“NASDAQ”). The Board determined that each director, other than Mr. Snow, qualifies as “independent” in accordance with those published listing requirements.

Declassification of the Board of Directors

Currently, our By-laws provide that FactSet’s directors are divided into three classes, with the directors in each class serving three-year terms and the term of one class expiring at each annual meeting. As part of our regular review and consideration of our corporate governance practices, and taking into account conversations with our stockholders, the Board has determined that it is in the best interests of FactSet and our stockholders to present a proposal to our stockholders to declassify the Board. See Proposal 4: Approval of Amendment to the FactSet Certificate of Incorporation to Declassify the Board of Directors, Including Procedures Relating to Board Composition, beginning on page 75.

2022 Proxy Statement 15

Business Experience and Qualifications of Board Members
The following discussion presents information about the persons who comprise FactSet’s Board of Directors, including the three nominees for election.

Robin A. Abrams

Committees:	Chair of the Board of Directors Compensation and Talent Committee (Member) Nominating and Corporate Governance Committee (Member)
Term:	Current term expires in concurrence with the Annual Meeting of Stockholders in 2023
Director Since:	2011
Ms. Abrams, age 71, is a financial consultant who currently serves as a member of the Board of Directors of: HCL Technologies Ltd., a global offshore IT and software development company, and Lattice Semiconductor Corporation, a global leader in smart connectivity solutions. In addition, Ms. Abrams served on the board of trustees for the Anita Borg Institute for Women and Technology through 2018. From August 2006 to January 2007, Ms. Abrams served as Interim CEO of ZILOG, Inc., a provider of integrated microcontroller products, where she also served as a director from 2004 to 2010. From July 2004 to July 2006, she served as CEO of Firefly Communications, Inc., a company with a range of mobile products that address the youth market. She received her B.A. in political science and history and her J.D. from the University of Nebraska.

Ms. Abrams brings a wealth of experience at technology companies, which FactSet seeks to leverage to enhance its own development processes. She has seen how several highly successful technology companies stay ahead of their competition through properly planning their product development strategies. Her previous experiences as an executive officer at several technology companies makes Ms. Abrams an important resource for the Board as it assesses financial and strategic decisions.

Siew Kai Choy

Committees:	Audit Committee (Member)
Term:	Current term expires in concurrence with the Annual Meeting of Stockholders in 2024
Director Since:	2020
Mr. Choy, age 57, has over 30 years of experience in the investment management industry, retiring from Singapore’s sovereign wealth fund, GIC Private Limited, after 20 years of service. He was a Managing Director of GIC and held key leadership positions in the Equities investment department, Risk & Performance Management, enterprise Data & Analytics, Governance and GIC Innovation Labs. He was also a member of the Corporate Management Committee and Group Risk Committee. From 2015, he led the establishment of an Enterprise Data and Analytics capability in GIC, with responsibility for building corporate wide capabilities for investment AI/Data Science, Enterprise Data Governance and Data Architecture, as well as Business Requirements Analysis, Data Management and Operations functions related to solutioning systems and processes supporting investment decision-making by GIC investment groups (across Equities, Fixed Income, Treasury/FX, Private Equities, Real Estate, Private Debt, Infrastructure and Total Portfolio). In his earlier career, Mr. Choy had the start-up experience of building from scratch all functions of a boutique fund management company and leading change initiatives in one of the largest South East Asian banks. He is an independent investor and/or advisor to listed and private companies across Banking, Fintech, Regtech and DeepTech located in Singapore, the United States, the United Kingdom and Europe. Mr. Choy recently served as a Distinguished Careers Institute Fellow at Stanford University. Mr. Choy holds a BSc in Computer Science and Management Science (joint honours) and has attended The Wharton School’s Advanced Management Program for Senior Executives.
Mr. Choy brings to the Board the perspective of a large institutional investor, along with an in-depth understanding of the client experience from his time with GIC. He also provides the Board with deep familiarity with the global finance industry, understanding of the evolution of our products, and insights into the Asia Pacific region.
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Malcolm Frank

Committees:	Compensation and Talent Committee (Member) Nominating and Corporate Governance Committee (Member)
Term:	Current term expires in concurrence with the Annual Meeting of Stockholders in 2023
Director Since:	2016
Mr. Frank, age 56, is currently Chief Executive Officer of TalentGenius. Previously he was the President of Cognizant Digital Business and Technology ("Cognizant") until September 2021. In this role, Mr. Frank oversaw Cognizant's broad digital services portfolio. This portfolio included Digital Strategy, Artificial Intelligence & Analytics, Interactive, Digital Engineering, and loT. Prior to this role, Mr. Frank was Executive Vice President, Chief Strategy Officer and Chief Marketing Officer at Cognizant. Prior to joining Cognizant in 2005, he was co-founder, President and CEO of CXO systems, an independent software vendor.
Mr. Frank has co-authored two best-selling books, "What to Do When Machines Do Everything" (2017) and "Code Halos" (2014), both of which received multiple international book awards. Mr. Frank has also authored numerous white papers focusing on the Future of Work and created the term "SMAC Stack." Mr. Frank has presented at various conclaves, including the World Economic Forum and the South by Southwest Conference and Festivals. Mr. Frank is frequently quoted, is the subject of a Harvard Business School case study, and was named "one of the most influential people in finance" by Risk Management Magazine. Mr. Frank also serves on the Board of Directors of Fingerpaint Marketing. Mr. Frank holds a Bachelor's degree in Economics from Yale University.
Mr. Frank brings to the Board his expertise in marketing and strategy, as well as his many years of experience in the areas of technical professional services and software as a service ("SaaS").

James J. McGonigle

Committees:	Nominating and Corporate Governance Committee (Chair)
Term:	Nominated for a three year term, which would expire in concurrence with the Annual Meeting of Stockholders in 2025
Director Since:	2002
Mr. McGonigle, age 59, currently serves as an Entrepreneur Advisor at Summit Partners and Equality Asset Management, and as an angel investor and advisor to a variety of small companies in the business services and software industries. He has been a member of FactSet’s Board of Directors since 2002, and has served as the Lead Independent Director since 2005 and as the Chair of the Nominating and Governance Committee since 2004. Mr. McGonigle is the former Chairman and CEO of The Corporate Executive Board Company (“CEB”). During his tenure at CEB he held a variety of positions including: special advisor to the Board of Directors from July 2007 until April 2009; Director and Chairman of the Board from July 2005 until July 2007; CEO from July 1998 until July 2005; and General Manager from October 1997 until July 1998. From 1995 until October 1997, Mr. McGonigle was the General Manager of the corporate division of The Advisory Board Company. Mr. McGonigle spent his early career as a consultant at McKinsey and Co. He also created and taught an M.B.A. course in management consulting at Georgetown University’s McDonough School of Business in Washington D.C. and at Escuela Superior de Administración y Dirección de Empresas (ESADE) in Barcelona Spain. He received a B.A. from the Woodrow Wilson School at Princeton University in 1985 and a J.D. from Harvard Law School in 1990.

Mr. McGonigle brings to the Board leadership experience, including service as the CEO of a public company for over seven years. This role required industry knowledge combined with operational and management expertise. In addition, Mr. McGonigle brings to the Board market and corporate governance insights from his experience as an outside public company board member.

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Lee Shavel

Committees:	Audit Committee (Chair)
Term:	Current term expires in concurrence with the Annual Meeting of Stockholders in 2024
Director Since:	2020
Mr. Shavel, age 55, is Chief Executive Officer of Verisk Analytics, Inc., a global data analytics company. Mr. Shavel has been at Verisk since 2017, first serving as Chief Financial Officer, then serving as CFO and group president of the company's energy and financial services groups. As CFO, he was responsible for financial and strategy functions, including accounting, treasury, financial planning and analysis, investor relations, M&A, strategic sourcing and procurement, real estate, and corporate tax. In addition, as Group President, he has operating responsibility for Verisk's Energy & Specialized Markets and Financial Services businesses. Before joining Verisk, Mr. Shavel served as Executive Vice President and Chief Financial Officer of Nasdaq, Inc., from 2011 to 2016. Before that, he served as Managing Director and Americas Head of Financial Institutions Investment Banking and in other capacities at Bank of America Merrill Lynch from 1993 to 2011. From 2016 to 2019, he served as a Board Director and Chairman of the Audit Committee of Investment Technology Group, Inc. Mr. Shavel graduated with honors from the University of Pennsylvania, with a B.A. in English and a B.S. in Economics from the Wharton School.
Mr. Shavel brings the perspective of a chief executive officer, chief financial officer and business leader to the Board, including extensive familiarity with the functioning of a public company audit committee. Mr. Shavel serves as a Financial Expert on the Audit Committee. He also contributes his knowledge and experience of the financial information services industry.

Laurie Siegel

Committees:	Compensation and Talent Committee (Chair)
Term:	Current term expires in concurrence with the Annual Meeting of Stockholders in 2023
Director Since:	2015

Ms. Siegel, age 66, is the President of LAS Advisory Services, with a background in business and human resources leadership. She currently serves as a member of the Board of Directors of Lumen Technologies, a global enterprise technology platform. She retired in September 2012 from Tyco International Ltd., a diversified manufacturing and service company, where she had served as Senior Vice President of Human Resources and Internal Communications since 2003. From 1994 to 2002, she held various positions with Honeywell International Inc., including Vice President of Human Resources – Specialty Materials. Ms. Siegel currently serves as an advisor to the G100 Network and chairs the G100 Talent Consortium. Ms. Siegel received an M.B.A. and a M.A. degree in City and Regional Planning, both from Harvard University. She completed her B.A. at the University of Michigan.

Ms. Siegel’s key qualifications, experiences and skills include executive experience with multi-national companies, as well as human resources and executive compensation expertise. She serves as the Chair of the HR and Compensation Committee at Lumen and as a member of the Nominating/Corporate Governance Committee of the Lumen Board. Ms. Siegel brings to FactSet’s Board substantial experience as a human resources executive with large global enterprises as well as substantial public company board experience.

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F. Philip Snow

Committees:	Chief Executive Officer
Term:	Nominated for a three year term, which would expire in concurrence with the Annual Meeting of Stockholders in 2025
Director Since:	2015
Mr. Snow, age 58, was named CEO of FactSet on July 1, 2015, having served as President since July 1, 2014. Mr. Snow joined FactSet in 1996 as a Consultant before moving to the Asia Pacific region to hold positions in the Tokyo and Sydney offices. Following his move back to the U.S. in 2000, Mr. Snow held various sales leadership roles prior to assuming the role of Senior Vice President, Director of U.S. Investment Management Sales in 2013. Mr. Snow received a B.A. in Chemistry from the University of California at Berkeley and a Master of International Management from the Thunderbird School of Global Management. He has earned the right to use the Chartered Financial Analyst designation.

The Board benefits from Mr. Snow’s many years with FactSet and his unique expertise gained by rising through the Sales organization from Consultant to Head of Americas Sales. He has also served in multiple geographic regions including Australia, Tokyo, and San Francisco before coming to the East Coast as President and then CEO. His tenure at FactSet has contributed to his strategic vision, leadership and operational expertise, and his deep knowledge of the financial information services industry.

Maria Teresa Tejada

Committees:	Audit Committee (Member)
Term:	Nominated for a three year term, which would expire in concurrence with the Annual Meeting of Stockholders in 2025
Director Since:	2022
Ms. Tejada, age 55, is an expert partner at Bain & Co., Inc. in the global financial services practice, advising clients on corporate strategy, risk management, and governance topics. Before joining Bain & Co., Inc., Ms. Tejada was the chief strategic enterprise risk officer at Wells Fargo & Company and deputy chief risk officer and chief credit officer at KeyCorp. She spent 16 years at Goldman Sachs, between New York and London, in emerging markets fixed income and Latin America investment banking, ultimately serving as managing director of credit risk management & advisory for Europe, the Middle East, and Africa. Early in her career, Ms. Tejada also held bank regulatory roles at the Federal Reserve Bank of New York.

Ms. Tejada has been a Director of Pacific Mutual Holding Company since August 2021 and serves on both the Audit and the Investment and Finance Committees. She has also been a Board Trustee of the Cleveland Museum of Natural History since 2014 and an Honorary Director since January 2020, including serving as Vice-Chair, Nominating & Governance Co-Chair, and Board Chair Succession Task Force Member. In addition to her leadership roles, Ms. Tejada has been actively engaged in people development as well as diversity and inclusion initiatives across numerous organizations.

Ms. Tejada's extensive financial industry experience, focus on risk management and strategy, and commitment to ESG, are a valuable contribution to the Board and the Audit Committee.

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Legal Proceedings

Over the past ten years, no director or nominee has been involved in:
•Legal proceedings, such as SEC securities fraud enforcement actions;
•Judicial or administrative proceedings resulting from involvement in mail or wire fraud or fraud in connection with any business activity;
•Judicial or administrative proceedings based on violations of federal or state securities, commodities, banking or insurance laws and regulations, or any settlement to such actions; or
•Disciplinary sanctions or orders imposed by a stock, commodities, or exchange or other self-regulatory organization.

Board Responsibilities

The Board has adopted Corporate Governance Guidelines which help govern the Company. Pursuant to the guidelines, the Board is mandated to act in the long-term interests of FactSet and the Board's mission is to provide guidance in order to promote our success and enhance FactSet's ultimate value, with each director serving as a sounding board for management in matters where that director's experience or expertise is pertinent. In assessing management's methods of optimizing stockholder value, the Board must also take into consideration other interested stakeholders, including employees, clients and vendors. Directors should have a full understanding of our business and the issues relevant to it, and on a regular basis should access our services and review new product developments. Directors are encouraged to attend continuing director education programs.

Directors owe a duty of care to FactSet and must act on an informed basis, in good faith and in the honest belief that the action they take is in the best interests of FactSet. Directors are expected to attend all Board meetings and participate actively, offering their candid views and their well-informed, deliberate judgment. Directors should inform themselves using all material information reasonably available to them prior to making a business decision. Whenever a director is unable to attend a meeting, the director should contact the Board Chair, applicable committee Chair or Secretary promptly after the meeting to become informed on the subjects discussed, views expressed and actions taken, if any. Directors are expected to be prepared to discuss matters listed on the agenda for each meeting, should review materials sent in advance of such meetings and, when appropriate, ask questions of management. We do not have a policy with regard to directors’ attendance at our annual stockholder meetings, but we do expect each director to attend all Board meetings. Two directors (Mr. Snow, our CEO, and Ms. Abrams, our Board Chair) attended our 2021 Annual Meeting of Stockholders.

Each director is expected to give freely and generously of the director’s time in providing the best guidance to FactSet. A director who is a member of senior management of another public company may not sit on a total of more than three public company boards. All other directors may not serve on more than four boards of public companies without the prior written approval of the Board. Each independent director is expected to participate in committees suited to the director’s skills and for the best interest of FactSet. Directors are also expected to make themselves available for non-regularly scheduled meetings as well as consultation with management on an as-needed basis.

You can access our Corporate Governance Guidelines, along with each of our Board Committee charters, at the Corporate Governance page of our Investor Relations website at https://investor.factset.com or request a free copy by contacting Investor Relations at FactSet Research Systems Inc., 45 Glover Avenue, Norwalk, CT 06850.

Board Oversight of Risk

FactSet’s Board has the ultimate responsibility for overseeing our risk management governance, with a focus on the Company’s most material risks. Our Board oversees and monitors our risk management processes and evaluates whether management has reasonable controls in place to address material risks. Our management has day-to-day responsibility for identifying the various risks facing FactSet, formulating risk management policies and procedures, and managing our risk exposures. Our Board recognizes the importance of effective risk oversight in running a successful business and in fulfilling its fiduciary responsibilities to our stockholders. Our Board is responsible for assuring that an appropriate culture of risk management exists within FactSet and for setting the right “tone at the top.”

20 2022 Proxy Statement

Our Board, together with its committees, continues to engage with our management team in monitoring such items as cyber-security, data and information protection, the ongoing impact of the COVID-19 pandemic, the Russian invasion of Ukraine, and other geopolitical events and factors that may pose significant risks to our business, our employees, our clients and our other stakeholders.

Board Meetings

Our Board is currently comprised of eight members, seven of whom are independent directors. Our Board has the following three standing committees: (1) an Audit Committee, (2) a Compensation and Talent Committee, and (3) a Nominating and Corporate Governance Committee. Each of the committees operates under a written charter adopted by the Board. All of the committee charters are available on the Corporate Governance page of our Investor Relations website at https://investor.factset.com. The Board delegates various responsibilities and authority to the different Board committees. Committees regularly report on their activities and actions to the full Board. The Board met twelve times during fiscal 2022, four of which were regularly scheduled quarterly meetings. No director attended fewer than 75% of the Board and committee meetings in the aggregate during fiscal 2022.

2022 Proxy Statement 21

Board Committees

The following table identifies the Board committee members as of October 31, 2022:

Committee Name
Independent Directors	Audit	Compensation and Talent	Nominating and Corporate Governance

Robin A. Abrams(1)		Member	Member
Siew Kai Choy	Member
Malcolm Frank		Member	Member
James J. McGonigle(2)			Chair
Lee Shavel(3)	Chair
Laurie Siegel		Chair
Maria Teresa Tejada	Member
(1) Independent Board Chair
(2) Lead Independent Director
(3) Financial Expert

Audit Committee

The Audit Committee assists the Board in fulfilling its oversight review of our internal and external financial reporting processes. Its primary responsibilities include: meeting with financial management and the independent auditors to review our system of internal controls; assessing the quality of our accounting principles and financial reporting; reviewing the external audit process as conducted by our independent auditors; reviewing the financial information provided to our stockholders and other external parties; and preparing the report of the Audit Committee included in the Proxy Statement on a yearly basis. The Board has determined that Mr. Shavel qualifies as an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Board has also determined that each member of the Audit Committee is independent under the listing standards of the NYSE and NASDAQ and has sufficient knowledge in reading and understanding the Company’s financial statements to serve on the Audit Committee. The Audit Committee is also responsible for oversight of our enterprise risk management and specifically considers risks and controls relating to, among other things, data and cybersecurity and our financial statements and financial reporting processes. The Audit Committee met five times during fiscal 2022.

Under the Audit and Non-Audit Service Pre-Approval Policy adopted by the Audit Committee, all audit and non-audit services to be performed for us by the independent registered public accounting firm require pre-approval by the Audit Committee. In some cases, pre-approval relates to audit or non-audit services that fall within certain established parameters, and in other cases a particular defined task or scope of work may be pre-approved subject to a specific budget. Pre-approvals may be granted by either the full Audit Committee or the Chair of the Audit Committee. The Audit Committee may not delegate pre-approval authority to management.

Compensation and Talent Committee

The primary responsibility of the Compensation and Talent Committee is to review matters related to talent and compensation for FactSet generally, including assisting in all matters relating to recruiting, hiring, retaining and compensating our directors, officers and employees. The Compensation and Talent Committee defines and approves an overall compensation philosophy and strategy for FactSet and its executive officers and employees and periodically reviews how our compensation programs implement this compensation philosophy and affect our employees.
22 2022 Proxy Statement

The Compensation and Talent Committee assists the Board in developing and evaluating potential candidates for executive positions with FactSet, including the CEO position, and oversees the development of executive succession plans. The Compensation and Talent Committee regularly reviews FactSet's human capital management, cultural environment, and diversity, equity and inclusion practices.

The Compensation and Talent Committee reviews and approves the compensation policies for our CEO, named executive officers ("NEOs") and other direct reports to the CEO, oversees administration of our equity-based compensation policies, approve grants of equity-based awards to our officers and employees under our equity plans (individually and in the aggregate), and reviews annual performance goals for our principal executive officers in conjunction with assessing the quality of the performance of those executive officers.

The Compensation and Talent Committee met six times during fiscal 2022. During fiscal 2022, the Compensation and Talent Committee retained Farient Advisors, LLC ("Farient") for compensation consulting services, which included executive compensation and governance plan design. Farient did not provide services with respect to the individual compensation amounts to be paid to individual executives. FactSet paid $115,000 to Farient for services provided to the Compensation and Talent Committee during fiscal 2022.

Compensation Committee Interlocks and Insider Participation

No person who served as a member of the Compensation and Talent Committee during the last fiscal year is a former or current officer or employee of FactSet or any of its subsidiaries. No executive officer of FactSet served or serves on the compensation committee or board of any company that employed or employs any member of the FactSet Compensation and Talent Committee or Board. Accordingly, there are no relationships required to be disclosed under this caption under the rules of the SEC.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee reviews the qualifications of candidates for nomination as directors and makes recommendations to the Board regarding prospective nominees to the Board. The Nominating and Corporate Governance Committee also develops and recommends to the Board for its approval an annual evaluation process of the effectiveness of the Board and its committees and oversees the annual evaluations.

The Nominating and Corporate Governance Committee oversees the Board's efforts to maintain high standards of corporate governance, issues recommendations to the Board regarding corporate governance issues, and oversees risks related to our governance structure. It also oversees our position on corporate social responsibility and public issues of significance that affect our key stakeholders, including reviewing the impact of our business operations, procedures and processes on our employees, stockholders, citizens and communities. The Nominating and Corporate Governance Committee also assists in succession planning and recruitment for our senior management, including the CEO.

The members of the Nominating and Corporate Governance Committee are independent under the listing standards of the NYSE and NASDAQ. The Nominating and Corporate Governance Committee met two times during fiscal 2022.

Corporate Sustainability

Diversity, Equity and Inclusion Efforts
As part of FactSet’s core values, we are committed to advancing Diversity, Equity, and Inclusion ("DE&I") at every level. To this end, we have developed a global DE&I strategy that provides the framework for our three impact areas: Workforce, Marketplace, and Society. We are proud of the positive progress we have made in each of these areas as we continue to deepen our DE&I commitment around the world.
DE&I at FactSet has been prioritized and elevated through our DE&I Council, which we refreshed in 2022. The Council is chaired by our CEO, Phil Snow, and consists of 13 senior leaders who are empowered to drive our DE&I progress and create strategic

2022 Proxy Statement 23

accountability for DE&I results. We have evolved our DE&I Council governance to accelerate decision-making, reflect our organizational structure, and meet our current needs.
For additional information on our DE&I efforts, see Item 1. Business, Human Capital Management in our 2022 Annual Report.
Global DE&I Strategy - Our 3 Impact Areas
Global DE&I Strategy - Our 12 Levers

COVID-19 Response and Employee Safety

In response to the ongoing COVID-19 pandemic, our highest priority and primary concern has always been, and remains, the health and safety of our employees, our families and our communities. At the outset of the pandemic, we required the vast majority of our employees at our offices across the globe (including our corporate headquarters) to work remotely and implemented global travel restrictions for our employees. Since that time, we have re-opened our offices with a focus on safety, while acting consistently with applicable local regulations. Our offices did not re-open until local authorities permitted us to do so and our own criteria and conditions to ensure employee health and safety were satisfied. Based on the success in working in a remote environment during the COVID-19 pandemic, we have implemented a new work standard under which employees in many of our locations, where permitted by local laws and regulations, and where the role permits, have the opportunity to choose between different work arrangements. These include working either in the office, in a hybrid arrangement where an employee can split time between working from the office and working from a pre-approved remote location, or in a fully remote arrangement where an employee can work entirely from a pre-approved remote location. For additional information on our work arrangements, see Item 1. Business, Human Capital Management in our 2022 Annual Report.
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Environment and Sustainability

FactSet is committed to sustainable growth, and in the past fiscal year we have enhanced our environmental strategy and successfully completed a number of key milestones. We are a proud signatory of the UN Global Compact and the internationally recognized Principles for Responsible Investment, demonstrating our commitment to providing, developing and promoting services that support our clients' implementation of these principles, as well as making those principles part of our strategy, culture, and day-to-day operations. As more organizations commit to investing responsibly, FactSet is uniquely positioned to empower investors to make informed decisions that drive sustainable growth.

While FactSet operates in a low-carbon industry, as a global business with a presence in more than 20 countries across six continents, we recognize that we have a responsibility to manage our environmental impact and be transparent about our practices. During fiscal 2022, we published our third-party-validated Scope 1 and Scope 2 green house gas emissions for fiscal 2021 and provided disclosures on our carbon footprint to CDP. We also committed to setting a near-term emission reduction target in line with the Science Based Targets Initiative (SBTi) and announced a goal of achieving net zero emissions by 2040. Our third-party-validated Scope 1 and Scope 2 green house gas emissions for fiscal 2019, 2020, and 2021 can be found on the Corporate Responsibility page of our website at https://www.factset.com/company/corporate-responsibility. We are dedicated to working towards disclosing additional environmental performance measures in the future and to further enhancing our sustainability practices.

You can view our most recent Sustainability Report at: https://issuu.com/factset/docs/factset_sustainability_report_2021?fr=sNTJIYjQ1ODkwNTA

Employee Engagement

We conduct an annual, anonymous and confidential global employee engagement survey administered by a third-party to capture our employees’ constructive feedback on a broad range of topics. In our fiscal 2022 employee engagement survey, we achieved an 89% response rate, indicating that we heard from the vast majority of our employees across the globe. We received more than 8,700 comments in response to the survey. Our highest scores were in the areas of fair treatment, authenticity, and inclusion, indicating that employees feel they are treated fairly, are comfortable being their authentic selves at work, and believe that diverse perspectives are valued at FactSet. Our scores increased from the previous year's survey in the areas of authenticity, work-life balance, and employees feeling satisfied with the recognition they receive for their work. For additional information on our employee engagement, see Item 1. Business, Human Capital Management in our 2022 Annual Report.
Corporate Responsibility
We continue to invest in the communities where we operate through our Corporate Responsibility program, uniting around our four Pillars of Service: Inspire tomorrow's engineers, Educate to elevate, Alleviate food insecurity, and Protect our environment.

INSPIRE TOMORROW'S ENGINEERS

Developing future technology leaders by helping young people grow their engineering skills and find pathways into the tech industry.

EDUCATE TO ELEVATE

Preparing young people for future success with the skills, competencies, and connections to transition into quality work, education, and training.

ALLEVIATE FOOD INSECURITY

Ensuring young people have access to safe, nutritious food to boost educational attainment and encourage long-term achievement.

PROTECT OUR ENVIRONMENT

Preserving community green spaces in the places where we work and supporting research that empowers environmental conservation.

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During fiscal 2022, we delivered 284 volunteer events globally in 21 countries and 56 FactSet locations, with FactSet volunteers contributing over 17,000 hours of service. We have global campaigns with our strategic nonprofit partners including Hunger Awareness, Pledge for the Planet, and Relay for Good, as well as local work in every country where we have offices. In fiscal 2022:
•We helped over 35,000 children and young people build skills for future careers through tutoring, mentoring, and training initiatives.

•Through employee engagement and financial support, we planted more than 22,000 trees and provided more than two million meals to people in need.

•We established the FactSet Charitable Foundation to facilitate our corporate responsibility goals.

Additional Corporate Governance Information

We are committed to maintaining the highest standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving our stockholders well and maintaining integrity in the marketplace.

Code of Business Conduct

We have adopted a Code of Business Conduct and Ethics (the “Ethics Code”) that applies to all of our employees, including our principal executive officer, principal financial officer, principal accounting officer, and all other officers, as well as our directors. A copy of the Ethics Code is available on our website at https://investor.factset.com on the Corporate Governance page of our Investor Relations website. You may also request a copy of the Ethics Code by writing to Investor Relations, FactSet Research Systems Inc., at 45 Glover Avenue, Norwalk, CT 06850. Any amendment to the Ethics Code (other than technical, administrative or non-substantive amendments) and any waiver of a provision of the Ethics Code that applies to a member of our Board or one of our executive officers will be promptly disclosed on the Corporate Governance page of our Investor Relations website at https://investor.factset.com.

Contacting the Board

Stockholders and other interested parties may contact the Board, the Chair, the Lead Independent Director, or the non-management directors as a group by sending their correspondence to the Board of Directors (or other appropriate group), c/o Corporate Secretary, FactSet Research Systems Inc., at 45 Glover Avenue, Norwalk, CT 06850 or through the email address Board@factset.com. The Corporate Secretary will review all communications and forward them to the Chair. The Corporate Secretary may, however, filter out communications that do not relate to the Company’s business activities, operations or its public disclosures, but will maintain a record of these communications and make them available to the Chair (solicitations will not be recorded or forwarded). Any communications received by the Chair regarding concerns relating to accounting, internal accounting controls or auditing matters will be immediately brought to the attention of the Audit Committee and will be handled in accordance with the procedures established by the Audit Committee to address these matters.

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Director Compensation Program

The general policy of the Board is that compensation for directors should be a mix of cash and equity-based compensation. We do not pay management directors for Board service in addition to their regular employee compensation. The Compensation and Talent Committee, which consists solely of independent directors, has the primary responsibility for reviewing and considering any revisions to director compensation. The Board reviews the committee’s recommendations and determines the amount of director compensation. Each director is provided access to the FactSet service, at no charge, which allows them to utilize our suite of products.

During fiscal 2022, non-employee director compensation consisted of:

•For the period September 1, 2021 through December 31, 2021:

•An annual retainer of $35,000. Each director may choose to receive the retainer as a quarterly cash payment or receive the equivalent value in non-qualified stock options; and
•An equity grant of non-qualified stock options having an intended grant date fair value of $75,000.

For the period January 1, 2022 through August 31, 2022:

•An annual retainer of $60,000. Each director may choose to receive the retainer as a quarterly cash payment or receive the equivalent value in an equity grant consisting 50% of non-qualified stock options and 50% of restricted stock units;
•An equity grant of non-qualified stock options having an intended grant date fair value of $75,000; and
•An equity grant of restricted stock units having an intended grant date fair value of $75,000.
•Equity grants for non-employee directors are made on January 15 (or the first business day thereafter) of each year. Stock options granted to non-employee directors vest fully on the third anniversary of the grant date and have a seven-year term. Restricted stock units granted to non-employee directors vest fully on the first anniversary of the grant date.
•Any director appointed during a fiscal year is entitled to receive:
◦Pro rata cash payments of the annual retainer during the year the director begins service; and
◦A pro rata equity grant for the appropriate portion of the first year of service on January 15 (or the first business day thereafter) of the year following the start of service, in addition to the standard annual grant for the year following the start of service.

The FactSet Research Systems Inc. Non-Employee Directors’ Stock Option and Award Plan, as Amended and Restated (the “Director Plan”) provides for the grant of share-based awards, including stock options and restricted stock units, to non-employee directors of FactSet. Under the Director Plan, the Compensation and Talent Committee may award an annual equity grant to each non-employee director on or around January 15th of each year. The number of option shares or restricted stock units to be granted in order to deliver the intended value will be determined on the grant date.

The Compensation and Talent Committee recommended and the Board approved an annual equity grant of 688 non-qualified stock options and 177 restricted stock units to each of the eight non-employee directors serving on the Board on January 15, 2022. Additionally, each non-employee director serving on the Board on January 15, 2022 was given an award of $60,000 with the election to receive the retainer as a quarterly cash payment or receive the equivalent value in a mix of non-qualified stock options and restricted stock units. For fiscal 2022, directors Abrams, Choy and Siegel opted for the equity grant consisting of 275 non-qualified stock options and 71 restricted stock units.

The exercise price for the non-qualified stock options granted under the retainer and annual grant was $428.71 per share, being equal to the closing price of FactSet common stock on January 15, 2022. The grant date fair value for all non-qualified stock options was $109.11 and the grant date value for all restricted stock units was $425.29. The non-qualified stock options granted to

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directors vest 100% on the third anniversary of the date of grant and expire seven years from the date of grant while the restricted stock units granted to directors vest 100% on the first anniversary of the date of grant.

On September 22, 2020, the Board adopted stock ownership guidelines that require each of our non-employee directors to own FactSet stock having a value of at least $400,000. See "Compensation Discussion and Analysis — Stock Ownership and Holding Guidelines."

We pay or reimburse our directors for travel, lodging and related expenses incurred in connection with attending Board, committee and stockholder meetings and other Company business related events. From time to time, we may reimburse a director’s expenses for participation in third party-supplied continuing education related to the director’s Board or committee service. There was no reimbursement for educational participation made to the directors during fiscal 2022.

Director Compensation Table

The following table provides information as to compensation for services of the non-employee directors during fiscal 2022.

Name	Fees Earned or Paid in Cash(3)	Stock Awards(4)	Option Awards(5)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
Robin A. Abrams	$—	$105,472	$105,073	$—	$—	$—	$210,545
Siew Kai Choy	$—	$105,472	$105,073	$—	$—	$—	$210,545
Malcolm Frank	$40,000	$75,276	$75,068	$—	$—	$—	$190,344
Sheila B. Jordan(1)	$40,000	$75,276	$75,068	$—	$—	$—	$190,344
James J. McGonigle	$51,667	$75,276	$75,068	$—	$—	$—	$202,011
Lee Shavel	$40,000	$75,276	$75,068	$—	$—	$—	$190,344
Laurie Siegel	$—	$105,472	$105,073	$—	$—	$—	$210,545
Maria Teresa Tejada(2)	$26,667	$—	$—	$—	$—	$—	$26,667
Joseph R. Zimmel(1)	$40,000	$75,276	$75,068	$—	$—	$—	$190,344

1.Directors Jordan and Zimmel resigned from the Board effective upon the conclusion of our fiscal year on August 31, 2022.
2.Director Tejada joined the Board on March 22, 2022.
3.The cash fees earned by directors Frank, Jordan, Shavel and Zimmel during fiscal 2022 represent the pro rata portion of their $60,000 annual retainer for the period of January 1, 2022 through August 31, 2022, as they chose to receive the retainer for their service during 2022 in cash. The cash fee earned by director McGonigle during fiscal 2022 represents the pro rata portion of his $60,000 annual retainer for the period of January 1, 2022 through August 31, 2022 and the pro rata portion of his $30,000 annual retainer for the period of September 1, 2021 through December 31, 2021, as he chose to receive his retainers for service during 2022 and 2021 in cash. The cash fee earned by director Tejada during fiscal 2022 represents the pro rata portion of her $60,000 annual retainer for the period of March 22, 2022 through August 31, 2022.
4.The amounts in the Stock Awards column represent the aggregate grant date fair values, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Share-Based Payment, (“ASC Topic 718”), of restricted stock unit ("RSU") awards issued during fiscal 2022 pursuant to the Director Plan. For information on the valuation assumptions with respect to RSU grants, refer to the notes to the consolidated financial statements contained in our Annual Report on Form 10-K. On January 15, 2022, we granted 177 RSUs to each of the non-employee directors representing a grant-date fair value of $75,276. Additionally, directors Abrams, Choy and Siegel elected to receive their retainer for service during 2022 in a combination of RSUs and non-qualified stock options, which resulted in a grant of an additional 71 RSUs. The grant date fair value for all RSUs was $425.29. At August 31, 2022, our non-employee directors had the
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following outstanding RSU awards, all of which were not fully vested: Robin A. Abrams, 248 RSUs; Siew Kai Choy, 248 RSUs; Malcolm Frank, 177 RSUs; Sheila B. Jordan, 0 RSUs; James J. McGonigle, 177 RSUs; Lee Shavel, 177 RSUs; Laurie Siegel, 248 RSUs; Maria Teresa Tejada, 0 RSUs; and Joseph R. Zimmel, 0 RSUs.
5.The amounts in the Option Awards column represent the aggregate grant date fair values, computed in accordance with ASC Topic 718, of stock option awards issued during fiscal 2022 pursuant to the Director Plan. For information on the valuation assumptions with respect to stock option grants, refer to the notes to the consolidated financial statements contained in our Annual Report on Form 10-K. On January 15, 2022, we granted 688 stock options to each of the non-employee directors representing a grant-date fair value of $75,068. Additionally, directors Abrams, Choy and Siegel elected to receive their retainer for service during 2022 in a combination of RSUs and non-qualified stock options, which resulted in a grant of an additional 275 non-qualified stock options. The exercise price for the non-qualified stock options for both the retainer and annual grant was $428.71 per share, being equal to the closing price of our common stock on January 15, 2022. The grant date fair value for all non-qualified stock options was $109.11. At August 31, 2022, our non-employee directors had the following outstanding stock option awards, some of which were not fully vested: Robin A. Abrams, 16,356 options; Siew Kai Choy, 3,219 options; Malcolm Frank, 10,658 options; Sheila B. Jordan, 2,010 options; James J. McGonigle, 9,023 options; Lee Shavel, 2,944 options; Laurie Siegel, 9,725 options; Maria Teresa Tejada, 0 options; and Joseph R. Zimmel, 2,010 options.

Director Nominations

The Nominating and Corporate Governance Committee is responsible for recommending the nomination of directors and making recommendations to the Board regarding prospective nominees. The Committee identifies qualified candidates to become Board members consistent with criteria approved by the Board and our Director Nominee Selection Policy. The Committee considers the factors that it seeks in Board members such as capability, availability to serve, business and professional experience, talents, perspectives, conflicts of interest, and other relevant factors. The Committee seeks individuals as nominees with the highest personal and professional integrity, who have demonstrated strong ability and judgment and who shall be effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of our stakeholders. The Committee aims to actively identify and recruit diverse candidates, including considering factors such as race, gender, age and national origin.

The description of each nominee set forth in the “Business Experience and Qualification of Board Members” section includes the primary individual experience, qualifications, attributes and skills of each of our directors that led to the conclusion that each director should serve as a member of the Board at this time. Nominees for the Board should be committed to enhancing long-term stockholder value, must possess a high level of personal and professional ethics, and must demonstrate strength of character, independent thought, sound judgment, integrity, professionalism, leadership, meaningful accomplishments and business knowledge. The Board encourages selection of directors who will help us fulfill our responsibility to our stockholders and contribute to our overall corporate goals.

The Nominating and Corporate Governance Committee accepts candidates for nomination recommended by stockholders in written communications to our Secretary in accordance with its policy and evaluates them in the same manner and under the same criteria as candidates and nominees identified via other sources. The Committee will consider director candidates for nomination recommended by stockholders in written communications to our Secretary prior to August 1 for the ensuing election. Any such communication must follow the guidelines set forth in our Director Nominee Selection Policy, a copy of which may be found on our Investor Relations website at https://investor.factset.com.

The Nominating and Corporate Governance Committee will select nominees for directors pursuant to the following process:

•Identification of the qualifications and skills sought in director candidates in the context of the size of the Board relative to target, current composition and needs of the Board, and the strengths, weaknesses and gaps identified by the committee in its evaluation of the effectiveness of the Board.
•Identification of director candidates based upon suggestions from current directors and senior management, recommendations by stockholders and, if so desired, referrals from a director search firm or equivalent service retained by FactSet.
•Review of each candidate’s qualifications to determine which candidates best meet the Board’s required and desired criteria.
•Interviews of an interested candidate by the Committee Chair, at least one other committee member, the CEO and appropriate members of senior management.

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•Report to the Board by the committee on the selection process.
•Recommendation by the committee of a nominee to the Board.
•Satisfactory completion of a background check on the nominee.
•Formal nomination by the Board for inclusion of the candidate in the slate of directors for the annual meeting of stockholders or appointment by the Board to fill a vacancy between stockholder meetings.

A stockholder who wishes to recommend to the Nominating and Corporate Governance Committee a candidate for nomination to the Board must communicate with our Secretary at our corporate headquarters address at 45 Glover Avenue, Norwalk, CT 06850 and provide in a timely manner: (i) the candidate’s full name, address, email and phone number; (ii) a statement by the candidate that the candidate wishes to be nominated and is willing and able to serve as a director; (iii) a statement of the good faith belief by the proposing stockholder that the candidate meets our criteria, and (iv) such other written documentation as the Committee may reasonably request to permit a determination by the Board as to whether such candidate meets the required and desired director selection criteria set forth in our By-laws, Corporate Governance Guidelines and Director Nominee Selection Policy. Additionally, the Board may require that any such candidate proposed by a stockholder submit to a standard background check.

Proxy Access

Alternatively, a stockholder, or a group of up to 20 stockholders, who own 3% or more of the Company’s voting stock continuously for at least three years, may nominate and include in the Company’s proxy materials nominees for election as directors of FactSet. Such stockholder or group of stockholders may nominate up to the greater of two nominees or 20% of the Board, provided that the stockholder or group of stockholders and the nominee(s) satisfy the requirements specified in the proxy access provision of our By-laws, which was adopted on September 27, 2021.

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Proposal 1: Election of Directors

Stockholders will elect three directors at the Meeting. If elected, the directors will hold office for a term not exceeding three years or until a successor is elected and qualified. Your proxy will be voted in favor of those persons to serve as directors, unless you indicate to the contrary on the proxy.

Management expects that the nominees will be available for election. However, if a nominee is not a candidate when the election occurs, your proxy will be voted to elect another nominee to be designated by the Nominating and Corporate Governance Committee of the Board to fill any vacancy. Business experience and qualifications on these nominees and the other members of the Board is presented in this Proxy Statement under the caption “Business Experience and Qualifications of Board Members.”

Vote Required: The three nominees for election as directors of the Company who receive a majority number of “FOR” votes cast at the meeting (either at the virtual Meeting or by proxy) will be elected as directors.

     FactSet’s Board recommends that:
•James J. McGonigle, F. Philip Snow and Maria Teresa Tejada each be elected to serve a three-year term expiring in concurrence with the Annual Meeting of Stockholders for 2025.

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AUDIT COMMITTEE REPORT

The Board has charged the Audit Committee with a number of responsibilities, including review of the adequacy of our financial reporting, accounting systems and controls. The Board has reviewed independence for audit committee members as defined by both the NYSE and NASDAQ and has determined that each member of the Audit Committee met each listing’s standard. The Audit Committee has a direct line of communication with FactSet’s independent registered public accounting firm.
The responsibilities of the Audit Committee are set forth in its charter, which is available on our website at
https://investor.factset.com.
In fulfilling its responsibility, the Audit Committee discusses with the Company’s independent registered public accounting firm the overall scope and specific plans for their audit. The Audit Committee has reviewed and discussed with our management and Ernst & Young LLP the audited consolidated financial statements contained in our Fiscal 2022 Annual Report on Form 10-K. The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees. Such review included discussions concerning the quality of accounting principles as applied and significant judgments affecting our consolidated financial statements. Lastly, the Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP concerning such auditors’ independence from FactSet and has discussed with Ernst & Young LLP its independence, as required by the Public Company Accounting Oversight Board.
In reliance on the reviews and discussions conducted with management and the independent public auditors, the Audit Committee has recommended to the Board and the Board has approved the inclusion of the audited consolidated financial statements for the fiscal year ended August 31, 2022 in our Fiscal 2022 Annual Report on Form 10-K for filing with the SEC.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Lee Shavel, Chair
Siew Kai Choy
Maria Teresa Tejada

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Proposal 2: Ratification of Independent Registered Public Accounting Firm

Beginning with the audit of FactSet’s 2014 fiscal year, Ernst & Young LLP has served as our independent registered public accounting firm. Their initial appointment was ratified by stockholders at our 2013 Annual Meeting. The Audit Committee has again appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending August 31, 2023, and the Board has recommended ratification of that appointment to the stockholders of the Company. A representative from Ernst & Young LLP will attend the Meeting to respond to appropriate questions and make a statement should they desire to do so.

Independent Registered Public Accounting Firm’s Fees and Services

The following table shows the total fees billed or accrued for professional services provided to us by Ernst & Young LLP for the fiscal years ended August 31, 2022 and 2021.

	Fiscal 2022	Fiscal 2021
Audit fees(1)	$2,322,700	$1,406,600
Audit-related fees(2)	747,000	0
Tax fees(3)	15,000	40,000
All other fees(4)	3,600	3,600
Total	$3,088,300	$1,450,200
(1)Represents fees for professional services rendered for the integrated audit of our annual consolidated financial statements and of our internal control over financial reporting, for review of the interim consolidated financial statements included in quarterly reports on Form 10-Q, for services that are normally provided in connection with statutory and regulatory filings or engagements, and services in connection with our offering of debt securities during fiscal 2022 and our related SEC filings.
(2)Represents fees for due diligence and related services provided in connection with our acquisitions during fiscal 2022, including our acquisition of CUSIP Global Services, and other assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”
(3)Tax fees were for services related to tax consulting services.
(4)All other fees represent fees for professional services other than the services reported above, including permissible consulting services and subscriptions to accounting research software.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to report periodically to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. During fiscal 2022 and 2021, all of the services provided by Ernst & Young LLP were pre-approved by the Audit Committee in accordance with this policy.

The Audit Committee has determined that the provision of non-audit services by Ernst & Young LLP during fiscal 2022 and 2021, respectively, was compatible with maintaining the independence of the firm.

Audit Partner and Audit Firm Rotation

The Audit Committee’s policy is that the audit engagement partner should rotate off the Company’s account no less frequently than every five years. With respect to audit firm rotation, the Audit Committee believes that it is inappropriate to establish a fixed limit on the tenure of the independent auditor. Continuity and the resulting in-depth knowledge of the Company strengthen the audit. Moreover, the mandatory partner rotation policy expressed above, the normal turnover of audit personnel, the Audit Committee’s policy regarding the hiring of auditor personnel, and the Audit Committee’s practices restricting non-audit engagements of the independent auditor, all mitigate against any loss of objectivity that theoretically could arise from a long-term relationship. As a

2022 Proxy Statement 33

result of the partner rotation policy, a new Ernst & Young LLP partner rotated onto our account for our 2019 fiscal year, replacing a lead engagement partner that served our account for the prior five fiscal years. As provided in the Audit Committee’s charter, the Audit Committee regularly evaluates its independent registered public accounting firm. The Audit Committee will periodically consider alternatives to ensure that the Audit Committee and our stockholders are receiving the best audit services available.

Auditor Independence

As noted in the Audit Committee charter and in the Audit Committee Report, Ernst & Young LLP, the independent auditor, reports directly to the Audit Committee and the Audit Committee is charged with evaluating the independent auditor's independence.

FactSet’s Board recommends that you vote to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2023.

34 2022 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) section describes the general objectives, principles and philosophy of our executive compensation program, focused primarily on the compensation during fiscal 2022 of our Named Executive Officers (“NEOs”) who are listed as follows:

F. Philip Snow:	Chief Executive Officer
Linda Huber:(1)	Executive Vice President, Chief Financial Officer
Helen L. Shan:(2)	Executive Vice President, Chief Revenue Officer
Goran Skoko:	Executive Vice President, Managing Director EMEA and Asia Pacific, Head of Research & Advisory Solutions
Robert J. Robie	Executive Vice President, Head of Analytics & Trading Solutions
1.    Ms. Huber joined FactSet as Executive Vice President, Chief Financial Officer during fiscal 2022 on October 4, 2021.
2.    Ms. Shan also served as Chief Financial Officer of FactSet during fiscal 2022 from September 1, 2021 through October 4, 2021.

Executive Summary

Our fiscal 2022 results and NEO compensation decisions continue to illustrate the application of our pay-for-performance philosophy, with NEO pay being driven by another year of solid financial performance, as well as continued positive developments in other significant areas of our operation.

Our Business and Strategic Overview

FactSet is a global financial data and analytics company with an open and flexible digital platform that drives the investment community to see more, think bigger, and do its best work. Our strategy is to build the leading open content and analytics platform to deliver a differentiated advantage for our clients’ success.

For over 40 years, the FactSet platform has delivered expansive data, sophisticated analytics, and flexible technology used by global financial professionals to power their critical investment workflows. As of August 31, 2022, we had more than 7,500 clients comprised of approximately 180,000 investment professionals, including asset managers, bankers, wealth managers, asset owners, channel partners, hedge funds, corporate users, private equity and venture capital professionals. Our on- and off-platform solutions span the investment lifecycle to include investment research, portfolio construction and analysis, trade execution, performance measurement, risk management and reporting. Our revenues are primarily derived from subscriptions and purchases of our multi-asset class data and solutions powered by our connected content. Our products and services include workstations, portfolio analytics and enterprise solutions.

As the needs of our clients evolve, they seek personalized and connected data, tools for multi-asset class investing, and reduced costs. Clients are also seeking cloud-based solutions, open and flexible systems, and increased efficiencies to support their digital transformations.

Our strategy centers on relentless focus on our clients and their FactSet experience. We aim to be a trusted partner and service provider, offering personalized digital products powered by cognitive computing to research ideas and uncover relevant insights. Additionally, we continually evaluate business opportunities such as partnerships and acquisitions to increase our capabilities and competitive differentiation.

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Performance Highlights for Fiscal 2022

In fiscal 2022, FactSet continued the solid execution which has resulted in consistent growth and returns for our stockholders. Among the many FactSet accomplishments in fiscal 2022 compared to fiscal 2021:

▪GAAP revenues increased 15.9% to $1.84 billion, up 9.8%1 organically, marking our 42nd consecutive year of increase.
▪Annual Subscription Value ("ASV") plus Professional Services was $2.002 billion at August 31, 2022, compared with $1.688 billion at August 31, 2021, an increase of 18.6%. Organic ASV plus Professional Services was $1.837 billion at August 31, 2022, up 9.3% from the prior year.
▪GAAP operating margin was 25.8%, down 400 bps year over year, and adjusted operating margin was 33.9%, up 140 bps over the prior year.
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▪GAAP diluted earnings per share ("EPS") decreased 1.1% to $10.25. Adjusted diluted EPS increased 19.9%1 to $13.431. This marks the 26th consecutive year that we have increased our adjusted diluted EPS.
▪Net cash provided by operating activities totaled $538.3 million. Free cash flow decreased 1.4%1 to $487.1 million1.
▪Client count increased by 16.8% or 1,085 during the year to 7,538 as of August 31, 2022.
▪User count grew by 11.8% or 19,050 from the prior year to 179,982 at August 31, 2022.
▪Annual ASV retention was greater than 95%. When expressed as a percentage of clients, annual retention improved to 92% year-over-year.
1.Organic revenue, Adjusted diluted EPS and Free cash flow are non-GAAP financial measures. For a reconciliation to the most directly corresponding GAAP figures, refer to "Results of Operations, Non-GAAP Financial Measures" in Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations in our fiscal 2022 Annual Report on Form 10-K.
▪In May 2022, we increased our quarterly dividend by $0.07 or 8.5% per share to $0.89, marking the 23rd consecutive year we increased our dividends, highlighting our continued commitment to returning value to stockholders.
▪We returned $144.6 million to stockholders in the form of share repurchases and dividends during the 2022 fiscal year, representing a return of 25% as a percentage of free cash flow and proceeds from employee stock plans.
▪Since 2018, we have repurchased almost 4.0 million shares for approximately $1.01 billion under our share repurchase program and paid approximately $543 million in dividends, for an approximate total return of $1.55 billion to our stockholders. This return represents a five year average cash return of 60.7% as a percentage of free cash flow and proceeds from employee stock plans.

2022 Proxy Statement 37

▪FactSet had the distinction of being added to the S&P 500 Index on December 20, 2021.
▪We completed the acquisition of Cobalt Software, Inc. ("Cobalt") in October 2021 and CUSIP Global Services ("CGS") in March 2022.
▪In connection with the acquisition of CGS, we issued our inaugural investment grade senior notes consisting of $500 million principal amount of 2.90% senior notes due 2027 and $500 million principal amount of 3.45% senior notes due 2032. In addition, we entered into a new credit agreement providing for term and revolving credit facilities, and repaid $250 million of the principal amount of the term loan.
▪We continued to make significant developments in our sustainability efforts, including announcing our commitment to set a near-term, company-wide emission reduction target in line with the Science Based Targets Initiative (SBTi) and, independent of committing to set a SBTi validated near-term target, announcing our goal of achieving net zero emissions by 2040. See "Corporate Governance - Corporate Sustainability" above.
▪We incorporated the FactSet Charitable Foundation as a nonprofit corporation in November 2021 to facilitate our corporate social responsibility goals.
▪We launched new data and technology solutions, including improved multi asset class products and capabilities, strategic partnerships to complement our portfolio lifecycle strategy, expansion of Deep Sector data, and integration on Amazon Web Services (AWS) Data Exchange.
▪We announced a multi-year agreement with CID, the artificial intelligence (AI) software innovator, to expand its AI capabilities and provide financial industry professionals with actionable insights to improve operational efficiency and build high-quality investment solutions.
▪We announced that we launched FactSet for CRM on Salesforce AppExchange, empowering clients to enhance pipeline visibility by enabling users to monitor news, company events, and other market intelligence notifications on current and potential clients. In addition to the FactSet for CRM managed application, we can deliver data directly into clients’ instances of Salesforce via data feeds and APIs.
▪We have been selected as the primary market data and technology provider for the Raymond James U.S. Private Client Group.
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▪We announced that Rockefeller Capital Management is utilizing our advisor workstations across the enterprise to drive advisor productivity and support the firm’s recruitment efforts.
▪We garnered multiple awards during our fiscal 2022 year, with honors spanning multiple workflows, including research, risk, performance, trading, and wealth management. FactSet was recognized by over thirty industry awards and rankings reports, including winning four categories in WatersTechnology’s 2022 Inside Market Data & Inside Reference Data awards, Snowflake Marketplace Partner of the Year, and Waters Rankings 2022 Best Data Analytic Provider. We're honored to be recognized by so many prestigious organizers and media outlets across our breadth of workflow solutions and data types and thank our clients for their support and all of our FactSet employees who work to develop, innovate and support our data and workflow solutions that address the ever-evolving needs of our clients.

ASV plus Professional Services Growth is one of the primary metrics we use to measure our performance, and it is a key measure used in our annual incentive plan. We believe that this measurement is useful as an indication of our future growth and sustainable performance. As illustrated in the graph below, our Organic ASV plus Professional Services has grown 30% since 2018 and has been strongly correlated with stock price growth.

Compensation Philosophy

Pillars of our Compensation Philosophy

Our compensation philosophy and principles have remained steadfast over time, but we continue to evolve our compensation programs to meet these needs in a competitive rapidly changing global environment. We have two key pillars to our compensation philosophy:

Our executive compensation is structured to encourage management decisions and behaviors that align with the long-term interests of our stockholders.
To achieve our strategic goals, we design our compensation program to attract, motivate and retain talented employees who can successfully execute our strategy.

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Our Compensation Principles

At the heart of our compensation program are six principles that govern the design of our compensation program. The Compensation and Talent Committee works to embed these principles across the various elements of our executive compensation.

     The overall employee value proposition transcends compensation, to include our work environment, professional development, employee well-being, a high-performance culture, and challenging work opportunities.

     We pay for performance as measured by our collective operating performance as a company and individual performance toward executing our strategy, accelerating growth, and contributing to company-wide results.

     Performance is evaluated, not only on what goals are achieved over the short and long term, but also on how they are achieved, specifically to maintain the strong culture and the collaborative mindset that continues to be critical to our success.

We believe in paying not only for our operating results but also for progress in building our foundation in ways that position FactSet for future growth.
We believe our compensation program promotes a long-term ownership mindset and attracts, motivates and retains our talent who drive stockholder value over time.
     We establish total compensation packages for different roles that balance external market pay competitiveness with an internal framework considering the contribution within our organization. Compensation includes cash elements which are targeted to be in line with the market and equity opportunities that can be worth substantially more as we grow and achieve targets in line with our strategic plans.

Role of the Compensation and Talent Committee

The Compensation and Talent Committee of the Board oversees our executive compensation program, including the evaluation and approval of the compensation plans, policies and programs offered to our CEO, NEOs and the CEO’s other direct reports. The Committee also focuses on helping the company recruit and retain the talent needed to continue to drive FactSet's growth, including overseeing our DE&I initiatives, hybrid workplace development and other key human capital matters. The Compensation and Talent Committee operates under a written charter adopted by the Board, and is comprised entirely of independent, non-employee directors.

Stockholder Engagement and Say on Pay

Management and the Board make themselves available to investors to have a continuing dialogue and to receive any feedback our stockholders may have to better understand their opinions regarding our governance and compensation plans. Our Board is focused on increasing outreach to our investors during the 2023 fiscal year to gather more direct feedback on governance and compensation matters.

Historically, we have received extremely high approval percentages for our executive compensation programs. At our 2021 Annual Meeting, 95.2% of the votes were cast “FOR” approval of our executive compensation program. This continues the trend of high rates of stockholder support for our executive compensation programs, which has seen approval levels in excess of 95% at all of our Annual Meetings since 2014. We believe the results of these votes affirm the support of our stockholders for our executive compensation programs. Despite these high scores, we believe that we can continue to enhance our compensation programs to establish an even more solid tie between pay and performance.
40 2022 Proxy Statement

Compensation Governance Features
We employ several best practice compensation governance policies and practices. Below is a summary of “what we do” and “what we don't do” in terms of compensation governance.

What we do:	What we don't do:
•Pay for performance with focus on long-term value creation	•No employment contracts for NEOs
•Quantitative company performance measures	•No director or officer hedging or pledging of FactSet stock
•Clawback policy that covers both long-term and short-term incentive awards	•No significant perquisites or benefits
•Annual risk assessment of pay programs and structure	•No excise tax gross ups
•Annual say-on-pay vote	•No “evergreen” annual share increase provision in our equity stock plans
•Double-trigger change of control vesting provisions	•No repricing of stock options
•Independent compensation consultant for the Compensation and Talent Committee with only independent directors	•No discount from fair market value permitted in setting the exercise price of stock options
•Robust stock ownership requirements for our directors, NEOs and other members of management	•No pensions or supplemental executive retirement, health or insurance benefits
•Discourage imprudent risk taking	•No dividends paid on performance share units or restricted share units unless they vest
•Executive severance plan covering NEOs and other members of management	•No individual severance or change-in-control agreements with NEOs and other members of management

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Fiscal 2022 Compensation Structure

For fiscal 2022, the Compensation and Talent Committee remained focused on revising our executive compensation structure consistent with our executive compensation philosophy and principles. The Committee continued to implement the compensation plan design themes resulting from a comprehensive executive officer total compensation market review performed in fiscal 2020 by Farient Advisors, LLC ("Farient"), independent compensation consultant to the Compensation and Talent Committee.

That market review included, among other items, an analysis of compensation levels (e.g., competitiveness of base salary, annual incentive, and long-term incentives) and incentive program design (e.g., annual incentive program targets and measures, long-term incentive plan targets, compensation methods, and performance measures). The purpose of the competitive review and discussions were to ensure that our compensation programs:
•are consistent with competitive market practices and compensation levels;
•support our go-forward business strategy; and
•align with our compensation philosophy, principles and pay-for-performance mindset.

Based on this detailed compensation study, we found a significant competitive pay gap, which we began to address in fiscal 2020 and fiscal 2021 and continued to combat when designing our fiscal 2022 compensation program and determining our executive compensation levels for fiscal 2022. We also took into account that the competition for talent is increasing while we need to be equipped to recruit and retain the top talent that will help us accomplish our long-term goals.

Core Elements of Total Direct Compensation

In making compensation decisions, the Compensation and Talent Committee has sought to reinforce the correlation between FactSet’s performance and executive compensation. The Compensation and Talent Committee has designed the executive compensation program to motivate, retain, engage and appropriately reward our executive officers. Individual compensation levels for NEOs are based on FactSet's collective and strategic workflow operating performance and individual performance toward executing FactSet’s strategy, accelerating growth, and contributing to company-wide results. By encouraging NEOs to strive for outstanding individual and team performances, they are expected in turn to drive the positive performance of FactSet as a whole.

The core elements of our NEOs’ compensation package consist of base salary, annual incentive and long-term incentive, which we collectively refer to as "Total Direct Compensation." Incentive awards are composed of a mix of annual incentives in the form of cash and long-term incentive equity grants, which may include stock options, performance share units ("PSUs"), and restricted share units ("RSUs"). Taken together, Total Direct Compensation is tied to performance and closely linked to long-term growth, achievement of financial objectives, and stock price appreciation.

Total Compensation Element	Payment Form	Performance Measure	Strategy & Performance Alignment
Base Salary	Cash	•Intended to be competitive to attract and retain key employees

•Reviewed on an annual basis and is periodically adjusted to be based on individual performance and contributions, market trends, and competitive position

•There is no formula to review base salaries, and no one factor is weighted more heavily than another

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Annual Incentive	Cash
Company Performance (80%)
•For corporate leadership, ASV plus Professional Services Growth and Adjusted Operating Margin on a company-wide level
•For strategic workflow heads, ASV plus Professional Services Growth and Adjusted Operating Margin both on a company-wide level and on a strategic workflow level
•Minimum level of performance required for financial component of annual incentive
Individual Goals (20%)
•Key goals established for each NEO

•Rewards and recognizes annual accomplishment of key financial objectives

•Performance measures aligned with FactSet’s growth, both on a company-wide and strategic workflow basis

•Specified performance achievements required to fund incentive payments. If one or more components of performance does not reach threshold level, some or all of the financial target portion of the annual incentive would not be paid to NEOs unless the Compensation and Talent Committee were to do so in its discretion

•Key individual goals are within the NEO’s area of responsibility and assessed annually

Long-Term Incentives	Stock Options	•Stock price

•Increases alignment with stockholder interests

•Promotes an ownership mindset, as the awards can greatly increase in value as long as there is stock price appreciation

•NEOs only benefit if our stock price appreciates from the date of grant of the award

•Five-year vesting period encourages retention and long-term horizon

Long-Term Incentives	Performance Share Units	Company Performance •Adjusted Cumulative Operating Earnings •Adjusted Cumulative Revenues Stock Price
•Rewards and recognizes accomplishment of key financial objectives over a three-year period corresponding to FactSet's current three-year plan

•Performance measures aligned with FactSet’s growth

•Aligns with stockholder interests as the awards can greatly increase in value when there is stock price appreciation

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Long-Term Incentives	Restricted Share Units	•Stock price

•Increases alignment with stockholder interests

•Promotes an ownership mindset, as the awards can greatly increase in value when there is stock price appreciation

•Three to five year vesting period encourages retention and long-term horizon

Significant Percentage of Executive Pay is at Risk

Since executive compensation is delivered principally in the form of annual and long-term incentive awards, a significant portion of executive pay is at risk and dependent on our future performance. Our stock option awards derive value directly from price appreciation in our common stock and have no value if our common stock price does not appreciate prior to expiration of the stock options. Our PSU awards derive value only when we achieve the specified performance goals required for the PSUs to vest, have no value if we do not achieve the threshold performance targets specified in the PSU grants, and have increased value if our common stock price appreciates and if actual performance exceeds target performance levels. Our RSU awards derive value from the value of our common stock and have increased value if our common stock price appreciates.

The below pay mix charts illustrate how our CEO and our other NEOs have a significant portion of their pay at risk based on performance, including a mix of both short-term and long-term performance related compensation components. The charts represent the proportion of target Total Direct Compensation for our CEO and our other NEOs in fiscal 2022 attributed to base salary, target annual incentive opportunity, and target long-term incentives, including stock options, PSUs and RSUs. The pay mix chart for our other NEOs represents the average target pay mix for the NEOs reported below in our Summary Compensation Table other than our CEO.

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Fiscal 2022 Policies and Practices

Pay is not only based on current operating results, but also rewards progress towards future growth

A substantial portion of NEO compensation is subject to achieving both short-term and long-term performance objectives that enhance stockholder value. FactSet is focused on ASV plus Professional Services Growth and Adjusted Operating Margin for our annual plan metrics. ASV plus Professional Services Growth is reflective of future sustainable performance and is a strong indicator of growth over the long term. Adjusted Operating Margin is reflective of profitable growth on a going forward basis.

Cash incentive compensation rewards annual (short-term) performance, while equity-based compensation promotes an ownership mindset (long-term). The allocation between annual incentive compensation and long-term equity compensation is based primarily on an evaluation of an executive’s overall role and contributions to FactSet, taking into account competitive practices. Equity-based compensation, specifically stock options, PSUs and RSUs, represents a significant portion of total compensation for our NEOs, and for all of these, NEO benefits align with appreciation in our common stock price. The Compensation and Talent Committee has viewed stock options as a method, not only of encouraging the NEOs to drive performance in the long-term, but also of encouraging the retention of executives through the five-year stock option vesting schedule, which is longer than typical market practice.

The interests of NEOs as owners of stock and holders of long-term equity awards have been aligned in the past with those of stockholders due in part to the large share ownership such executives already maintained or have an opportunity to build. Our introduction in fiscal 2021 of stock ownership guidelines that apply to our NEOs and certain other covered executives are intended to further this alignment between our NEOs and our stockholders. During fiscal 2022, we performed our annual compliance calculation under the stock ownership guidelines as of February 1, 2022, and informed our NEOs and other covered executives of the status of their holdings relative to these guidelines at that time. We will continue to do this assessment annually to assist our NEOs and other covered executives in meeting their ownership and holding guidelines. See "Stock Ownership and Holding Guidelines" below.

Total compensation packages for different roles that balance external market pay with an internal framework

Total compensation packages are established by balancing external market pay with an internal framework considering each employee's contribution and a focus on collaboration. The Compensation and Talent Committee determines annual compensation and annual stock-based incentive awards for the NEOs during the same time frame that it approves annual award pools for FactSet as a whole. For NEOs, compensation includes cash elements which are targeted to be relatively in line with the market and equity opportunities that can be worth substantially more as we grow and outperform the competition or internal plans.

Defined qualitative factors beyond the quantitative financial metrics

In addition to the financial metrics in the annual incentive plan, each NEO also has non-financial objectives that are set every year and focus the NEO’s efforts on specific business needs. These objectives may include leadership, talent development, commitment to diversity, equity and inclusion ("DE&I"), sustainability efforts, special assignments, project management, governance objectives, engagement in global offices, exposure to employees, key clients, investors and analysts, and other specific individual performance objectives. The NEO’s achievement of certain goal levels as well as other accomplishments made during the year guide and influence the NEO’s salary, target annual incentive and equity award.

Attract and retain talented personnel

We operate in several highly competitive labor markets and must ensure that our total compensation package compares well with that offered by competitors in those markets. The Compensation and Talent Committee has designed executive compensation bearing in mind the compensation offered by other companies in the technology and financial information industry, to the extent such information is publicly available.

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Decision-Making Process

Role of the Compensation and Talent Committee, Management, and Compensation Consultant

The Compensation and Talent Committee is responsible for reviewing and making decisions about executive policies and plans, including the amount of base salary, annual incentive and long-term incentive awarded to the NEOs, in accordance with FactSet’s established compensation philosophy. In addition, the Compensation and Talent Committee is responsible for administering the compensation plans in accordance with these objectives, strategy, and philosophy. In this process, the Compensation and Talent Committee evaluates information provided by its independent compensation consultant (Farient), our CEO, and other members of FactSet management. The Compensation and Talent Committee evaluates and approves various topics on an annual or as-needed basis, including, but not limited to, compensation levels and mix, compensation plan design, executive performance versus the plan, peer group, succession planning, and risk assessment.

In fiscal 2022, the Compensation and Talent Committee continued to engage Farient as its independent compensation consultant. Farient, our CEO, and other FactSet executives assist the Compensation and Talent Committee from time to time in its evaluation of compensation elements or program design by providing analysis, industry benchmarking information, historical information, year-over-year comparisons and clarifications regarding job duties and performance. Management also prepares reports that include, but are not limited to, topics such as succession planning, plan performance, annual objectives and goals, and other compensation practices. In fiscal 2022, Farient did an analysis of the peer group, compensation levels for the CEO (e.g., competitiveness of base salary, annual incentive, and long-term incentives), as well as incentive program design (e.g., annual incentive program targets and measures, long-term incentive plan targets, compensation methods, and performance measures).

FactSet has not entered into any employment agreements with our CEO or any of our NEOs and, as such, FactSet is not bound by any contractual salary, incentive grants or other compensation requirements for our CEO or any of our NEOs except for the FactSet Research Systems Inc. Executive Severance Plan. See "Executive Severance Plan and Equity Award Agreements" below. Perquisites have historically constituted a very small portion of each NEO’s total compensation, primarily representing the dollar value of matching contributions to the FactSet 401(k) Plan made by FactSet on behalf of each NEO.

Performance Evaluation

The CEO’s performance is reviewed annually by the Compensation and Talent Committee and the full Board and informs all pay decisions. The CEO annually reviews the performance of each executive officer who reports to him, including the NEOs. The Compensation and Talent Committee and CEO identify appropriate performance measures and propose performance objectives that are used in determining annual and long-term awards. More specifically, the Compensation and Talent Committee reviews materials outlining the individual performance of each executive officer reporting to the CEO, including the NEOs, with respect to their goals and objectives for the past year, measured against financial goals for FactSet’s performance as well as quantitative performance in the individual executive’s functional area. Management also provides the Compensation and Talent Committee with materials regarding the overall financial performance of FactSet as well as operational and strategic accomplishments during the fiscal year that are all evaluated to determine the amount of the annual incentive awarded.

Peer Group Review

The Compensation and Talent Committee is provided executive compensation data of similarly situated NEOs at companies determined to be comparable to FactSet by the Compensation and Talent Committee.

For fiscal 2022, the Compensation and Talent Committee utilized a peer group that was selected based on criteria including companies that reflect FactSet’s industry, business focus, size and global presence. The peer screening also incorporated a focus on good corporate governance practices. The peer group utilized by the Compensation and Talent Committee for fiscal 2022 was identical to the peer group used by the Committee for fiscal 2021 except for the removal of two companies (Core Logic, Inc. and RealPage, Inc.) that ceased to be public companies during fiscal 2021.
46 2022 Proxy Statement

Peer Companies:
	Black Knight, Inc.	IHS Markit Ltd. [1]
	CoStar Group, Inc.	Morningstar, Inc.
	Envestnet, Inc.	MSCI, Inc.
	Equifax, Inc.	Splunk Inc.
	Fair Isaac Corporation	TransUnion
	Gartner Inc.	Verisk Analytics, Inc.

1.IHS Markit Ltd. announced in November 2020 that it intended to merge with S&P Global. The transaction closed February 28, 2022, during our fiscal 2022.

The following table indicates the revenue for the last completed fiscal year for FactSet and each of the companies in our peer group, as well as the market capitalization of FactSet and each peer company as of August 31, 2022 (the conclusion of our fiscal 2022 year).

Name*	Most Recent FY Revenue (in $ millions)	Market Cap as of 8/31/2022 (in $ millions)
Equifax Inc.	4,923.90	23,103.04
Gartner, Inc.	4,733.96	22,567.07
Verisk Analytics Inc	2,998.60	29,376.62
TransUnion	2,960.20	14,219.98
Splunk Inc.	2,673.66	14,647.88
MSCI Inc. Class A	2,043.54	36,165.14
CoStar Group, Inc.	1,944.14	27,573.92
FactSet Research Systems Inc.	1,843.89	16,458.10
Morningstar, Inc.	1,763.90	9,685.85
Fair Isaac Corporation	1,316.54	11,348.48
Black Knight, Inc.	1,475.20	10,323.64
Envestnet, Inc.	1,186.52	2,890.66

•IHS Markit Ltd. is not included in this table as it was no longer a public company on August 31, 2022.

The Compensation and Talent Committee continually reviews the total target compensation for our NEOs against that of comparable executives of our peer group companies. When considering peer compensation levels, the Compensation and Talent Committee focuses on Total Direct Compensation comparisons, and continues to emphasize long-term equity. We believe that our pay mix is reflective of our goals of retaining top talent and aligning executives' interests with stockholder returns.

Additionally, the Compensation and Talent Committee utilized a reference peer group for compensation and governance practices for fiscal 2022 that includes companies that meet the peer group criteria but are larger than the peer group revenue range and are therefore not included in compensation level assessments. The reference peer group utilized by the Compensation and Talent Committee for fiscal 2022 was identical to the reference peer group used by the Committee for fiscal 2021. The reference peer group consists of Broadridge Financial Solutions, Fidelity National Information Services, Intercontinental Exchange, Moody's Corporation, Nasdaq, S&P Global, and Thomson Reuters.

Compiled Benchmark Data

Farient and FactSet management prepare benchmarking and competitive data with respect to historical compensation and our defined peer group and surveys of other companies. The Compensation and Talent Committee utilizes this information in

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connection with establishing NEO compensation programs and parameters. In determining fiscal 2022 compensation, the Compensation and Talent Committee was provided executive compensation data of similarly situated NEOs at the companies making up the identified peer group and surveys of other companies with respect to the compensation provided to the NEOs. The materials presented to the Compensation and Talent Committee detailed the compensation by type, including salary, annual incentive and equity awards.

Compensation Approvals

The Compensation and Talent Committee reviews materials detailing the historical salary, annual incentive, total cash, equity awards and total compensation levels of our CEO, the other NEOs and other senior members of management who report directly to the CEO. The conclusions reached and recommendations made are based on performance reviews, including with respect to salary adjustments and annual and long-term incentive awards that are presented to the Compensation and Talent Committee for approval. The Compensation and Talent Committee then makes its determination as to the annual incentive, equity awards, and base salary. Management does not participate in this deliberation and the CEO is not present for discussions regarding his own compensation. During the same time frame, the Compensation and Talent Committee approves the total annual incentive and equity award pools for our operational areas as a whole, so that compensation to the NEOs is made in the larger context of compensation for all FactSet employees.

Elements of Compensation and Fiscal 2022 Performance

Our executive compensation program works to embed the goals and principles explained above across the various elements of compensation. The three major elements of executive officer compensation in fiscal 2022 were:

•Base salary;
•Annual cash incentive awards; and
•Long-term, equity-based incentive awards consisting of:
◦Stock option awards;
◦Performance share unit (PSU) awards; and
◦Restricted share unit (RSU) awards.

Base Salary

Base salaries are intended to be sufficiently competitive to attract and retain key employees. The Compensation and Talent Committee reviews salaries on an annual basis and makes periodic adjustments to base salary based on individual performance and contributions, market trends, competitive position, recommendations of the CEO for his direct reports, and FactSet’s financial situation. The Compensation and Talent Committee does not use a fixed formula to review base salaries. The goal is to ensure that total compensation packages (including base salaries, annual incentives, and long-term incentives of the NEOs) generally remain competitive when compared to peer group companies.

Based on a comprehensive executive officer total compensation market review that indicated that our NEO base salary levels remained below those of our peers and the market for similarly situated executives, and that an increase would allow us the ability to better attract and retain talent, the Compensation and Talent Committee concluded that the base salary structure for our NEOs needed to be increased for fiscal 2022. Our CEO's base salary has continued to be below that of CEOs at our peers and in the market generally, and the Committee approved an increase in his base salary for fiscal 2022 to continue to move him closer to market competitive levels.

The percentage changes in base salary for fiscal 2022 from fiscal 2021 for our NEOs were substantially less than the percentage changes in base salary for our NEOs for fiscal 2021 from fiscal 2020, as efforts in the previous years to bring our NEOs' base salaries closer to the midpoint of the comparable market-competitive range has had the desired effect. As described below under "Annual Incentives," for many of our NEOs, we kept constant or reduced our annual incentive plan target payments as a percentage of base salary to limit the overall increase in Total Direct Compensation of our NEOs.

48 2022 Proxy Statement

Base salaries for fiscal 2022 for our NEOs, and the increase over the comparable base salaries for fiscal 2021, are set out below:

NEO	2021 Base Salary	2022 Base Salary	Percentage Change
F. Philip Snow	$650,000.00	$700,000.00	7.7%
Linda Huber (1)	$—	$550,000.00	—%
Helen L. Shan	$475,000.00	$475,000.00	—%
Goran Skoko	$375,000.00	$400,000.00	6.7%
Robert J. Robie	$375,000.00	$390,000.00	4.0%

1.    Ms. Huber joined FactSet as Executive Vice President, Chief Financial Officer during fiscal 2022 on October 4, 2021.

Annual Incentive

The Compensation and Talent Committee has designed an annual cash incentive program to stimulate and support a high-performance environment by focusing such incentive compensation on the attainment of qualitative and quantitative guidelines and by recognizing superior performance. Each NEO has objectives that are established during the year (or near the date of beginning in the current role) and reviewed with the NEO. Annual company-level and operational-focused performance goals, as appropriate, serve to motivate executives, enhance collaboration and increase stockholder returns by focusing executive performance on those measures identified as being key drivers of our short and long-term business results.

As described above under "Base Salary," we kept constant or increased the base salary levels for our NEOs for fiscal 2022. In connection with this, we kept constant or implemented a reduction to our annual incentive plan payment targets as a percentage of base salary for fiscal 2022 for many of our NEOs to accommodate the fiscal 2022 increases in base salary. This better aligned our pax mix with competitive practices and kept the overall short-term compensation for such NEOs relatively consistent at target levels of fiscal 2022 performance.

Total annual incentive opportunities for fiscal 2022 for our NEOs, and the increase over the comparable total annual incentive opportunities for fiscal 2021, are set out below, both in terms of dollars and as a percentage of base salary:

NEO	2021 Total Annual Incentive Opportunity	2022 Total Annual Incentive Opportunity	Percentage Change in Total Annual Incentive Opportunity	2021 Total Annual Incentive Opportunity as a percentage of 2021 Base Salary	2022 Total Annual Incentive Opportunity as a percentage of 2022 Base Salary	Change in Total Annual Incentive Opportunity as a percentage of Base Salary
F. Philip Snow	$975,000.00	$1,050,000.00	7.7%	150%	150%	—%
Linda Huber (1)	$—	$550,000.00	—%	—%	100%	—%
Helen L. Shan	$450,000.00	$550,000.00	22.2%	95%	116%	22.1%
Goran Skoko	$400,000.00	$400,000.00	—%	107%	100%	(6.5)%
Robert J. Robie	$400,000.00	$390,000.00	(2.5)%	107%	100%	(6.5)%

1.    Ms. Huber joined FactSet as Executive Vice President, Chief Financial Officer during fiscal 2022 on October 4, 2021.

During fiscal 2022, the Compensation and Talent Committee made the following revisions to certain elements of our annual cash incentive program:

•We increased the individual performance component of the annual cash incentive program from 10% to 20% with the purpose of increasing focus on the achievement of individual key goals. For corporate executives, this was accompanied by an decrease in the Company performance component from 90% to 80%. For strategic workflow executives, the Company performance component was decreased from 45% to 30% of the annual cash incentive target and the strategic

2022 Proxy Statement 49

workflow component was increased from 45% to 50% of the target, with the goal of driving increased focus on the performance areas most within the executives' control.
•We continued to revise the payment percentages for performance at threshold (0%) and stretch (200%) levels of performance for all members of our management team, consistent with the approach utilized frequently in the market, to create a broader range of potential payout than in past years. By comparison, the potential payments in the fiscal 2020 annual cash incentive program ranged from 75% at threshold to 125% at stretch and the potential payments in the fiscal 2021 annual cash incentive program ranged from 50% at threshold to 150% at stretch.

With respect to the portion of the annual incentive award that was attributed to company-wide ASV plus Professional Services Growth and Adjusted Operating Margin (80% for corporate management, 30% for strategic workflow management), the fiscal 2022 financial results for those measures were compared against the goals established at the beginning of the year and further adjusted during fiscal 2022 to take into account the Company's acquisitions of Cobalt in October 2021 and CGS in March 2022. The ASV plus Professional Services Growth metrics for fiscal 2022 (threshold, target and stretch) were above those set for our 2021 fiscal year annual incentive plan, reflecting our expectations for improved growth during fiscal 2022.

For fiscal 2022, we once again used ASV plus Professional Services Growth and Adjusted Operating Margin as the company-wide metrics for our annual incentive plan. These metrics maintain a focus on growth, with a balance between responsible growth and maintaining efficiency. ASV at any given point in time represents the forward-looking revenues for the next twelve months from all subscription services currently supplied to clients and includes professional services fees billed in the last twelve months. Professional Services are revenues derived from project-based consulting and implementation. Adjusted Operating Margin is calculated as Adjusted operating income divided by the sum of GAAP revenue plus the Deferred revenue fair value adjustment. Adjusted operating income is calculated by adding GAAP Operating income, Intangible asset amortization, Deferred revenue fair value adjustment, Impairment of investment and Other one-time items. These measures are publicly reported in our financial results.

For fiscal 2022, for members of strategic workflow management, a substantial component (50%) of their annual incentive plan was attributable to the performance of their respective strategic workflow solutions. Each strategic workflow was assigned a specific ASV plus Professional Services Growth and Adjusted Operating Margin target at the beginning of the fiscal 2022 year, each of which varied by strategic workflows and was aligned with FactSet's overall financial plan. At year end, the fiscal 2022 financial performance was compared against the goals established at the beginning of the year.

The fiscal 2022 annual incentive program also included an individual component for each NEO. For fiscal 2022, 20% of the annual incentive award for each NEO was based on the Compensation and Talent Committee’s subjective evaluation of the executives’ achievement of qualitative individual goals and other personal accomplishments set out in materials provided to the Compensation and Talent Committee by management.

The Compensation and Talent Committee agreed on the NEOs’ performance and related compensation through discussions with the CEO and in conjunction with its review of the performance of FactSet as a whole. The Compensation and Talent Committee determined the actual size of annual incentive payments awarded to each of the NEOs.

For fiscal 2022, the annual incentive goals and actual performance against these goals for corporate leadership (including Mr. Snow, Ms. Huber and Ms. Shan) were as follows. As noted previously, the original annual incentive goals that were determined at the start of fiscal 2022 were revised to reflect the Cobalt acquisition in October 2021 and the CGS acquisition in March 2022.

50 2022 Proxy Statement

Measures	Weighting	Elements of Measurement	Base Performance	Target Performance	Stretch Performance	Actual Performance
Corporate Performance	80%	ASV + Professional Services Growth (66.7%)	$80.1 million	$133.5 million	$186.9 million	$163.9 million
		Adjusted Operating Margin (33.3%)	32.0%	34.0%	36.0%	33.9%
Key Goals (Individual)	20%		Base Rating	Target Rating	Stretch Rating	Varies
Payout as a Percent of Target			0	100%	200%

In fiscal 2022, FactSet achieved ASV plus Professional Services Growth of $163.9 million and Adjusted Operating Margin of 33.9% and, as a result, 135.6% of the annual incentive award based on corporate performance was paid out.

For fiscal 2022, the annual incentive goals for Mr. Skoko and actual performance against these goals were as follows. Based on this evaluation, 159% of the target annual incentive award was paid out to Mr. Skoko.

Measures	Weighting	Elements of Measurement	Base Performance	Target Performance	Stretch Performance	Actual Performance
Corporate Performance	30%	ASV + Professional Services Growth (66.7%)	$80.1 million	$133.5 million	$186.9 million	$163.9 million
		Adjusted Operating Margin (33.3%)	32.0%	34.0%	36.0%	33.9%
Research & Advisory Solutions Strategic Workflow Performance	50%	ASV + Professional Services Growth (66.7%) & Adjusted Operating Margin (33.3%)	Threshold Workflow Performance	Target Workflow Performance	Stretch Workflow Performance	190% of Target Performance
Key Goals (Individual)	20%		Base Rating	Target Rating	Stretch Rating	118% of Target
Payout as a Percent of Target			0	100%	200%	159%

For fiscal 2022, the annual incentive goals for Mr. Robie and actual performance against these goals were as follows. Based on this evaluation, 162% of the target annual incentive award was paid out to Mr. Robie.

Measures	Weighting	Elements of Measurement	Base Performance	Target Performance	Stretch Performance	Actual Performance
Corporate Performance	30%	ASV + Professional Services Growth (66.7%)	$80.1 million	$133.5 million	$186.9 million	$163.9 million
		Adjusted Operating Margin (33.3%)	32.0%	34.0%	36.0%	33.9%
Analytics & Trading Strategic Workflow Performance	50%	ASV + Professional Services Growth (66.7%) & Adjusted Operating Margin (33.3%)	Threshold Workflow Performance	Target Workflow Performance	Stretch Workflow Performance	200% of Target Performance
Key Goals (Individual)	20%		Base Rating	Target Rating	Stretch Rating	106% of Target
Payout as a Percent of Target			0	100%	200%	162%

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The Compensation and Talent Committee reviewed the personal goals for each NEO, as well as individual accomplishments of each NEO, in determining the total annual incentive relating to the 20% of the annual incentive award based on satisfaction of key goals.

For fiscal 2022, all of our NEOs had as part of their individual goals to reduce employee turnover and attrition, increase retention, and foster employee engagement. In addition, the fiscal 2022 individual goals of each NEO were as follows:

•Mr. Snow’s goals:
◦Evolve our business strategy to provide further differentiation and a unique value proposition to our clients;
◦Drive for higher levels of speed and excellence in operational performance, including the integration of acquired businesses, product innovation and delivery, and secure, reliable and efficient processes; and
◦Provide leadership to build a culture which attracts top talent, values diversity, develops employees to their full potential, and represents our corporate values.

•Ms. Huber's goals:
◦Boost our investor relations capabilities, delivering a clear, concise strategic narrative externally;
◦Drive an accountability mindset with a focus on budgeting, return on invested capital, and financial planning and analysis;
◦Advance our capital allocation framework with a focus on diversifying the balance sheet structure;
◦Drive key operational and transformation programs, including chairing our operating committee; and
◦Elevate our corporate development capabilities.

•Ms. Shan's goals:
◦Advance appropriate pricing strategy with consistent price realization and pricing discipline;
◦Establish and foster senior client relationships through direct engagement;
◦Scale sales force effectiveness with a focus on sales operations and completion of lead to cash; and
◦Focus on marketing capabilities that grow our brand and drive a cohesive narrative around our strategy and how we win.

•Mr. Skoko's goals:
◦Build on our core data capabilities to advance business development strategies for private markets, deep sector and wealth;
◦Drive ASV through additional wealth wins and expand the momentum of Advisor Dashboard with cognitive insights;
◦Continue the integration of our research and advisory businesses;
◦Advance our migration to the cloud, including proactive management of cloud costs.

•Mr. Robie's goals:
◦Build on our core data capabilities to advance business development strategies for the portfolio lifecycle;
◦Advance our migration to the cloud, including proactive management of cloud costs;
◦Enhance our capabilities in providing a suite of applications for the front office market;
◦Grow Portware sales to traders and develop a comprehensive workflow suite;
◦Increase focus on asset owners with an emphasis on private equity analytics, benchmarks, and risk model coverage;
◦Scale up professional services and analytics as a service; and
◦Support the Enterprise Hosting SOC 2 Certification.

The Compensation and Talent Committee considered all the above, including the financial results for the target measures, the financial guidelines, the recommendations and evaluation by the CEO of the other NEOs, the achievement of individual goals and other personal accomplishments, and overall FactSet performance for the 2022 fiscal year. Using this total mix of information, the Committee made the following awards for the NEOs for fiscal 2022:

52 2022 Proxy Statement

	Total Annual Incentive Opportunity	Total Annual Incentive Percentage Awarded	Total Annual Incentive Paid
F. Philip Snow	$1,050,000	133%	$1,400,000
Linda Huber	$550,000	136%	$750,000
Helen L. Shan	$550,000	136%	$750,000
Goran Skoko	$400,000	159%	$637,000
Robert J. Robie	$390,000	162%	$631,000

In addition to the portion of Mr. Snow’s annual incentive payment calculated based on corporate performance during fiscal 2022, the Compensation and Talent Committee, with consultation from the full Board, determined the payment for the 20% portion of Mr. Snow's annual incentive award that was based on achievement of individual key goals for fiscal 2022. The Committee utilized a subjective evaluation of Mr. Snow's achievement of qualitative individual goals and other personal accomplishments during the fiscal year. For fiscal 2022, the Committee considered Mr. Snow's leadership in positioning the organization for sustainable success and identified many initiatives and activities led by Mr. Snow which advanced FactSet in the areas of product innovation, customer impact, security, DE&I, employee engagement and global industry leadership. The Committee's assessment of the progress made in these areas in fiscal 2022, and Mr. Snow's direct impact on this activity, resulted in the Committee awarding a payment to Mr. Snow based on accomplishment of his key goals of $260,960, relative to a target value of $210,000, which, when added to the formulaic portion of his annual incentive award, provided an aggregate 2022 annual incentive award to Mr. Snow of $1,400,000.

Total Short Term Cash Compensation: Base Salary + Annual Incentive

When considering the appropriate base salary and target for the annual cash incentive program for each NEO, the Compensation and Talent Committee considers these two elements of compensation in conjunction, as representing the total short term cash compensation that the NEO might receive for the fiscal year.

The combined base salaries and target annual incentive opportunities for fiscal 2022 for our NEOs, and the increase over the comparable combined base salaries and target annual incentive opportunities for fiscal 2021, are set out below:

NEO	2021 Target Total Short-Term Cash Compensation (2021 Base Salary + 2021 Target Annual Incentive Opportunity)	2022 Target Total Short-Term Cash Compensation (2022 Base Salary + 2022 Target Annual Incentive Opportunity)	Percentage Change
F. Philip Snow	$1,625,000	$1,750,000	7.7%
Linda Huber (1)	$—	$1,100,000	—%
Helen L. Shan	$925,000	$1,025,000	10.8%
Goran Skoko	$775,000	$800,000	3.2%
Robert J. Robie	$775,000	$780,000	0.7%

1.    Ms. Huber joined FactSet as Executive Vice President, Chief Financial Officer during fiscal 2022 on October 4, 2021.

The combined base salaries and total annual incentive awards actually paid to our NEOs for fiscal 2022, and the increase over the comparable combined base salaries and total annual incentive awards actually paid to our NEOs for fiscal 2021, are set out below:

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NEO	2021 Total Short-Term Cash Compensation (2021 Base Salary + 2021 Total Annual Incentive Awarded)	2022 Total Short-Term Cash Compensation (2022 Base Salary + 2022 Total Annual Incentive Awarded)	Percentage Change
F. Philip Snow	$1,970,000	$2,100,000	6.6%
Linda Huber (1)	$—	$1,300,000	—%
Helen L. Shan	$1,100,000	$1,225,000	11.4%
Goran Skoko	$875,000	$1,037,000	18.5%
Robert J. Robie	$755,000	$1,021,000	35.2%

1.    Ms. Huber joined FactSet as Executive Vice President, Chief Financial Officer during fiscal 2022 on October 4, 2021.

Long-Term Incentive

A significant portion of the total compensation for each of our NEOs consists of long-term, equity-based incentive compensation. The Compensation and Talent Committee determines the types and size of the long-term, equity-based incentives according to each NEO’s position within FactSet, competitive benchmarking, performance and contributions to FactSet. Our philosophy is built on the principles that equity compensation should seek to align executives' actions with stockholder interests; attract, retain, and motivate highly qualified executives; and balance the focus on short and longer-term performance objectives. The Compensation and Talent Committee considers each NEO’s performance history, his or her potential for future advancement, the CEO’s recommendations for awards (other than the CEO's own) and the value of existing vested and unvested outstanding equity awards in making its determination. The relative weight given to each of these factors varies among individuals at the Compensation and Talent Committee’s discretion.

For fiscal 2022, the long-term, equity-based incentive awards issued as part of our annual equity grant to our NEOs consisted of stock options and PSU awards, with each NEO being granted a long-term incentive award comprised of 50% service-based stock options and 50% PSUs (other than Ms. Huber, who received an award comprised of 1/3 service-based stock options, 1/3 PSUs and 1/3 time-based RSUs pursuant to the terms of her offer letter approved by the Compensation and Talent Committee on August 12, 2021).

The Compensation and Talent Committee has traditionally utilized stock option grants as its primary long-term, equity-based incentive tool, and believes that these have been generally successful in aligning management and stockholder interests. However, with FactSet's focus on implementing its three-year strategic business plans, the Compensation and Talent Committee has over the past few years included PSUs as a form of award that was more closely correlated to this time frame and would align our senior leaders with the specific corporate goals related to this critical three-year strategic plan.

The PSUs tie our executives to our long-term financial goals, which are key drivers of long-term sustainable stockholder value. We anticipate that the PSUs will provide greater transparency for plan participants as well as for stockholders. The long-term incentive program provides a strong balance between stock options and PSUs, effectively creating line-of-sight to drivers of value and value creation overall. In addition, the Compensation and Talent Committee believes that inclusion of the PSU awards is a way to incorporate a form of performance-based equity award to our overall compensation package. For fiscal 2022, the Compensation and Talent Committee believed that providing a mix of stock options and PSU was the most effective way to promote equity ownership by the NEOs, reward them for solid operating performance and provide a retention incentive.

The value of the long-term incentive awards granted to each NEO in fiscal 2022 was equal to, or greater than, those awarded to each NEO in fiscal 2021. The Compensation and Talent Committee felt that an increase in long-term incentive awards was the most appropriate method to fill a continuing, substantial competitive total compensation gap between FactSet and the market, particularly when the long-term incentives being awarded incorporated a substantial performance-based component in the form of the PSUs, which emphasized the Committee's focus on driving long-term shareholder value.

54 2022 Proxy Statement

NEO	2021 Total Long Term Incentive Opportunity	2022 Total Long Term Incentive Opportunity(1)	Percentage Change
F. Philip Snow	$3,500,000.00	$4,500,000.00	28.6%
Linda Huber (2)	$—	$2,250,000.00	—%
Helen L. Shan	$1,350,000.00	$1,500,000.00	11.1%
Goran Skoko	$700,000.00	$750,000.00	7.1%
Robert J. Robie	$700,000.00	$700,000.00	—%

1.Total long-term incentive opportunity for 2022 consists of 50% service-based stock options and 50% PSUs, except for Ms. Huber, who received a grant consisting of 1/3 service-based stock options, 1/3 PSUs and 1/3 time-based RSUs.
2.Ms. Huber joined FactSet as Executive Vice President, Chief Financial Officer during fiscal 2022 on October 4, 2021.

Stock Option Awards

For fiscal 2022, the NEOs (other than Ms. Huber) received 50% of their annual equity award in the form of service-based stock options; Ms. Huber received 1/3 of her annual equity award in the form of service-based stock options. These grants vest 20% per year on the anniversary date of the grant over a five-year period, consistent with the terms of our recent annual stock option grants. Stock options have been intended to align incentives with long-term stock performance and the interests of stockholders and act as a motivational and retention tool. All NEOs received their stock option grant on November 1, 2021. Each stock option had an exercise price of $434.82 per share. The dollar value of each stock option award was converted on the grant date to a fixed number of stock options for each NEO using a stock option pricing formula.

Performance Share Unit Awards

For fiscal 2022, the NEOs (other than Ms. Huber) received 50% of their annual equity award in the form of PSU awards; Ms. Huber received 1/3 of her annual equity award in the form of PSU awards. The PSU awards are focused on creating visibility to outcomes that should drive long-term value creation, based on three-year cumulative performance. The PSUs have been designed to align incentives with long-term stock performance and the interests of stockholders and act as a motivational and retention tool.

Each PSU represents the right to receive one share of FactSet common stock, subject to adjustment based on our performance during a three-year period from September 1, 2021 through August 31, 2024 (the "Performance Period") measured against certain specified performance goals established for the Performance Period based on our financial plan goals. The performance goals are based 50% on each of (a) our adjusted cumulative operating earnings during the Performance Period and (b) our adjusted cumulative revenues during the Performance Period.

Performance Share Unit Vesting Schedule
Threshold Level of Performance	Target Level of Performance	Stretch Level of Performance
50%	100%	150%

At the threshold level of performance, 50% of the PSUs will vest; at the target level of performance, 100% of the PSUs will vest; and at the maximum level of performance, 150% of the PSUs will vest. There will be vesting based on linear interpolation between these levels. No PSUs will vest if performance is below the threshold level, and performance above the maximum level will not result in vesting of additional PSUs. The target level of performance, which results in vesting of 100% of the PSUs, reflects growth and margins over a three-year period ending in fiscal 2024 consistent with the goals set out in our internal three-year financial plan. The maximum level of performance, which results in vesting of 150% of the PSUs, is materially higher than the target level of performance and reflects significantly increased levels of growth in revenues and earnings.

All NEOs received their PSU awards on November 1, 2021. The dollar value of each PSU award was converted on the grant date to a fixed number of PSUs for each NEO using an equity pricing formula. Any PSUs earned will vest on the third anniversary of the grant date (November 1, 2024).

2022 Proxy Statement 55

Restricted Share Unit Awards

On August 24, 2021, we announced that Linda Huber would be joining FactSet as our Chief Financial Officer effective in early October 2021, during our 2022 fiscal year. On August 12, 2021, the Compensation and Talent Committee approved the fiscal 2022 compensation for Ms. Huber which included, in addition to the grants of stock options and PSUs described above, a grant of time-based RSUs with a target grant date value of $750,000. The RSUs were granted to Ms. Huber on November 1, 2021. Each RSU represents the right to receive one share of FactSet common stock and the grant to Ms. Huber will vest in equal 1/3 installments on each of the first three anniversaries of the grant date.

Stock Ownership and Holding Guidelines

On September 22, 2020, our Board adopted the FactSet Research Systems Inc. Executive and Director Stock Ownership and Holding Guidelines (the "Stock Ownership Guidelines"). The Stock Ownership Guidelines require our non-employee directors ("Covered Directors") and certain of our senior executives ("Covered Officers"), including all of our NEOs, to maintain a material personal financial stake in FactSet to promote a long-term perspective in managing the enterprise and to align stockholder, executive and director interests. The Stock Ownership Guidelines require the Covered Directors and Covered Officers to maintain the following minimum equity stakes in FactSet commencing five years from the later of the date of the Stock Ownership Guidelines and the date such individual becomes covered under the Stock Ownership Guidelines (the "Target Date").

Covered Officers and Covered Directors
Role	Minimum Ownership Target
Chief Executive Officer	6x annual base pay
Chief Financial Officer	3x annual base pay
Other direct reports of the CEO	2x annual base pay
Covered Directors	$400,000

Under the Stock Ownership Guidelines, we calculate compliance with the Minimum Ownership Target annually for each Covered Officer and Covered Director and notify all Covered Officers and Covered Directors of the status of their compliance with their Minimum Ownership Target so they may determine whether they must hold additional equity. If a Covered Officer or a Covered Director has not met the applicable Minimum Ownership Target by the Target Date, such Covered Officer or Covered Director thereafter must retain at least 50% of all net shares (post-tax) from the exercise, vesting, or payment of any equity awards until such Minimum Ownership Target is achieved.

We performed our annual compliance calculation under the stock ownership guidelines for fiscal 2022 as of February 1, 2022, and informed our Covered Directors and Covered Officers of the status of their holdings relative to the Stock Ownership Guidelines at that time. We will continue to do this assessment annually to assist each of our Covered Directors and Covered Officers in meeting the appropriate Minimum Ownership Target by the applicable Target Date.

Exceptions to the Stock Ownership Guidelines may be made at the discretion of the Board if compliance would create severe hardship or prevent a Covered Officer or Covered Director from complying with a court order, such as part of a divorce settlement. It is expected that these instances will be rare. If an exception is granted in whole or in part, the Board will, in consultation with the affected Covered Officer or Covered Director, develop an alternative stock ownership guideline for such individual that reflects both the intention of the Stock Ownership Guidelines and such individual’s circumstances.

For the purposes of determining ownership levels, the following forms of equity interests in FactSet count towards stock ownership pursuant to the Stock Ownership Guidelines: (a) shares held outright or beneficially owned by the Covered Officer or Covered Director; (b) shares held by the spouse or dependent children, if living in the same household, of the Covered Officer or Covered Director; (c) shares held in trust for the economic benefit of the Covered Officer or Covered Director, or the spouse or dependent children, if living in the same household, of the Covered Officer or Covered Director; (d) shares held in the employee stock purchase plan by the Covered Officer; (e) vested shares held in a 401(k), IRA, or other retirement plan by the Covered Officer or
56 2022 Proxy Statement

Covered Director; and (f) 75% of vested unexercised stock options that are in the money and are held by the Covered Officer or Covered Director.

We believe that it is appropriate to include 75% of vested unexercised stock options that are in the money and are held by Covered Officers and Covered Directors for purposes of calculating stock ownership pursuant to our Stock Ownership Guidelines. Historically, stock options have been the primary (and in some cases the only) way we have granted equity to our senior executives and directors. The Compensation and Talent Committee has viewed stock options as a method, not only of encouraging the NEOs to drive performance in the long-term, but also of encouraging the retention of executives through the five-year stock option vesting schedule, which is longer than typical market practice. To not account for some portion of the value of these vested unexercised stock options that are in the money when considering the relationship between the personal financial interests of our senior executives and directors and those of our stockholders would not accurately reflect the degree to which they share a common interest in the long-term success of FactSet and the appreciation in value of our common stock.

Executive Severance Plan and Equity Award Agreements

The FactSet Research Systems Inc. Executive Severance Plan (the “Executive Severance Plan”) has an effective date of March 1, 2020. The Executive Severance Plan covers the CEO and the other NEOs (among other executives and subject to any designation otherwise by the Compensation and Talent Committee) (collectively, the “Executives”). We put the Executive Severance Plan in place in order to establish the payments and benefits to be provided in connection with an Executive’s separation from FactSet under various circumstances, subject to the Executive’s ongoing compliance with applicable restrictive covenants, including non-competition, non-solicitation and confidentiality, and execution of a general release of claims in favor of FactSet.

The Compensation and Talent Committee approved adoption of the Executive Severance Plan to establish a standard approach for dealing with Executives upon separation from FactSet, ensuring equitable treatment of Executives in similar situations, and eliminating individual negotiations. The Executive Severance Plan further serves to enhance attraction and retention of Executives, providing financial protection to Executives and aligning their interests with those of stockholders by enabling Executives to focus on long-term value creation rather than job stability during transformational periods such as a potential change of control situation. Through the Executive Severance Plan, we may also, to the extent permissible by law, bind departing Executives with restrictive covenants such as non-competition, non-solicitation and confidentiality that will benefit FactSet.

The Executive Severance Plan provides that in the event an Executive’s employment is terminated without cause (as defined in the Executive Severance Plan), other than during the two-year period following a change of control (as defined in the FactSet Research Systems Inc. Stock Option and Award Plan, as Amended and Restated (the “Equity Plan”)), the Executive would be entitled to cash severance payments equal to (i) one times the sum of base salary and target bonus (1.5 times for the CEO) paid in substantially equal installments, (ii) a pro rata annual bonus under our annual incentive plan in respect of the year of termination based on actual performance (with individual performance goals deemed achieved at not less than target) and paid when bonuses are normally paid to other senior executives, (iii) reimbursement of the cost of continued coverage under our group health plan for 12 months (18 months for the CEO) and (iv) reasonable outplacement assistance up to $25,000 during the 12-month period following such termination with a firm determined by FactSet. Such severance payments and benefits would be subject to the Executive’s execution of and compliance with a separation agreement and general release in favor of FactSet, which would require compliance with existing non-competition, non-solicitation and confidentiality covenants. In the event an Executive breaches the separation agreement, the Executive would forfeit the unpaid portion of any severance payments and benefits and we would be entitled to recover any amounts paid to the Executive prior to the date of the breach.

In addition, the Executive Severance Plan provides that in the event an Executive’s employment is terminated without cause or by the Executive for good reason (as defined in the Executive Severance Plan) within two years following a change of control, the Executive would be entitled to cash severance payments equal to (i) 1.5 times the sum of base salary and target bonus (2 times for the CEO) and a pro rata target bonus in respect of the year of termination, in each case, payable in a lump sum within 10 days following such termination, (ii) reimbursement of the cost of continued coverage under our group health plan for 18 months
(24 months for the CEO) and (iii) reasonable outplacement assistance up to $25,000 during the 12-month period following such termination with a firm determined by FactSet.

2022 Proxy Statement 57

In connection with our adoption of the Executive Severance Plan, we also entered into an equity award letter agreement (the “Equity Award Agreement”) with each of the Executives. The Equity Award Agreements establish what will happen to equity awards granted to an Executive in connection with the Executive’s separation from FactSet under various circumstances, subject to the Executive’s ongoing compliance with applicable restrictive covenants, including non-competition, non-solicitation and confidentiality. The Equity Award Agreements amend the terms of each Executive’s outstanding unvested stock options, RSUs and PSUs granted pursuant to the Equity Plan. The Equity Award Agreements also apply to future awards granted to each Executive (unless a particular grant provides otherwise), but do not affect vested awards. The Compensation and Talent Committee approved the Equity Award Agreements for the same reasons described above in connection with the adoption of the Executive Severance Plan.

Each Equity Award Agreement provides that in the event an Executive’s employment is terminated without cause (as defined in the Executive Severance Plan), other than during the two-year period following a change of control (as defined in the Equity Plan), the Executive’s options and RSUs granted at least one year prior to termination will each vest in the next tranche and PSUs granted at least one year prior to termination will vest pro rata based on length of service before termination and actual achievement of goals for the full performance period. The Equity Award Agreement further provides that options are exercisable for 90 days after termination (or until expiration, if shorter), RSUs are settled on the regular vesting date and PSUs are settled at the end of the performance period. In accordance with the one-year minimum vesting requirement in the Equity Plan, all awards granted less than one year before termination will be forfeited, and all other awards that do not vest will be forfeited as well. Vesting is subject to the Executive’s execution of and compliance with a separation agreement and general release in favor of FactSet, which requires compliance with existing non-competition, non-solicitation and confidentiality covenants.

In the event an Executive’s employment is terminated without cause or by the Executive for good reason (as defined in the Executive Severance Plan) within two years following a change of control, the Executive’s options and RSUs will vest in full and PSUs will vest with respect to the portion equal to the greater of (i) the pro rata portion based on length of service before termination and deemed achievement of goals at target levels and (ii) the portion of the award that vests based on actual performance through the change of control. The Equity Award Agreement further provides that options are exercisable for one year after termination (or until expiration, if shorter) and RSUs and PSUs are settled within 10 days after termination.

In addition, in the event an Executive’s employment is terminated due to death or disability (as defined in the Executive Severance Plan), the Executive’s options and RSUs granted at least one year prior to termination will vest in full and PSUs granted at least one year prior to termination will vest assuming achievement of performance goals at target levels, with options remaining exercisable for one year after termination (and an additional 180-day period in the event of death following termination due to disability) (or until expiration, if shorter), and RSUs and PSUs settled within ten days after termination. All awards granted less than one year prior to termination will be forfeited.

In the event an Executive retires (as defined in the Equity Award Agreement, which requires the Executive to be at least 60 years of age and with at least 10 full years of service at FactSet), the Executive’s options granted at least one year prior to termination will continue to vest, RSUs granted at least one year prior to termination will continue to vest in the next tranche only, and PSUs granted at least one year prior to termination will continue to vest subject to achievement of performance goals. Options will remain exercisable through the 90-day period following vesting of the final tranche of an option grant (or until expiration, if shorter), or, if earlier, the 90-day period following the date of noncompliance with any existing non-competition, non-solicitation and confidentiality covenants, RSUs will be settled on the regular vesting date and PSUs will be settled at the end of the performance period. All outstanding awards that do not vest on retirement (including awards granted less than one year before termination) will be forfeited. Continued vesting is subject to the Executive’s execution of and compliance with a separation agreement and general release in favor of FactSet, which requires compliance with existing non-competition, non-solicitation and confidentiality covenants through the date of vesting (even if beyond the date the covenants would ordinarily expire).

In the event of a change of control after an Executive retires, any options and RSUs that are outstanding following retirement and unvested as of the date of the change of control will vest in full, and PSUs that are outstanding following retirement and unvested as of the date of the change of control will vest based on deemed achievement of performance goals at the greater of target and actual performance through the change of control, with options remaining exercisable for one year after the change of control (or until expiration, if shorter) and RSUs and PSUs settled within ten days after the change of control.

58 2022 Proxy Statement

In addition, in the event of an Executive’s death following retirement, any options and RSUs that are outstanding following retirement and unvested as of the date of death will vest in full and any PSUs that are outstanding as of retirement and unvested as of the date of death will remain outstanding and eligible to vest based on actual performance, with options remaining exercisable for one year after death (or until expiration, if shorter), RSUs settled within ten days after death and PSUs settled at the end of the performance period.

Anti-Hedging and Anti-Pledging Policy

Transactions involving financial instruments (including, for example, prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of FactSet securities are prohibited. Our employees, including our NEOs and other executives, and our directors are prohibited under our Insider Trading Policy from holding FactSet securities in a margin account or pledging FactSet securities as collateral for a loan.

Forfeiture of Prior Compensation - Clawback Policy

The FactSet Research Systems Inc. Incentive Compensation Recoupment Policy (the "Clawback Policy") was updated and revised effective June 18, 2020. The Clawback Policy applies to all our officers under Section 16 of the Exchange Act, including all of our NEOs, and provides that:

•If FactSet’s financial statements must be restated for any reason, then the Board may, at its sole discretion, take action to recoup all or part of any Incentive Compensation (i.e., any cash compensation or an award of equity compensation from FactSet that is based in whole or in part on the achievement of financial performance) received by a covered officer. The amount of Incentive Compensation to be recouped in such circumstances would equal the amount by which the Incentive Compensation actually paid or awarded to a covered officer for the relevant period exceeded the lower payment that would have been made (or lesser or no vesting that would have occurred) based on the restated financial results, net of income taxes paid by the covered officer in respect of such payment or award. In determining whether to take action to recoup any Incentive Compensation received by a covered officer, the Board shall take into consideration whether the covered officer engaged in Misconduct (as defined in the Clawback Policy) that caused the restatement or knowingly or through gross negligence failed to prevent the Misconduct that caused the restatement if such officer was in a position to do so.

•If the Board concludes that a covered officer committed Misconduct resulting in material financial or reputational harm to FactSet, regardless of the occurrence of a restatement, the Board may seek recovery of all or a portion of the Incentive Compensation awarded to such officer for the performance period in which the Misconduct occurred. The Board may seek recovery of Incentive Compensation even if the Misconduct by the covered officer did not result in an award or payment greater than would have been awarded absent the Misconduct. As this clawback provision was first adopted on June 18, 2020, it applies only to Incentive Compensation granted on or after that date.

•The Board will determine, in its sole discretion and to the extent permitted by applicable law, the method for recouping Incentive Compensation under the Clawback Policy, which may include, without limitation, clawing back incentive compensation (bonus and equity) received by covered officers or withholding future compensation.

•The Clawback Policy allows for a three-year “look back” period on incentive compensation clawbacks.

Additionally, the Equity Plan authorizes the Board to recover, or “clawback,” equity compensation from NEOs based on their engagement in any competitive activities or acts of solicitation during their period of employment and for two years thereafter, including:

▪Own, manage, operate, join or control, be employed by or participate in the ownership, management, operation or control of, or be a consultant to or connected in any other manner with, any business, firm or corporation which is similar to or competes with a principal business of FactSet or its subsidiaries (Competitive Activity); or

2022 Proxy Statement 59

▪For themselves or any person or business entity, induce or attempt to induce any employee of FactSet or its subsidiaries to terminate employment with FactSet or its subsidiaries or solicit, entice, take away or employ any person employed by FactSet or its subsidiaries (Solicitation).

For these purposes, the officer’s ownership of securities of a public company not in excess of one percent of any class of such securities shall not be considered to be in competition with FactSet or its subsidiaries. If the officer engages in a competitive activity or solicitation, as determined by the Board in good faith, the stock options then held by the officer would expire as of the date that the officer first engaged in such activity and FactSet would have the right to acquire any shares of stock then owned by the officer as the result of the exercise of an award at a price equal to the lesser of the fair market value of such shares or the aggregate exercise price paid therefore by the officer. FactSet would also have the right to require the officer to return any other gain (whether or not realized) the officer had on the exercise of any awards granted.

Tax Considerations

In establishing individual executives’ compensation levels, we do not explicitly consider accounting and tax issues. Our tax deduction for compensation paid to each of the NEOs who are subject to the compensation limits of Section 162(m) of the Internal Revenue Code is capped at $1 million per NEO. The Compensation and Talent Committee has in the past reserved the right to provide compensation that does not qualify for deduction under Section 162(m). We will continue to maintain flexibility and the ability to pay competitive compensation by not requiring all compensation to be deductible.
Compensation Risk Assessment

The Compensation and Talent Committee annually assesses, with the assistance of management, our compensation policies and practices to determine whether they create risks that are reasonably likely to have a material adverse effect on FactSet. We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on FactSet. In reaching this determination, we took into account the design elements of our compensation policies and practices, including a mixture of cash and equity-based compensation, multi-year vesting of equity awards, a clawback policy for senior executives, the use of multiple financial performance measures and internal controls over financial reporting, reasonable performance goals, and oversight by the Compensation and Talent Committee. Based on this analysis, on March 21, 2022, the Compensation and Talent Committee concluded that our compensation programs, both executive and broad-based, provide multiple effective safeguards to protect against unnecessary risk-taking, effectively balancing risk and reward in the best interest of our stockholders.

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COMPENSATION AND TALENT COMMITTEE REPORT

The Compensation and Talent Committee is responsible for administering FactSet’s executive compensation policies and practices. The Committee is comprised solely of independent directors and reports regularly to the Board of Directors of FactSet.

The Compensation and Talent Committee reviewed and discussed with management the “Compensation Discussion and Analysis” above and, based on such review and discussion, recommended to the Board that it be included in this Proxy Statement.

SUBMITTED BY THE COMPENSATION AND TALENT COMMITTEE OF THE BOARD OF DIRECTORS

Laurie Siegel, Chair
Robin Abrams
Malcolm Frank

2022 Proxy Statement 61

EXECUTIVE COMPENSATION

The tables below present compensation information for each of our NEOs followed by a discussion of compensation that each NEO could receive when their employment with us terminates under various circumstances or upon a change of control of the Company. The tables include footnotes and other narrative explanations important for your understanding of the compensation information in each table.

The first table below, the Summary Compensation Table, sets forth the compensation earned by the NEOs for services rendered to us in all capacities for each respective fiscal year. Our NEOs include our Principal Executive Officer, Principal Financial Officer and the three most highly compensated executive officers (other than the Principal Executive Officer and Principal Financial Officer) during fiscal 2022.

Summary Compensation Table

The following table summarizes the compensation earned or awarded to each NEO for fiscal years 2022, 2021 and 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)

F. Philip Snow (6) Chief Executive Officer	2022	$692,500	$—	$2,250,063	$2,250,035	$1,400,000	$—	$12,400	$6,604,998
	2021	$637,077	$—	$1,750,063	$1,750,005	$1,320,000	$—	$11,600	$5,468,745
	2020	$525,846	$—	$1,500,061	$1,500,055	$1,181,900	$—	$11,200	$4,719,062

Linda S. Huber (7) Executive Vice President, Chief Financial Officer	2022	$486,539	$—	$1,494,088	$750,080	$750,000	$—	$11,846	$3,492,553

Helen L. Shan (8) Executive Vice President and Chief Revenue Officer	2022	$475,000	$—	$750,304	$750,080	$750,000	$—	$12,400	$2,737,784
	2021	$469,615	$—	$950,222	$950,030	$625,000	$—	$11,685	$3,006,552
	2020	$412,500	$—	$600,172	$600,034	$533,000	$—	$14,931	$2,160,637

Goran Skoko Executive Vice President, Managing Director EMEA and APAC, Head of Research & Advisory Solutions	2022	$397,212	$—	$375,364	$375,091	$637,000	$—	$295,696	$2,080,363
	2021	$372,308	$—	$350,135	$350,001	$500,000	$—	$195,793	$1,768,237
	2020	$345,000	$—	$300,209	$300,047	$448,000	$—	$176,325	$1,569,581

Robert J. Robie (9) Executive Vice President, Head of Analytics & Trading	2022	$388,327	$—	$350,340	$350,003	$631,000	$—	$12,858	$1,732,528

1.The amounts set forth in the Stock Awards column represent the aggregate grant date fair value of performance share unit ("PSU") and restricted share unit ("RSU") awards granted during the applicable fiscal year, computed in accordance with ASC Topic 718. The assumptions made for the valuation of PSU and RSU awards are disclosed in the Notes to Consolidated Financial Statements included in the Company’s fiscal 2022 Annual Report on Form 10-K. The grant date fair value of PSU and RSU awards is measured by reducing the grant date price of FactSet's common stock by the present value of the dividends expected to be paid on the underlying stock during the requisite vesting period, discounted at the appropriate risk-free interest rate. The PSUs and RSUs entitle the holders to shares of common stock upon vesting, subject to the achievement of certain performance metrics (except for the RSUs, which are not subject to any performance metrics), but not to dividends declared on the underlying shares while the PSUs and RSUs are unvested. A PSU has value only if FactSet achieves the threshold level of performance set forth in the PSU award. An RSU has no performance metric.
62 2022 Proxy Statement

2.The amounts set forth in the Option Awards column represent the aggregate grant date fair value, computed in accordance with ASC Topic 718, of the stock options granted to each of our NEOs during the applicable fiscal year. The Company utilizes a lattice-binomial model to estimate the fair value of stock options on the date of grant (or, in the case of a modified option, the date of modification). The assumptions made for the valuation of stock option awards are disclosed in the Notes to Consolidated Financial Statements included in the Company’s fiscal 2022 Annual Report on Form 10-K. A stock option has value only if the Company’s stock price increases above the stock option exercise price (an “in-the-money” option). If an NEO exercises an in-the-money stock option, he or she would then realize an actual gain. Any gain actually realized for stock options exercised in fiscal 2022 is reported in the “Option Exercises and Stock Vested” table.
3.The amounts set forth in the Non-equity Incentive Plan Compensation column represent the annual cash incentives based on the performance of the individual NEO and the performance of FactSet relative to pre-determined objectives for the applicable fiscal year.
4.The amounts set forth in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column represent the aggregate annual increase in actuarial present value of accumulated benefit under defined benefit plans during the applicable year. None of our NEOs participated in any defined benefit or actuarial pension plans in fiscal 2022.
5.The amounts set forth in the All Other Compensation column include employer payments to the applicable individual NEOs for matching contributions to the FactSet 401(k) Plan, expatriate cost of living, housing and education allowances, and other benefits. The following table summarizes the amounts shown in the All Other Compensation column for fiscal 2022.

	All Other Compensation in Fiscal 2022
Name	Company Contributions to 401(K) Plans(5a)	Expatriate Allowance(5b)	Other(5c)	Total All Other Compensation
F. Philip Snow	$12,400	$—	$—	$12,400
Linda S. Huber	$11,846	$—	$—	$11,846
Helen L. Shan	$12,400	$—	$—	$12,400
Goran Skoko	$12,254	$230,727	$52,715	$295,696
Robert J. Robie	$12,858	$—	$—	$12,858

a) Amounts shown reflect Company matching contributions to individual NEO's employee 401(k) accounts.
b) Pursuant to Mr. Skoko's expatriate package, Mr. Skoko received a cost of living allowance of $69,075, a housing allowance of $89,700, an education allowance of $55,275, and an automobile allowance of $15,652. Additionally, Mr. Skoko received various benefits cumulatively valued at less than $5,000. Various elements in Mr. Skoko's expatriate package have been converted into U.S. dollars from British pounds based on the average exchange rate for the 2022 fiscal year.
c) Amount shown reflects expenses for tax preparation and planning provided to Mr. Skoko.
6.Mr. Snow received no additional compensation for serving on the Company’s Board of Directors during any of the years presented.
7.Ms. Huber joined FactSet as Executive Vice President, Chief Financial Officer during fiscal 2022 on October 4, 2021.
8.Ms. Shan served as our Chief Financial Officer during the entire fiscal 2020 and 2021 years and through October 4, 2021.
9.Compensation is shown only for those years in which Mr. Robie was an NEO.

2022 Proxy Statement 63

Grants of Plan-Based Awards

During fiscal 2022, awards were made to our NEOs under two separate plans or programs:

•Our annual cash incentive plan; and
•Our long-term, equity-based incentive plan, pursuant to which we granted stock option awards, performance share unit awards and restricted share unit awards.

The following table provides information on all plan-based awards granted during fiscal 2022 to each NEO. There can be no assurance that the grant date fair value, as listed in this table, will ever be realized. The grant date fair value of the performance share unit awards and restricted share unit awards are included in the "Stock Awards" column of the Summary Compensation Table and the grant date fair value of the stock option awards are included in the "Option Awards" column of the Summary Compensation Table.

Grants of Plan Based Awards Table
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards:	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2)
Name	Type of Award	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Number of Securities Underlying Options (#)
Snow	Options(3)	11/1/21							21,973	$434.82	$2,250,035
	PSUs(4)	11/1/21				2,653	5,305	7,958			$2,250,063
	AIP(5)		$—	$1,050,000	$2,100,000

Huber	Options(3)	11/1/21							7,325	$434.82	$750,080
	PSUs(4)	11/1/21				885	1,769	2,654			$750,304
	RSUs(6)	11/1/21					1,754				$743,784
	AIP(5)	11/1/21	$—	$550,000	$1,100,000

Shan	Options(3)	11/1/21							7,325	$434.82	$750,080
	PSUs(4)	11/1/21				885	1,769	2,654			$750,304
	AIP(5)		$—	$550,000	$1,100,000

Skoko	Options(3)	11/1/21							3,663	$434.82	$375,091
	PSUs(4)	11/1/21				443	885	1,328			$375,364
	AIP(5)		$—	$400,000	$800,000

Robie	Options (3)	11/1/21							3,418	$434.82	$350,003
	PSUs(4)	11/1/21				413	826	1,239			$350,340
	AIP(5)		$—	$390,000	$780,000

Options - Stock Options
PSUs - Performance Share Units
RSUs - Restricted Share Units
AIP - Annual Incentive Plan

(1)On September 20, 2021, the Compensation and Talent Committee approved the total number of stock option and PSU awards to be allocated among all eligible employees and on October 14, 2021, specifically approved the stock option and PSU awards to be granted to the NEOs. On October 21, 2021, the Compensation and Talent Committee designated November 1, 2021, as the actual grant date for the annual equity grant.
64 2022 Proxy Statement

(2)The amounts set forth in the Grant Date Fair Value of Stock and Option Awards column represent the aggregate grant date fair value, computed in accordance with ASC Topic 718, of the stock options, PSUs and RSUs granted to each of our NEOs during the fiscal year ending August 31, 2022. The Company utilizes a lattice-binomial model to estimate the fair value of new stock options on the date of grant (or, in the case of a modified option, the date of modification). The assumptions made for the valuation of stock option awards are disclosed in the Notes to Consolidated Financial Statements included in the Company’s fiscal 2022 Annual Report on Form 10-K. A stock option has value only if the Company’s stock price increases above the stock option exercise price (an “in-the-money” option). If an NEO exercises an in-the-money stock option, they would then realize an actual gain. Any gain actually realized for stock options exercised in fiscal 2022 is reported in the “Option Exercises and Stock Vested” table. The PSUs and RSUs granted to NEOs entitle the holders to shares of FactSet common stock upon vesting, subject to the achievement of certain performance metrics (except for the RSUs, which are not subject to any performance metrics), but not to dividends declared on the underlying shares while the PSUs and RSUs are unvested. The grant date fair value of PSUs and RSUs is measured by reducing the grant date price of FactSet's common stock by the present value of the dividends expected to be paid on the underlying stock during the requisite vesting period, discounted at the appropriate risk-free interest rate.
(3)Options granted under the annual equity grant on November 1, 2021 vest 20% on each anniversary date of the grant over a five-year period. The option awards are service-based and do not contain performance criteria. The option exercise price is equal to 100% of the closing price of the Company’s common stock on the NYSE on November 1, 2021.
(4)Each PSU granted under the annual equity grant on November 1, 2021 represents the right to receive one share of FactSet common stock, subject to adjustment based on our performance during a three-year period from September 1, 2021 through August 31, 2024 (the "Performance Period") measured against certain specified performance goals established for the Performance Period based on our financial plan goals. The performance goals are based 50% on each of (a) our adjusted cumulative operating earnings during the Performance Period and (b) our adjusted cumulative revenues during the Performance Period. Any PSUs earned will vest on the third anniversary of the grant date (November 1, 2024).
(5)These amounts represent the payments which potentially could have been earned under our fiscal 2022 annual cash incentive program.
(6)Ms. Huber joined FactSet as Executive Vice President, Chief Financial Officer on October 4, 2021. On August 12, 2021, the Compensation and Talent Committee approved the fiscal 2022 compensation for Ms. Huber which included a grant of time-based RSUs with a target grant date value of $750,000. The RSUs were granted to Ms. Huber on November 1, 2021. Each RSU represents the right to receive one share of FactSet common stock and the grant to Ms. Huber will vest in equal 1/3 installments on each of the first three anniversaries of the grant date. The RSUs are service-based and do not contain performance criteria.

Outstanding Equity Awards at Fiscal Year-End

The table below shows each NEO’s outstanding equity grants at August 31, 2022.

•For each outstanding stock option grant, the table shows the stock options that have vested (or that are “Exercisable”) and those not yet vested (or that are “Unexercisable”). One stock option represents the right to buy one share of FactSet common stock.

•For each outstanding equity incentive plan award, the table shows the performance share units ("PSUs") and restricted share units ("RSUs") that have not yet vested. Each PSU represents the right to receive one share of FactSet common stock, subject to adjustment based on our performance during a three-year period starting from the first day of the fiscal year of the respective grant date (the "Performance Period"), measured against certain specified performance goals established for the Performance Period. The performance goals are based 50% on each of (a) our adjusted cumulative operating earnings during the Performance Period and (b) our adjusted cumulative revenues during the Performance Period. Each RSU represents the right to receive one share of FactSet common stock and vests three years from the date of grant. The RSUs are service-based and do not contain performance criteria.

2022 Proxy Statement 65

Outstanding Equity Awards at Fiscal Year-End Table
		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (#)	Equity incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

Snow	7/1/15	43,334	26,666	(1)	$164.90	7/1/25
	11/1/16	32,961	—	(2)	$152.28	11/1/26
	11/2/17	24,860	6,215	(2)	$189.98	11/2/27
	11/1/18	15,852	10,570	(2)	$221.88	11/1/28
	11/1/19	9,968	14,954	(2)	$255.87	11/1/29			9,159	$3,968,961	(3)
	11/9/20	4,474	17,896	(2)	$316.71	11/9/30			8,570	$3,713,724	(3)
	11/1/21	—	21,973	(2)	$434.82	11/1/31			7,958	$3,448,520	(3)

Huber	11/1/21	—	7,325	(2)	$434.82	11/01/31			2,654	$1,150,084	(3)
	11/1/21								1,754	$760,078	(4)

Shan	9/28/18	7,917	5,278	(2)	$223.71	09/28/28
	11/1/19	3,986	5,983	(2)	$255.87	11/1/29			3,665	$1,588,191	(3)
	11/9/20	1,725	6,904	(2)	$316.71	11/9/30			3,306	$1,432,622	(3)
	5/3/21	1,412	5,648	(2)	$342.06	5/3/31			1,807	$783,045	(5)
	11/1/21	—	7,325	(2)	$434.82	11/1/31			2,654	$1,150,084	(3)

Skoko	11/2/15	7,969	—	(2)	$175.20	11/2/25
	11/1/16	7,606	—	(2)	$152.28	11/1/26
	11/2/17	4,972	1,243	(2)	$189.98	11/2/27
	11/1/18	5,283	3,524	(2)	$221.88	11/1/28
	11/1/19	1,994	2,991	(2)	$255.87	11/1/29			1,833	$794,312	(3)
	11/9/20	894	3,580	(2)	$316.71	11/9/30			1,715	$743,178	(3)
	11/1/21	—	3,663	(2)	$434.82	11/1/31			1,328	$575,476	(3)

Robie	11/1/16	1,607	—	(2)	$152.28	11/1/26
	6/30/17	4,618	—	(2)	$166.18	6/30/27
	11/2/17	1,815	1,036	(2)	$189.98	11/2/27
	11/1/18	2,348	2,818	(2)	$221.88	11/1/28
	11/1/19	1,664	2,991	(2)	$255.87	11/1/29			1,833	$794,312	(3)
	11/9/20	894	3,580	(2)	$316.71	11/9/30			1,715	$743,178	(3)
	11/1/21	—	3,418	(2)	$434.82	11/1/31			1,239	$536,908	(3)

(1)These options vest 11.11% upon each anniversary date of the grant and will be fully vested after nine years (on July 1, 2024).
(2)These options vest 20% on each anniversary date of the award over a five-year period.
(3)Performance share units ("PSUs") that are subject to vesting contingent on satisfaction of pre-established performance goals measured over a thee-year period. The number of shares shown with respect to PSU awards assumes maximum-level performance. The market value of the PSU awards that have not vested is calculated by multiplying the number of PSUs that have not vested by the closing price of a share of
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FactSet common stock on August 31, 2022, which was $433.34. PSUs do not entitle the holder to dividends declared on the underlying shares while the PSUs are unvested.
(4)These restricted share units ("RSUs") vest in equal 1/3 installments on each of the first three anniversaries of the grant date. The RSUs are service-based and do not contain performance criteria. The market value of the RSUs that have not vested is calculated by multiplying the number of RSUs that have not vested by the closing price of a share of FactSet common stock on August 31, 2022, which was $433.34.
(5)These RSUs vest in full on the third anniversary of the grant date (May 3, 2024). The market value of the RSUs that have not vested is calculated by multiplying the number of RSUs that have not vested by the closing price of a share of FactSet common stock on August 31, 2022, which was $433.34.

Option Exercises and Stock Vested

The following table sets forth information regarding the number and value of stock options exercised and stock awards vested for each NEO during fiscal 2022. Exercised stock options and vested stock from stock awards are not required to be held for a specified period.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting

F. Philip Snow(2)	30,000	$7,621,850	—	$—
Linda S. Huber	—	$—	—	$—
Helen L. Shan	—	$—	—	$—
Goran Skoko	982	$279,036	—	$—
Robert J. Robie	3,049	$635,227	—	$—

(1)Based upon the market price of the purchased shares on the exercise date less the stock option exercise price paid for such shares.
(2)On September 29, 2020 and September 29, 2021, Mr. Snow entered into approved share trading plans, pursuant to Rule 10b5-1, with effective dates of January 1, 2021 and January 1, 2022, respectively, in order to facilitate his exercise of non-qualified stock options. Mr. Snow had no discretion with regard to the timing of the exercise of his non-qualified stock options under the plans. A broker executes trades pursuant to parameters established by Mr. Snow when the plans were established. Transactions under the plans were disclosed publicly through Form 144 and Form 4 filings with the SEC.

Nonqualified Deferred Compensation

We do not have a compensation deferral program for NEOs, thus the nonqualified deferred compensation table has been omitted for fiscal 2022.

Employee Benefit Plans

We sponsor benefit plans for the majority of our domestic and foreign employees. The U.S. defined contribution plan includes employer matching contributions to the FactSet 401(k) Plan, in which our NEOs participate. Contributions to foreign benefit plans on behalf of our NEOs were not material to FactSet on either an individual or aggregate basis for any periods presented.

Potential Payments upon Termination or Change of Control

The amount of compensation payable to each of our NEOs upon termination with cause, termination without cause, termination after change of control, retirement, death or disability, change of control after retirement, and death after retirement is shown in the "Potential Payments upon Termination of Employment, Change of Control or Retirement Table" below. The amounts shown in that table are based on certain assumptions set forth below, as the actual amounts to be paid out can only be determined in the event of and at the time of an NEO's separation from FactSet.

We do not have employment agreements with any of our NEOs. On February 29, 2020, we adopted the FactSet Research Systems Inc. Executive Severance Plan (the “Executive Severance Plan”) with an effective date of March 1, 2020. The Executive Severance Plan covers the CEO and the other NEOs (among other executives and subject to any designation otherwise by the Compensation and Talent Committee). In connection with our adoption of the Executive Severance Plan, we also entered into an equity award letter agreement (the “Equity Award Agreement”) with each of the executives covered by the Executive Severance

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Plan, including all of the NEOs. We put the Executive Severance Plan and the Equity Award Agreements in place to establish the payments and benefits to be provided in connection with a participating executive’s separation from FactSet under various circumstances, subject to the executive’s ongoing compliance with applicable restrictive covenants, including non-competition, non-solicitation and confidentiality and execution of a general release of claims in favor of FactSet. For more information on the Executive Severance Plan and the Equity Award Agreements, see "Compensation Discussion and Analysis - Executive Severance Plan and Equity Award Agreements" above.

Termination with Cause

If an NEO is terminated with cause, the NEO is not entitled to benefits under either the Executive Severance Plan or the Equity Award Agreements, and all unexercised equity awards (whether vested or unvested) are forfeited immediately.

Termination without Cause

The Executive Severance Plan provides that in the event an NEO's employment is terminated without cause (as defined in the Executive Severance Plan), other than during the two-year period following a change of control (as defined in the FactSet Research Systems Inc. Stock Option and Award Plan, as Amended and Restated (the “Equity Plan”)), the NEO would be entitled to cash severance payments equal to (i) one times the sum of base salary and target bonus (1.5 times for the CEO) paid in substantially equal installments, (ii) a pro rata annual bonus under our annual incentive plan in respect of the year of termination based on actual performance (with individual performance goals deemed achieved at not less than target) and paid when bonuses are normally paid to other senior executives, (iii) reimbursement of the cost of continued coverage under our group health plan for 12 months (18 months for the CEO), and (iv) reasonable outplacement assistance up to $25,000 during the 12-month period following such termination with a firm determined by FactSet.

Each Equity Award Agreement provides that in the event an NEO's employment is terminated without cause other than during the two-year period following a change of control, the NEO's options and restricted stock units ("RSUs") granted at least one year prior to termination will each vest in the next tranche and performance share units ("PSUs") granted at least one year prior to termination will vest pro rata based on length of service before termination and actual achievement of goals for the full performance period. All awards granted less than one year before termination will be forfeited, and all other awards that do not vest will be forfeited as well.

Termination after Change of Control

The Executive Severance Plan provides that in the event an NEO's employment is terminated without cause or by the NEO for good reason (as defined in the Executive Severance Plan) within two years following a change of control, the NEO would be entitled to cash severance payments equal to (i) 1.5 times the sum of base salary and target bonus (2 times for the CEO) and a pro rata target bonus in respect of the year of termination, in each case, payable in a lump sum within 10 days following such termination, (ii) reimbursement of the cost of continued coverage under our group health plan for 18 months (24 months for the CEO), and (iii) reasonable outplacement assistance up to $25,000 during the 12-month period following such termination with a firm determined by FactSet.

In the event an NEO's employment is terminated without cause or by the NEO for good reason within two years following a change of control, the NEO's options and RSUs will vest in full and PSUs will vest with respect to the portion equal to the greater of (i) the pro rata portion based on length of service before termination and deemed achievement of goals at target levels and (ii) the portion of the award that vests based on actual performance through the change of control.

Retirement

The Equity Award Agreements provide the NEOs with certain rights with respect to their outstanding equity awards if the NEOs retire (as defined in the Equity Award Agreements, which requires the NEO to be at least 60 years of age with at least 10 full years of service at FactSet). In the event an NEO retires having met the retirement criteria set out in the Equity Award Agreement, the NEO's options granted at least one year prior to termination will continue to vest, RSUs granted at least one year prior to termination will continue to vest in the next tranche only, and PSUs granted at least one year prior to termination will continue to vest subject to achievement of performance goals. All outstanding awards that do not vest on retirement (including awards granted less than one year before termination) will be forfeited.
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Death or Disability

In the event an NEO's employment is terminated due to death or disability (as defined in the Executive Severance Plan), the NEO's options and RSUs granted at least one year prior to termination will vest in full and PSUs granted at least one year prior to termination will vest assuming achievement of performance goals at target levels. All equity awards granted less than one year prior to termination will be forfeited.

Change of Control after Retirement

In the event of a change of control after an Executive retires (as defined in the Equity Award Agreements, which requires the NEO to be at least 60 years of age with at least 10 full years of service at FactSet), any options and RSUs that are outstanding following retirement and unvested as of the date of the change of control will vest in full, and PSUs that are outstanding following retirement and unvested as of the date of the change of control will vest based on deemed achievement of performance goals at the greater of target and actual performance through the change of control.

Death after Retirement

In the event of an NEO's death following retirement (as defined in the Equity Award Agreements, which requires the NEO to be at least 60 years of age with at least 10 full years of service at FactSet), any options and RSUs that are outstanding following retirement and unvested as of the date of death will vest in full and any PSUs that are outstanding as of retirement and unvested as of the date of death will remain outstanding and eligible to vest based on actual performance.

Potential Payments upon Termination of Employment, Change of Control or Retirement Table

The information in the table below summarizes the compensation that would be paid under plans and contractual arrangements in effect as of August 31, 2022 to each of our NEOs in the event of termination of such executive’s employment with FactSet and/or change of control of FactSet and/or retirement from FactSet as of that date. The amounts assume that the listed officer left FactSet effective August 31, 2022, and that the price per share of FactSet common stock on that date was $433.34. The amounts for unvested stock option awards are based upon the difference between $433.34 and the exercise price of such stock option awards held by the NEO at August 31, 2022.

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Name	Potential Payment or Benefit	Termination With Cause	Termination Without Cause	Termination after Change of Control	Retirement	Death or Disability	Change of Control after Retirement	Death after Retirement
F. Philip Snow	Severance Payment	$—	$3,675,000	$4,550,000	$—	$—	$—	$—
	Equity Treatment	$—	$11,911,682	$20,709,644	$—	$20,768,578	$—	$—
	Health Benefits	$—	$40,567	$54,089	$—	$—	$—	$—
	Outplacement Services	$—	$25,000	$25,000	$—	$—	$—	$—

Linda S. Huber	Severance Payment	$—	$1,650,000	$2,200,000	$—	$—	$—	$—
	Equity Treatment	$—	$—	$1,015,605	$—	$—	$—	$—
	Health Benefits	$—	$12,857	$19,286	$—	$—	$—	$—
	Outplacement Services	$—	$25,000	$25,000	$—	$—	$—	$—

Helen L. Shan	Severance Payment	$—	$1,575,000	$2,087,500	$—	$—	$—	$—
	Equity Treatment	$—	$4,033,762	$6,541,296	$—	$6,285,769	$—	$—
	Health Benefits	$—	$20,806	$31,209	$—	$—	$—	$—
	Outplacement Services	$—	$25,000	$25,000	$—	$—	$—	$—

Goran Skoko	Severance Payment	$—	$1,200,000	$1,600,000	$—		$—	$—
	Equity Treatment	$—	$1,980,931	$3,148,714	$4,416,358	$3,020,879	$3,148,714	$3,875,208
	Health Benefits	$—	$24,031	$36,046	$—	$—	$—	$—
	Outplacement Services	$—	$25,000	$25,000	$—	$—	$—	$—

Robert J. Robie	Severance Payment	$—	$1,170,000	$1,560,000	$—	$—	$—	$—
	Equity Treatment	$—	$1,856,122	$2,940,525	$—	$2,821,213	$—	$—
	Health Benefits	$—	$33,354	$50,031	$—	$—	$—	$—
	Outplacement Services	$—	$25,000	$25,000	$—	$—	$—	$—
CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K (collectively, the "Pay Ratio Rule"), we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO, Mr. Snow.

For the fiscal year completed August 31, 2022, the median of the annual total compensation of all employees at FactSet (other than our CEO), was $18,958 and the annual total compensation of our CEO, as reported in the Summary Compensation Table of this Proxy Statement, was $6,604,998. Based on this information, for fiscal 2022, a reasonable estimate, calculated in a manner consistent with the Pay Ratio Rule, of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all our employees was 348 to 1.

The provisions of the Pay Ratio Rule for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

For purposes of the above disclosure, we are required to identify our median employee based on our global workforce, without regard to their location, compensation arrangements, or employment status (full-time versus part-time). At August 31, 2022, we had employees in 24 countries, with approximately 21% of our employees located in the United States and 79% located in other jurisdictions. To identify the median of the annual total compensation of all employees, as well as to determine the annual total compensation of the “median employee,” the methodology and the material assumptions that we used were as follows:

▪FactSet did not have a significant change in employee population and the same median employee was used for the fiscal 2022 pay ratio calculation as was used for the fiscal 2021 calculation.
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▪Selected August 31, 2022, as the date upon which we would identify the “median employee,” as it corresponds to our fiscal year end.
▪Provided annualized compensation of all permanent employees who were new hires in fiscal 2022.
▪No cost-of-living adjustments in identifying the “median employee.”
▪Applied the local currency to U.S. dollar exchange spot rate as of August 31, 2022, to the compensation paid to non-U.S. employees to facilitate comparison of all employees in U.S. dollars.

For purposes of measuring the compensation of our employees, we selected base salary or wages plus overtime pay, plus annual cash incentive bonuses, plus allowances, plus equity grants, as the most appropriate measures of compensation. Using this methodology, we determined that our “median employee” was a full-time, salaried employee located in our Hyderabad, India office, where 39% of our employees are based, or 4,380 of our 11,203 employees worldwide at August 31, 2022.

With respect to the annual total compensation of the “median employee,” we identified and calculated the elements of such employee’s compensation for fiscal 2022 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation in the amount of $18,958. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of the fiscal 2022 Summary Compensation Table included in this Proxy Statement.

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Proposal 3: Advisory Vote on Executive Compensation

As required by Section 14A of the Exchange Act, we seek an advisory, non-binding stockholder vote with respect to compensation awarded to our NEOs. We provide this vote on an annual basis.

As previously discussed in the Compensation Discussion and Analysis, we design our compensation programs to maintain a performance and achievement-oriented environment throughout FactSet. Our executive compensation program is overseen by our Compensation and Talent Committee to encourage decisions and behaviors that align with the long-term interests of our stockholders. The Compensation and Talent Committee has designed the executive compensation policies for our NEOs to meet the following goals and principles:
•Ensure executive compensation is aligned with our corporate strategies and business objectives.
•Balance an executive officer’s compensation between short-term and long-term performance objectives that enhance stockholder value by linking rewards to measurable corporate and individual performance.
•Maintain executive compensation at levels commensurate with relative contributions of other members of senior management.
•Reflect qualitative factors beyond the quantitative financial guidelines as key considerations in the determination of individual executive compensation payments.
•Attract and retain talented personnel by considering compensation offered for similar positions by other companies in the technology and financial information industries.

Required Vote

We ask our stockholders to indicate their support for the compensation awarded to our NEOs as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our NEO compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the compensation philosophy, policies and practices described in this Proxy Statement.

Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2022 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and related notes and narrative.”

The say-on-pay vote is advisory, and therefore not binding on FactSet, the Compensation and Talent Committee, or the Board. Our Board and its Compensation and Talent Committee value the opinions of our stockholders and will take into account the outcome of this vote in considering future compensation arrangements.

FactSet’s Board recommends that you vote “FOR” the approval, on an advisory basis, of the Fiscal 2022 Compensation of the Named Executive Officers as disclosed in this Proxy Statement.
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CERTIFICATE OF INCORPORATION AND BYLAWS

We are committed to responsible and effective corporate governance in order to enhance sustainable, long-term stockholder value and to be accountable and responsive to our stakeholders. As part of our regular review and consideration of our corporate governance practices, and taking into account conversations with our stakeholders, the Board has determined that it is advisable and in the best interests of FactSet and our stockholders to amend and restate the Certificate of Incorporation and the Bylaws to revise, modernize and update such documents.

We understand and value the importance of stockholder engagement and participation and have taken several steps to enhance stockholders' ability to express their views. In furtherance of these principles, this year we are seeking stockholder approval at this Meeting to adopt an amendment to declassify the Board, including procedures relating to Board composition, such as permitting stockholders to remove directors with or without cause (Proposal 4). As discussed in more detail below, the Board also has approved changes to the Bylaws to provide our stockholders with the ability to call a special meeting.

Stockholder Rights and Board Accountability

We are also proposing certain additional enhancements to the Certificate of Incorporation to modernize it in line with current best practices and law. We believe that each of these changes would benefit the Company and its stockholders. We are seeking stockholder approval at this Meeting to remove certain business combination restrictions that have been largely superseded by Delaware statute (Proposal 5), to add a Delaware forum selection provision which is now common practice and authorized by Delaware statute (Proposal 6), to add a federal forum selection provision which is now good practice in light of developments in federal law (Proposal 7), and to remove a creditor compromise provision, which is no longer standard practice, in order to allow the Company to rely on federal bankruptcy law (Proposal 8). We are also proposing to amend and restate the Certificate of Incorporation to integrate any and all amendments approved at this Meeting and all prior amendments into a single document, and to make various miscellaneous amendments to clarify, streamline and modernize the Certificate of Incorporation (Proposal 9).

The Certificate of Incorporation

The Board has unanimously approved each of the following proposals for amendment of the Certificate of Incorporation (collectively, the "Charter Proposals"):

•Proposal 4: To approve an amendment to the Certificate of Incorporation to declassify the Board of Directors, including procedures relating to Board composition;
•Proposal 5: To approve an amendment to the Certificate of Incorporation to remove certain business combination restrictions;
•Proposal 6: To approve an amendment to the Certificate of Incorporation to add a Delaware forum selection provision;
•Proposal 7: To approve an amendment to the Certificate of Incorporation to add a federal forum selection provision;
•Proposal 8: To approve an amendment to the Certificate of Incorporation to remove a creditor compromise provision; and
•Proposal 9: To approve amendment and restatement of the Certificate of Incorporation to clarify, streamline and modernize the Certificate of Incorporation.

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We propose to amend and restate the Certificate of Incorporation, as described in Proposal 9, to integrate the amendments described in the Charter Proposals and other amendments that have been adopted in the past into a single document (the "New Certificate"). If our stockholders approve the amendments described in each of the Charter Proposals, we intend to file the New Certificate with the Secretary of State of the State of Delaware shortly following the Meeting. The full text of the New Certificate is attached hereto as Appendix A.

The approval of any one of the Charter Proposals is not conditioned upon approval of any of the other Charter Proposals. If less than all of the Charter Proposals are approved, we intend to modify the New Certificate to exclude any Charter Proposal not so approved prior to filing with the Delaware Secretary of State. Each of the proposed changes described by the Charter Proposals, if approved by our stockholders, will be effective upon the filing of the New Certificate with the Delaware Secretary of State.

The Bylaws

The Board has unanimously approved amendments to the Bylaws to conform to the Charter Proposals described above, to provide for a stockholder special meeting right, and to make certain other changes to the Bylaws, as described below. The Board's approval of the conforming amendments to the Bylaws are contingent on approval by our stockholders of the Charter Proposals described above and implementation of the New Certificate. If less than all of the Charter Proposals are approved, the Board intends to modify the Bylaws accordingly.

Stockholder Ability to Call Special Meetings

The Board has approved amendments to the Bylaws which would give our stockholders the ability to call a special meeting of stockholders under certain circumstances. Currently, our stockholders do not have the ability to call a special meeting of stockholders. The Board has approved amendments to the Bylaws which provide that special meetings of the Company's stockholders may be called at the request of stockholders of record holding in the aggregate at least 50% of all outstanding voting stock of the Company, so long as such stockholders satisfy certain procedural requirements.

We believe that providing the ability to stockholders to call a special meeting enhances stockholders' rights. In addition, 69% of S&P 500 companies have stockholder special meeting rights. (Source: FactSet SharkRepellent.) We believe a 50% ownership threshold for stockholders to call a special meeting strikes an appropriate balance between facilitating stockholder engagement and maintaining procedural safeguards against inefficient use of corporate resources, disruption and potential abuse by a small minority of stockholders. We believe that a 50% ownership threshold will ensure that special meetings are reserved for those extraordinary matters on which immediate action is deemed necessary by an appropriately sized group of the Company's stockholders.

In contrast to the conforming amendments to the Bylaws for the Charter Proposals described above, the Board intends for the amendments providing for stockholder ability to call special meetings to take effect irrespective of the outcome of the stockholder votes on the Charter Proposals.

Other Amendments

The Board has also approved other miscellaneous amendments to the Bylaws, including changes to accommodate newer technology, to reflect the new universal proxy rules, to update the advanced notice bylaw, to update the officers provisions, and to reflect changes in Delaware law. In contrast to the conforming amendments to the Bylaws for the Charter Proposals described above, the Board intends these miscellaneous amendments to take effect irrespective of the outcome of the stockholder votes on the Charter Proposals.
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Proposal 4: Approval of Amendment to the Certificate of Incorporation to Declassify the Board of Directors, Including Procedures Relating to Board Composition

The Board voted to approve, and to recommend to our stockholders that they approve, an amendment to the Company's Certificate of Incorporation to declassify the Board, including procedures relating to Board composition as described below.

The Proposed Amendment

Article ELEVENTH of the Certificate of Incorporation currently provides that the Board shall be divided into three classes, each class consisting, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board, and members of each class are elected to serve for staggered three-year terms with the term of one class expiring at each annual meeting of stockholders.

The proposed amendment to the Certificate of Incorporation provides for the declassification of the Board to be phased in over a period of three years. If approved by the stockholders, the amendment would first apply to directors standing for election beginning with the 2023 annual meeting of stockholders. At the 2023 annual meeting of stockholders, the successors of the class of directors whose terms expire at such meeting would be elected for a term of office to expire at the 2025 annual meeting of stockholders. At the 2024 annual meeting of stockholders, the successors of the class of directors whose terms expire at such meeting would be elected for a term of office to expire at the 2025 annual meeting of stockholders. Beginning with the 2025 annual meeting of stockholders, the declassification of the Board would be complete, and the entire Board would stand for election annually for one-year terms. The amendments would not shorten the existing terms of directors (including directors elected at this Meeting).

The proposed amendment also provides that any newly created directorship that results from an increase in the number of directors, after the effective date of the proposed amendment but before the 2025 annual meeting of stockholders, would be apportioned by the Board among the classes of directors in effect prior to the 2025 annual meeting of stockholders so as to maintain the number of directors in each class as nearly equal in number as is reasonably practicable. Directors elected by the Board to fill vacancies would have the same remaining terms as that of their predecessors. This general description of the amendment is qualified in its entirety by reference to the text of the amendment, Article VI, Section 6.03 of the New Certificate, attached as Appendix A.

In addition, Delaware law provides that directors serving on boards that are not classified may be removed with or without cause, whereas currently, under Article ELEVENTH of the Certificate of Incorporation, Company directors can be removed only for cause. As required by Delaware law, the proposed amendment would permit stockholders to remove directors with or without cause beginning in 2025 when the Board would be fully declassified. This general description of the amendment is qualified in its entirety by reference to the text of the amendment, Article VI, Section 6.05 of the New Certificate, attached as Appendix A.

Article ELEVENTH of the Certificate of Incorporation provides that the number of directors shall be fixed pursuant to the Bylaws, which in turn provides that the number of directors shall be determined by resolution of the Board. The proposed amendment would provide in the Certificate of Incorporation that the number of directors shall be determined by resolution of the Board. This general description of the amendment is qualified in its entirety by reference to the text of the amendment, Article VI, Section 6.02 of the New Certificate, attached as Appendix A.

Article ELEVENTH of the Certificate of Incorporation can be amended only by, and provides that certain provisions of the Bylaws, relating to the size of the Board, classification of directors, removal of directors and Board vacancies, can be amended only by, the affirmative vote of at least 80% of the outstanding shares of stock entitled to vote in the election of directors unless such amendment is unanimously recommended by the entire Board. The proposed amendment would remove such supermajority voting requirement from the Certificate of Incorporation such that the default majority voting standard under Delaware law would apply.

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Reasons for Amendment

In 2021, as part of our regular review and consideration of our corporate governance practices, and taking into account conversations with our stockholders, the Board determined that it would be in the best interests of FactSet and our stockholders to declassify the Board. We stated in our 2021 Proxy Statement that we intended to present a Board-sponsored proposal at our 2022 Annual Meeting of Stockholders to amend the Certificate of Incorporation to transition to a declassified Board beginning with our 2023 Annual Meeting of Stockholders, with the entire Board of Directors being elected annually for one-year terms beginning at our 2025 Annual Meeting of Stockholders. Proposal 4 would effect such transition. As part of our review of our classified board structure, we have reviewed all the Company's related procedures regarding the composition of the Board and the other components of this proposal related to those procedures.

A classified board structure may enhance stockholder value by forcing an entity seeking control of the Company to initiate arms-length discussions with the board (since the entire board cannot be replaced in a single election). However, since the Company's adoption of a classified board structure, corporate governance practices have evolved, and stockholders and other stakeholders now support annual election of directors. In addition, annual election of directors is prevalent among large U.S. companies. Only 12% of S&P 500 companies currently have classified boards. (Source: FactSet SharkRepellent.)

We believe that the annual election of directors will provide a means for our stockholders to have increased influence on our corporate governance policies and allow them to hold our directors accountable for implementing those policies. We believe such amendments are consistent with other practices we have initiated to address director accountability, and we believe the Board will continue to be able to provide independent oversight and be effective in protecting stockholder interests.

We believe the other changes discussed in this Proposal 4 modernize the Certificate of Incorporation's provisions relating to Board composition and make them consistent with applicable Delaware law for declassified boards.

Additional Information

The approval of this Proposal 4 requires that a majority of the outstanding voting stock of the Company, voting as a single class, be voted “for” the proposal. If a stockholder abstains from voting or directs the stockholder's proxy to abstain from voting on this proposal, the abstention has the same effect as a vote against this proposal. Shares of voting stock of the Company resulting in broker non-votes, if any, also have the same effect as a vote against the proposal.

If our stockholders approve this Proposal 4, the changes described in this section will become legally effective upon the filing of the New Certificate with the Secretary of State of the State of Delaware, which is expected to occur shortly following the Meeting. If our stockholders do not approve this Proposal 4, the changes described in this section will not be made. In particular, the Board will remain classified, directors will remain removable by our stockholders only for cause, the size of the Board will remain determined pursuant to the Bylaws and the supermajority voting standard currently applicable to the provisions described above will remain effective. The approval of this Proposal 4 is not conditioned upon approval of any of the other Charter Proposals.

The Board has approved conforming amendments to the Bylaws, contingent upon stockholder approval and implementation of the New Certificate. If our stockholders approve this Proposal 4, the Board intends that the conforming amendments to the Company's Bylaws will take effect. If our stockholders do not approve Proposal 4, the conforming amendments to the Company's Bylaws will not take effect.

FactSet’s Board recommends that you vote “FOR” Proposal 4

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Proposal 5: Approval of Amendment to the Certificate of Incorporation to Remove Certain Business Combination Restrictions

The Board voted to approve, and to recommend to our stockholders that they approve, an amendment to the Company's Certificate of Incorporation to remove certain business combination restrictions in Article TWELFTH currently in the Certificate of Incorporation since the Company is already subject to the business combination restrictions of Section 203 of the Delaware General Corporate Law ("Section 203").

The Proposed Amendment

Section 203 prohibits a Delaware corporation from engaging in a "business combination" with an "interested stockholder" for three years from the date a person or entity becomes an interested stockholder. An "interested stockholder" includes a person or entity that owns 15% or more of the corporation's outstanding voting stock. A "business combination" includes: (i) mergers between the corporation and an interested stockholder; (ii) sales or dispositions to an interested stockholder of assets worth 10% or more of the total asset value of the corporation (measured by consolidated asset value or aggregate stock value); (iii) certain issuances or transfers of stock to an interested stockholder; (iv) certain transactions involving the corporation that would increase the proportionate ownership of the interested stockholder; and (v) a receipt by the interested stockholder (except proportionately as a stockholder) of any loans, advances, guarantees, pledges or other financial benefits provided by the corporation.

Under Section 203, the three-year moratorium on business combinations does not apply if: (i) the business combination or the transaction that resulted in the stockholder becoming an interested stockholder is approved by the corporation's board prior to the time the interested stockholder becomes an interested stockholder; (ii) the interested stockholder acquired at least 85% of the voting stock of the corporation (other than stock held by directors who are also officers or by qualified employee stock plans) in the transaction in which it becomes an interested stockholder; or (iii) the business combination is approved by the corporation's board of directors and by the affirmative vote of 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. The general description of Section 203 set forth above is qualified in its entirety by reference to the text of Section 203.

The full text of Article TWELFTH is attached as Appendix B. Article TWELFTH imposes restrictions similar to those set forth in Section 203, but, among other things, sets restrictions on business combinations with stockholders owning 5% or more of the Company's outstanding voting stock and requires approval of such business combinations by the affirmative vote of at least 80% of the Company's outstanding voting stock. If Article TWELFTH is removed, the Company would continue to be subject to the business combination restrictions set forth in Section 203.

Article TWELFTH of the Certificate of Incorporation can be amended only by the affirmative vote of at least 80% of the outstanding shares of stock entitled to vote in the election of directors unless such amendment is unanimously recommended by the entire Board. The proposed amendment would remove such supermajority voting requirement such that the default majority voting standard under Delaware law would apply.

Reasons for Amendment

Article TWELFTH of the current Certificate of Incorporation was adopted prior to the enactment of Section 203. Given the intervening changes in Delaware law, we believe it is advisable to simplify the Certificate of Incorporation by removing the provisions of current Article TWELFTH in their entirety, since the Company is already subject to the business combination restrictions set forth in Section 203. We believe that Section 203 sufficiently protects the Company and its stockholders against the concerns that Article TWELFTH sought to address, making Article TWELFTH no longer necessary. We also believe that removing Article TWELFTH would be consistent with current corporate governance best practices and the governance practices of other S&P 500 companies.

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Additional Information

The approval of this Proposal 5 requires that a majority of the outstanding voting stock of the Company, voting as a single class, be voted “for” the proposal. If a stockholder abstains from voting or directs the stockholder's proxy to abstain from voting on this proposal, the abstention has the same effect as a vote against this proposal. Shares of voting stock of the Company resulting in broker non-votes, if any, also have the same effect as a vote against the proposal.

If our stockholders approve this Proposal 5, the changes described in this section will become legally effective upon the filing of the New Certificate with the Secretary of State of the State of Delaware, which is expected to occur after the Meeting. If our stockholders do not approve this Proposal 5, the changes described in this section will not be made, and the business combination restrictions set for in Article TWELFTH will remain effective and the supermajority voting standard currently applicable to Article TWELFTH will remain effective. The approval of this Proposal 5 is not conditioned upon approval of any of the other Charter Proposals.

FactSet’s Board recommends that you vote “FOR” Proposal 5

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Proposal 6: Approval of Amendment to the Certificate of Incorporation to Add a Delaware Forum Selection Provision

The Board voted to approve, and to recommend to our stockholders that they approve, an amendment to the Company's Certificate of Incorporation to add a Delaware forum selection provision.

The Proposed Amendment

The proposed amendment would provide that, unless the Company (through approval of the Board) consents in writing to the selection of an alternative forum, the sole and exclusive forum for certain legal actions involving the Company would be the Court of Chancery of the State of Delaware (the "Delaware Court of Chancery"). The proposed amendment is included in Article X of the New Certificate, attached as Appendix A, and this general description of the amendment is qualified in its entirety by reference thereto.
The following legal actions would be subject to the Delaware forum selection provision:
•any derivative action or proceeding brought on behalf of the Company;
•any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the Company to the Company or the Company's stockholders, creditors or other constituents;
•any action or proceeding asserting a claim against the Company or any director, officer or other employee of the Company arising pursuant to, or seeking to enforce any right, obligation or remedy under, any provision of the Delaware General Corporation Law (the "DGCL"), or our Certificate of Incorporation or Bylaws as either may be amended from time to time;
•any action or proceeding seeking to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or Bylaws as either may be amended from time to time;
•any action or proceeding asserting a claim against the Company or any director or officer or other employee of the Company governed by the internal affairs doctrine; and
•any action or proceeding as to which the DGCL confers jurisdiction on the Delaware Court of Chancery.
If the Delaware Court of Chancery dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another Delaware state court, or, if no Delaware state court has jurisdiction, the federal district court for the District of Delaware. Anyone who acquires or holds any interest in shares of capital stock of the Company will be deemed to consent to these terms.

Reasons for Amendment

We believe the Company and our stockholders would benefit from having any claims described above resolved in the Delaware Court of Chancery. We believe that this provision would promote efficiencies in the Company's management of litigation involving matters governed by Delaware law by:
•limiting forum-shopping by plaintiffs;
•enabling the Company to avoid litigating actions involving the same matter in multiple jurisdictions, with the associated duplication of litigation expenses and the possibility of inconsistent outcomes; and
•facilitating submission of matters governed by Delaware corporate law to a forum widely regarded as the preeminent U.S. court for corporate law and related business disputes, such that the Company and its stockholders would benefit from experienced jurists who have a deep understanding of Delaware corporate law, as well as procedures that can provide

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relatively quick decisions, both of which can increase predictability regarding the outcome of these disputes and can limit the time, cost and uncertainty of litigation for all parties.
Delaware statute explicitly permits companies, like FactSet, that are incorporated in Delaware to adopt Delaware forum selection provisions in their certificate of incorporation. In addition, exclusive forum provisions are prevalent for large U.S. companies, as 51% of S&P 500 companies have adopted an exclusive forum provision. (Source: FactSet SharkRepellent.)

This Delaware forum selection provision is not being proposed in reaction to any specific litigation confronting the Company and is being proposed on a prospective basis to help mitigate potential future harm to the Company and its stockholders.

Additional Information

The approval of this Proposal 6 requires that a majority of the outstanding voting stock of the Company, voting as a single class, be voted “for” the proposal. If a stockholder abstains from voting or directs the stockholder's proxy to abstain from voting on this proposal, the abstention has the same effect as a vote against this proposal. Shares of voting stock of the Company resulting in broker non-votes, if any, also have the same effect as a vote against the proposal.

If our approve this Proposal 6, the changes described in this section will become legally effective upon the filing of the New Certificate with the Secretary of State of the State of Delaware, which is expected to occur shortly following the Meeting. If our stockholders do not approve this Proposal 6, the changes described in this section will not be made, and the Delaware forum selection provision described in this section will not take effect. The approval of this Proposal 6 is not conditioned upon approval of any of the other Charter Proposals.

FactSet’s Board recommends that you vote “FOR” Proposal 6

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Proposal 7: Approval of Amendment to the Certificate of Incorporation to Add a Federal Forum Selection Provision

The Board voted to approve, and to recommend to our stockholders that they approve, an amendment to the Company's Certificate of Incorporation to add a federal forum selection provision.

The Proposed Amendment

This provision would provide that, unless the Company (through approval of the Board) consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Anyone who acquires or holds any interest in shares of capital stock of the Company will be deemed to consent to these terms. The proposed amendment is included in Article X of the New Certificate, attached as Appendix A, and this general description of the amendment is qualified in its entirety by reference thereto.

Reasons for Amendment

We believe the Company and its stockholders would benefit from having any claims arising under the Securities Act resolved in the federal district courts of the United States. We believe that this provision would promote efficiencies in the Company's management of Securities Act litigation by:
•limiting forum-shopping in state court by plaintiffs;
•enabling the Company to avoid litigating actions involving the same matter in state and federal courts, with the associated duplication of litigation expenses and the possibility of inconsistent outcomes, and to obtain consolidation of multi-jurisdictional litigation; and
•facilitating submission of Securities Act claims for resolution by federal courts, which have experience and expertise in adjudicating such claims.
The proposed provision does not limit plaintiffs to a particular state's federal courts and it permits the Company to consent to the selection of an alternative forum. In addition, exclusive forum provisions are prevalent for large U.S. companies, as 51% of S&P 500 companies have adopted an exclusive forum provision. (Source: FactSet SharkRepellent.) Federal forum selection provisions have become more prevalent after a U.S. Supreme Court decision held that Securities Act claims could be brought in either state or federal court. This federal forum selection provision is not being proposed in reaction to any specific litigation confronting the Company and is being proposed on a prospective basis to help mitigate potential future harm to the Company and its stockholders.

Additional Information

The approval of this Proposal 7 requires that a majority of the outstanding voting stock of the Company, voting as a single class, be voted “for” the proposal. If a stockholder abstains from voting or directs the stockholder's proxy to abstain from voting on this proposal, the abstention has the same effect as a vote against this proposal. Shares of voting stock of the Company resulting in broker non-votes, if any, also have the same effect as a vote against the proposal.

If our stockholders approve this Proposal 7, the changes described in this section will become legally effective upon the filing of the New Certificate with the Secretary of State of the State of Delaware, which is expected to occur shortly following the Meeting. If our stockholders do not approve this Proposal 7, the changes described in this section will not be made, and the federal forum selection clause described in this section will not take effect. The approval of this Proposal 7 is not conditioned upon approval of any of the other Charter Proposals.

FactSet’s Board recommends that you vote “FOR” Proposal 7

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Proposal 8: Approval of Amendment to the Certificate of Incorporation to Remove a Creditor Compromise Provision

The Board voted to approve, and to recommend to our stockholders that they approve, an amendment to the Company's Certificate of Incorporation to remove Article FIFTH, a creditor compromise provision, currently contained in the Certificate of Incorporation.

The Proposed Amendment

Article FIFTH of the Certificate of Incorporation is a creditor compromise provision that generally provides that, in certain circumstances, a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders, of the Company may agree to a compromise or arrangement and to any reorganization of the Company as a consequence of such compromise or arrangements. The provision provides that such actions, if sanctioned by a court of competent jurisdiction, would be binding on all the creditors or class of creditors and/or the stockholders or class of stockholders of the Company. The text of Article FIFTH of the Certificate of Incorporation is set forth below:

FIFTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders of class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of the Corporation, as the case may be, and also on the Corporation.

The proposed amendment would remove this Article FIFTH from the Certificate of Incorporation and, as a result, the Company would rely on federal bankruptcy law in any such situation.

Reasons for Amendment

Article FIFTH has been in the Certificate of Incorporation since at least 1987. In light of the remedies that have become available to creditors and debtors under federal bankruptcy laws over the last 35 years, we believe the existing provision would not be an effective tool to obtain debt relief as compared to current law. This provision has never been used by, nor is it expected to be useful to, the Company. For these reasons, we believe it is advisable to remove Article FIFTH, which would result in the Company instead relying on federal bankruptcy law, as is standard practice for most companies.

Additional Information

The approval of this Proposal 8 requires that a majority of the outstanding voting stock of the Company, voting as a single class, be voted “for” the proposal. If a stockholder abstains from voting or directs the stockholder's proxy to abstain from voting on this proposal, the abstention has the same effect as a vote against this proposal. Shares of voting stock of the Company resulting in broker non-votes, if any, also have the same effect as a vote against the proposal.
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If our stockholders approve this Proposal 8, the changes described in this section will become legally effective upon the filing of the New Certificate with the Secretary of State of the State of Delaware, which is expected to occur shortly following the Meeting. If our stockholders do not approve this Proposal 8, the changes described in this section will not be made and the creditor compromise provision set forth in Article FIFTH will remain in effect. The approval of this Proposal 8 is not conditioned upon approval of any of the other Charter Proposals.

FactSet’s Board recommends that you vote “FOR” Proposal 8

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Proposal 9: Approval of Amendment and Restatement of Certificate of Incorporation to Clarify, Streamline and Modernize the Certificate of Incorporation

The Board voted to approve, and to recommend to our stockholders that they approve, amendment and restatement of the Certificate of Incorporation to integrate any and all amendments approved at this Meeting and all prior amendments into a single document, and to make various miscellaneous changes to clarify, streamline and modernize the Certificate of Incorporation, as described below.

The Proposed Amendment

If our stockholders approve this Proposal 9, the Company intends to amend and restate the Certificate of Incorporation to combine into one document each of the amendments contemplated by the Charter Proposals that are approved by our stockholders and all prior amendments, and to make largely technical, clarifying and modernizing changes to the Certificate of Incorporation. Below is a summary of the changes to the Certificate of Incorporation proposed pursuant to this Proposal 9 in addition to the consolidation of the Certificate of Incorporation into a single document:
•Article II: Expressly stating the Company may have offices in addition to its registered office (conforming with typical language in current certificates of incorporation).
•Article III: Streamlining (and not broadening in any substantive manner) the Company's corporate purpose (such that the wording of the proposed new purpose clause more closely follows the wording of the applicable Delaware statutory provision).
•Article IV, Section 4.02: Expressly stating that holders of the Company's common stock are entitled to one vote for each share (consistent with the applicable default rule in Delaware that already applies to the Company).
•Article IV, Section 4.03: Clarifying (and not broadening in any substantive manner) the description of preferred stock that the Board could issue (conforming with typical language in current certificates of incorporation).
•Article IV, Section 4.04: Expressly stating no cumulative voting (consistent with the applicable default rule in Delaware that already applies to the Company).
•Article VI, Section 6.01: Expressly stating general powers of the Board (such that the wording of the proposed new clause closely follows the wording of the applicable Delaware statutory provision).
•Article VI, Section 6.04: Expressly stating that retirement (consistent with Delaware law) and disqualification (conforming with typical language in current certificates of incorporation) are events that would end a director's term of office, and stating that a decrease in the number of directors will not shorten the term of any incumbent director (consistent with Delaware law).
•Article VIII, Section 8.01: Expressly stating that the Board's ability to amend the Bylaws is subject to the Company's stockholders' ability to amend the Bylaws (consistent with Delaware law), and stating that Board approval of the Bylaws must be approved by the majority of the Board (rather than a majority of a quorum of the Board as currently provided).
•Article VIII, Section 8.02: Stating the Company's stockholders can amend the Bylaws (consistent with Delaware law).
•Article IX, Section 9.02: Clarifying that the Company's indemnification provision applies to its directors and officers serving at the request of the Company for another corporation in any capacity (conforming with typical language in current certificates of incorporation).
•Removing supermajority (80%) voting requirements applying to amendments of Article FOURTEENTH of the Certificate of Incorporation, which covers indemnification and director exculpation.
•Converting to gender neutral language, organizing the document into clearer sections, and making other immaterial changes to clarify the document.
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Unless otherwise indicated, all Article and Section citations above refer to the New Certificate, and the general description of the proposed amendments set forth above is qualified in its entirety by reference to the text of the New Certificate, which is attached as Appendix A to these proxy materials.

Reasons for Amendment

The Company's Certificate of Incorporation has not been amended and restated since 1987. We believe the changes described in this Proposal 9 would streamline and clarify the Certificate of Incorporation to make it easier for stockholders and others to read and understand, modernize the document, and align it more closely with relevant Delaware law.

Additional Information

The approval of this Proposal 9 requires that a majority of the outstanding voting stock of the Company, voting as a single class, be voted “for” the proposal. If a stockholder abstains from voting or directs the stockholder's proxy to abstain from voting on this proposal, the abstention has the same effect as a vote against this proposal. Shares of voting stock of the Company resulting in broker non-votes, if any, also have the same effect as a vote against the proposal.

If our stockholders approve this Proposal 9, the changes described in this section will become legally effective upon the filing of the New Certificate with the Secretary of State of the State of Delaware, which is expected to occur shortly following the Meeting. If our stockholders do not approve this Proposal 9, the changes described in this section will not be made. In particular, the Certificate of Incorporation will not be amended and restated to consolidate any amendments resulting from approval of any of the other Charter Proposals and all prior amendments, and the other miscellaneous changes described in this section will not take effect. The approval of this Proposal 9 is not conditioned upon approval of any of the other Charter Proposals.

FactSet’s Board recommends that you vote “FOR” Proposal 9

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information known to us with respect to beneficial ownership of our common stock for (i) each director and nominee, (ii) each holder of more than 5% of our common stock, (iii) our Principal Executive Officer, Principal Financial Officer and the three most highly compensated executive officers (other than the Principal Executive Officer and Principal Financial Officer) named in the table entitled “Summary Compensation Table,” and (iv) all our executive officers and directors as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to the tables and pursuant to applicable community property laws, to our knowledge, the persons named in the table below have sole voting and investment power with respect to all shares of our common stock beneficially owned. The number of shares beneficially owned by each person or group as of a certain date includes shares of our common stock that such person or group had the right to acquire on or within 60 days after such date, including upon the exercise of stock options and the vesting of equity-based awards.

For each beneficial owner and individual included in the tables below, percentage ownership of common stock is calculated by dividing the number of shares beneficially owned by the 38,060,472 shares of FactSet common stock outstanding as of October 1, 2022. Any securities that were not outstanding but subject to stock options exercisable or the vesting of equity-based awards within 60 days after the date of a table were deemed to be outstanding in determining the percentage owned by such person, but were not deemed to be outstanding in determining the percentage owned by any other person.

Beneficial Owners

Based on filings made under Sections 13(d) and 13(g) of the Exchange Act, as of October 1, 2022, the only persons or entities known by us to be a beneficial owner of more than 5% of our common stock were as follows:

Name and Address of Beneficial Owner	Shares of FactSet Common Stock	Percent of Class
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	4,245,507(1)	11.2%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	3,605,555(2)	9.5%
BAMCO, Inc. 767 Fifth Avenue 49th Floor New York, NY 10153	2,657,480(3)	7.0%
Loomis, Sayles & Company, L.P. One Financial Center Boston, MA 02111	2,200,809(4)	5.8%
State Street Corporation State Street Financial Center 1 Lincoln Street Boston, MA 02111	1,959,016(5)	5.1%

(1)The information regarding The Vanguard Group is based solely on a Schedule 13G/A filed by The Vanguard Group with the SEC on January 10, 2022 (the “Vanguard Group 13G/A”). According to the Vanguard Group 13G/A, the figure includes sole voting power with respect to 0 shares, shared voting power with respect to 63,160 shares, sole dispositive power with respect to 4,089,836 shares, and shared dispositive power with respect to 155,671 shares.
(2)The information regarding BlackRock, Inc. is based solely on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 1, 2022 (the “BlackRock 13G/A”). According to the BlackRock 13G/A, the figure includes sole voting power with respect to 3,065,485 shares, shared
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voting power with respect to 0 shares, sole dispositive power with respect to 3,605,555 shares, and shared dispositive power with respect to 0 shares.
(3)The information regarding BAMCO, Inc. is based solely on a Schedule 13G filed by BAMCO, Inc. with the SEC on February 14, 2022 (the “BAMCO 13G”). According to the BAMCO 13G, the figure includes sole voting power with respect to 0 shares, shared voting power with respect to 2,579,632 shares, sole dispositive power with respect to 0 shares, and shared dispositive power with respect to 2,657,480 shares.
(4)The information regarding Loomis, Sayles & Company, L.P. is based solely on a Schedule 13G/A filed by Loomis, Sayles & Company, L.P. with the SEC on February 14, 2022 (the “Loomis 13G/A”). According to the Loomis 13G/A, the figure includes sole voting power with respect to 1,743,184 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 2,200,809 shares, and shared dispositive power with respect to 0 shares.
(5)The information regarding State Street Corporation is based solely on a Schedule 13G/A filed by State Street Corporation with the SEC on February 11, 2022 (the “State Street 13G/A”). According to the State Street 13G/A, the figure includes sole voting power with respect to 0 shares, shared voting power with respect to 1,753,294 shares, sole dispositive power with respect to 0 shares, and shared dispositive power with respect to 1,955,530 shares.

Directors and NEOs

The table below sets forth, as of October 1, 2022, information regarding the beneficial ownership of our common stock by (1) each of our directors and NEOs and (2) by all of our directors and executive officers as a group (18 persons, of whom six are not NEOs and are not individually named in the table below). Percentage of share ownership amounts are based on 38,060,472 shares of our common stock outstanding as of October 1, 2022.

Name(1)	Number of Shares of Common Stock Beneficially Owned as of October 1, 2022(2)(3)	Percent of Class

NAMED EXECUTIVE OFFICERS
F. Philip Snow(4)	164,467	**
Linda S. Huber(5)	2,107	**
Helen L. Shan(6)	22,666	**
Goran Skoko(7)	39,114	**
Robert J. Robie(8)	19,785	**

DIRECTORS
Robin A. Abrams(9)	16,324	**
Siew Kai Choy(10)	—	**
Malcolm Frank(11)	6,618	**
James J. McGonigle(12)	10,176	**
Lee Shavel(13)	—	**
Laurie Siegel(14)	5,510	**
Maria Teresa Tejada(15)	—	**

ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP (18 PERSONS)(16)	369,491	**
** Percentage of FactSet common stock is less than 1%.
(1)The address for each of these beneficial owners is c/o FactSet Research Systems Inc., 45 Glover Avenue, Norwalk, CT 06850.
(2)Beneficial ownership includes shares that can be acquired upon the exercise of stock options or the vesting of restricted stock unit or performance share unit awards within 60 days of October 1, 2022.
(3)To the Company’s knowledge, each executive officer and director, as of October 1, 2022, had sole voting and sole investment power with respect to his or her shares of common stock.
(4)Includes 154,300 shares of FactSet common stock issuable upon the exercise of stock options and 6,106 shares of common stock issuable upon vesting of restricted share unit or performance share unit awards within 60 days of October 1, 2022. Mr. Snow is also a director of the Company.
(5)Includes 1,465 shares of FactSet common stock issuable upon the exercise of stock options and 586 shares of common stock issuable upon vesting of restricted share unit or performance share unit awards within 60 days of October 1, 2022.

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(6)Includes 20,223 shares of FactSet common stock issuable upon the exercise of stock options and 2,443 shares of common stock issuable upon vesting of restricted share unit or performance share unit awards within 60 days of October 1, 2022.
(7)Includes 34,345 shares of FactSet common stock issuable upon the exercise of stock options and 1,222 shares of common stock issuable upon vesting of restricted share unit or performance share unit awards within 60 days of October 1, 2022.
(8)Includes 17,965 shares of FactSet common stock issuable upon the exercise of stock options and 1,222 shares of common stock issuable upon vesting of restricted share unit or performance share unit awards within 60 days of October 1, 2022.
(9)Includes 12,041 shares of FactSet common stock issuable upon the exercise of stock options within 60 days of October 1, 2022.
(10)Includes no shares of FactSet common stock issuable upon the exercise of stock options within 60 days of October 1, 2022.
(11)Includes 6,618 shares of FactSet common stock issuable upon the exercise of stock options within 60 days of October 1, 2022.
(12)Includes 5,410 shares of FactSet common stock issuable upon the exercise of stock options within 60 days of October 1, 2022.
(13)Includes no shares of FactSet common stock issuable upon the exercise of stock options within 60 days of October 1, 2022.
(14)Includes 5,410 shares of FactSet common stock issuable upon the exercise of stock options within 60 days of October 1, 2022.
(15)Includes no shares of FactSet common stock issuable upon the exercise of stock options within 60 days of October 1, 2022.
(16)Includes 333,716 shares of FactSet common stock issuable upon the exercise of stock option and 15,395 shares of common stock issuable upon vesting of restricted share unit or performance share unit awards within 60 days of October 1, 2022.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. These persons are required to provide us with copies of all Section 16(a) forms that they file. Based solely upon a review of SEC Forms 3, 4 and 5 furnished to us and written representations from our executive officers and directors, we believe that all of those persons complied with all Section 16(a) filing requirements during fiscal 2022 with respect to transactions in our common stock.

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes, as of August 31, 2022, the number of outstanding equity awards granted to employees and non-employee directors, as well as the number of equity awards remaining available for future issuance, under our equity compensation plans:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuances under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,322,639(1)	$253.85(2)	5,003,572(3)
Equity compensation plans not approved by security holders	—	—	—
Total	2,322,639(1)	$253.85(2)	5,003,572(3)
(1)Includes 2,089,231 shares issuable upon exercise of outstanding stock options, 141,643 shares issuable upon vesting of outstanding RSUs and 91,765 shares issuable upon the conversion of outstanding PSUs.
(2)Weighted average exercise price of outstanding options only.
(3)Includes 4,668,567 shares available for future issuance under the FactSet Research Systems Inc. Stock Option and Award Plan, as Amended and Restated, 232,293 shares available for future issuance under the FactSet Research Systems Inc. Non-Employee Directors’ Stock Option and Award Plan, as Amended and Restated, and 102,712 shares available for purchase under the FactSet Research Systems Inc. 2008 Employee Stock Purchase Plan, as Amended and Restated.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is our preference to avoid related party transactions. Our Audit Committee charter requires that members of the Audit Committee, all of whom are independent directors, review and approve all related party transactions for which such approval is required under applicable law, including SEC, NYSE and NASDAQ rules. For purposes of this section, “related person” and “transaction” have the
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meanings contained in Item 404 of Regulation S-K. Under these rules, a related person is a director, executive officer, nominee for director, or more than 5% stockholder of FactSet since the beginning of the last fiscal year, and their immediate family members. We monitor any transaction or series of transactions in which we are a participant, the amount involved exceeds $120,000, and a related person has a direct or indirect material interest. The Audit Committee would determine whether the related person has a material interest in a transaction and would approve, ratify, rescind, or take other action with respect to the transaction in its discretion. In accordance with listing requirements, we do not have relationships with any non-employee directors in which the director is compensated in excess of $120,000, excluding fees for board service.
In fiscal 2022, there were no related-person transactions under the relevant standards. In addition, the Audit Committee is responsible for reviewing and investigating any matters pertaining to the integrity of management, including conflicts of interest and adherence to our Code of Business Conduct and Ethics. Under the Code of Business Conduct and Ethics, directors, officers and all other members of the workforce are expected to avoid any relationship, influence or activity that would cause or even appear to cause a conflict of interest. Our Corporate Governance Guidelines provide that a director should promptly disclose to the Board any potential or actual conflict of interest involving that director. Under the Corporate Governance Guidelines, the Board will determine an appropriate resolution on a case-by-case basis. All directors must excuse themselves from any discussion or decision affecting their personal, business or professional interests. All related party transactions will be disclosed in our applicable filings with the SEC as required under applicable rules.

OTHER MATTERS

Stockholder Proposals and Nomination of Directors

Stockholders who wish to present proposals for inclusion in the proxy materials (other than proxy access nominations, which are described below) to be distributed by FactSet in connection with our 2023 Annual Meeting of Stockholders must submit their proposals to FactSet's Secretary, Rachel R. Stern, at our principal executive offices so they are received no later than July 1, 2023. Any such proposals must also comply with Rule 14a-8 under the Exchange Act.

Under our proxy access By-law, if a stockholder (or a group of up to 20 stockholders), who owns 3% or more of the Company’s voting stock continuously for at least three years immediately preceding the date of notice of proxy access nomination, and has otherwise complied with the requirements set forth in our Bylaws, wants us to nominate and include director nominees (up to the greater of two nominees or 20% of the Board) in the Company’s proxy materials for the 2023 Annual Meeting of Stockholders, the nominations must be received by FactSet’s Secretary, Rachel R. Stern, no earlier than June 1, 2023 and no later than July 1, 2023 (i.e., no earlier than the 150th day and no later than the 120th day prior to the first anniversary of the date our definitive Proxy Statement was first released to stockholders in connection with our 2022 Annual Meeting of Stockholders).

Stockholders who intend to bring an item of business before the 2023 Annual Meeting of Stockholders, other than through Rule 14a-8 or a proxy access nomination, must submit notice in writing of such business or nominations to FactSet’s Secretary, Rachel R. Stern, no earlier than August 17, 2023 and no later than September 16, 2023 (i.e., not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting), as provided in the advance notice provisions of our Bylaws.

Stockholders may also submit names of persons for consideration by the Nominating and Corporate Governance Committee for a directorship as discussed under the “Director Nominations” section appearing earlier in this Proxy Statement.

A copy of the Bylaw procedures is available upon written request to our Corporate Secretary, Rachel R. Stern.

Delivery of Documents to Stockholders Sharing an Address

If you are a beneficial owner, but not the record holder, of shares, your broker, bank or other nominee may deliver only one copy of our Proxy Statement and Annual Report to multiple stockholders who share an address unless that nominee has received contrary instructions from one or more of the stockholders. We will deliver promptly, upon written or oral request, a separate copy of the Proxy Statement and Annual Report to a stockholder at a shared address to which a single copy of the documents were delivered. A stockholder who wishes to receive a separate copy of the Proxy Statement and Annual Report, now or in the future, should

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submit their request to our Investor Relations Department at 1-203-810-1000 or submit a written request to Rachel R. Stern, Secretary, at 45 Glover Avenue, Norwalk, CT 06850. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and Annual Reports and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Other Business

The Board does not intend to bring any other business before the Meeting and so far as is known to the Board, no matters are to be brought before the Meeting except as specified in the Notice of the Meeting. However, as to any other business which may properly come before the Meeting, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

Rachel R. Stern
Executive Vice President, Chief Legal Officer, Global Head of Strategic Resources and Secretary
Norwalk, Connecticut
October 31, 2022

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APPENDIX A

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
FACTSET RESEARCH SYSTEMS INC.
FactSet Research Systems Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:
1.The name of the Corporation is FactSet Research Systems Inc. The Corporation was originally incorporated under the name FactSet Research Corporation pursuant to the original Certificate of Incorporation of the Corporation (the “Original Certificate of Incorporation”), filed with the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on January 25, 1984;
2.The Original Certificate of Incorporation was amended and restated by the Restated Certificate of Incorporation, filed with the Secretary of State on July 15, 1987 (the “Restated Certificate of Incorporation”), and was further amended on April 26, 1995, June 6, 1995, December 8, 1995, June 3, 1996, September 13, 2001 and December 16, 2011, in each case, by filing a Certificate of Amendment with the Secretary of State, effective as of such dates;
3.This Second Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) and by the stockholders of the Corporation, in accordance with Sections 242 and 245 of the DGCL; and
4.This Certificate of Incorporation amends and restates the Restated Certificate of Incorporation of the Corporation to read in its entirety as follows:
ARTICLE I
NAME OF CORPORATION
The name of the Corporation is FactSet Research Systems Inc.
ARTICLE II
REGISTERED OFFICE; REGISTERED AGENT
The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company. The Corporation may have such other offices, either within or without the State of Delaware, as the Board of Directors may designate or as the business of the Corporation may from time to time require.
ARTICLE III
PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.
ARTICLE IV
STOCK
SECTION 4.01.    Authorized Stock. The total number of shares of stock that the Corporation shall have authority to issue is one hundred and sixty million (160,000,000) shares of capital stock, consisting of (i) one hundred and fifty million (150,000,000) shares of common stock, par value $0.01 per share (the “Common Stock”) and (ii) ten million (10,000,000) shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).
SECTION 4.02.    Common Stock. Except as may otherwise be provided in this Certificate of Incorporation, in a Preferred Stock Designation (as hereinafter defined), or as required by law, the holders of outstanding shares of Common Stock shall have the right to vote on all matters on which stockholders are entitled to vote to the exclusion of all other stockholders.

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Each holder of record of Common Stock shall be entitled to one vote for each share of Common Stock standing in the name of such stockholder on the books of the Corporation.
SECTION 4.03.    Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors (or any committee to which it may duly delegate the authority granted in this Article IV) is hereby empowered to authorize the issuance from time to time of shares of Preferred Stock in one or more series, for such consideration and for such corporate purposes as the Board of Directors (or such committee thereof) may from time to time determine, and, by filing a certificate (a “Preferred Stock Designation”) pursuant to applicable law of the State of Delaware as it presently exists or may hereafter be amended, to establish from time to time for each such series the number of shares to be included in each such series and to fix the designations, powers, rights and preferences of the shares of each such series, and the qualifications, limitations and restrictions thereof to the fullest extent now or hereafter permitted by this Certificate of Incorporation and the laws of the State of Delaware, including, without limitation, voting rights (if any), dividend rights, dissolution rights, conversion rights, exchange rights and redemption rights thereof, as shall be stated and expressed in a resolution or resolutions adopted by the Board of Directors (or such committee thereof) providing for the issuance of such series of Preferred Stock. Each series of Preferred Stock shall be distinctly designated. The authority of the Board of Directors, with respect to each series of Preferred Stock, shall include, without limitation, determination of the following:
(a) the designation of the series, which may be by distinguishing number, letter or title;
(b) the number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);
(c) the amounts payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative;
(d) the dates at which dividends, if any, shall be payable;
(e) the redemption rights and price or prices, if any, for shares of the series and the times, form of payment and other terms and conditions of any such redemption;
(f) the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;
(g) the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;
(h) whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;
(i) restrictions on the issuance and re-issuance of shares of the same series or of any other class or series; and
(j) the voting rights, if any, of the holders of shares of the series.
SECTION 4.04.    No Cumulative Voting. No stockholder shall be entitled to exercise any right of cumulative voting.
ARTICLE V
TERM
The term of existence of the Corporation shall be perpetual.
ARTICLE VI
BOARD OF DIRECTORS
SECTION 6.01.    General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authorities expressly conferred upon the Board of Directors by this Certificate of Incorporation or the bylaws of the Corporation (as they may be amended from time to time, the “Bylaws”), the Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by this Certificate of Incorporation or by the Bylaws required to be exercised or done by the stockholders.
SECTION 6.02.    Number of Directors. Except as otherwise fixed pursuant to the terms of any outstanding series of Preferred Stock, the number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the total number of directors that the Corporation would have if all vacancies or unfilled directorships were filled.
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SECTION 6.03.    Classes of Directors. Subject to the rights of the holders of any outstanding series of Preferred Stock to elect directors under specified circumstances and to the other provisions of this Section 6.03, the directors serving on the Board of Directors shall be divided into three (3) classes as nearly equal in size as is reasonably practicable, hereby designated as Class I, Class II and Class III. The members of the Board of Directors already in office shall continue to be assigned to the classes to which each such member was elected. Effective as of the 2023 annual meeting of stockholders, the successors of the Class II directors whose terms expire at such meeting shall be elected for a term of office to expire at the 2025 annual meeting of stockholders; at the 2024 annual meeting of stockholders, the successors of the Class I directors whose terms expire at such meeting shall be elected for a term of office to expire at the 2025 annual meeting of stockholders; and commencing with the 2025 annual meeting of stockholders and at all subsequent annual meetings of stockholders, the Board of Directors will no longer be classified under Section 141(d) of the DGCL and all directors shall be elected for a term of office to expire at the next succeeding annual meeting of stockholders. Until the 2025 annual meeting of stockholders, if the number of directors is changed, any increase or decrease in directorships shall be so apportioned by the Board of Directors among the classes of directors in effect prior to the 2025 annual meeting of stockholders so as to maintain the number of directors in each class as nearly equal in number as is reasonably practicable, and any additional director of any class elected to fill a vacancy resulting from an increase in such class or from death, resignation, retirement, disqualification or removal from office or any other reason shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors have the effect of removing or shortening the term of any incumbent director. If authorized by a resolution of the Board of Directors, directors may be elected to fill any vacancy or unfilled directorship on the Board of Directors, regardless of how such vacancy or unfilled directorship shall have been created.
SECTION 6.04.    Vacancies and Newly Created Directorships. Subject to applicable law and the rights of the holders of any outstanding series of Preferred Stock, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or any other reason, shall be filled solely by the Board of Directors, acting by not less than a majority of the directors then in office, although less than a quorum, and in the event that there is only one director remaining in office, by such sole remaining director. Any director appointed to fill a vacancy or unfilled directorship on the Board of Directors will be appointed for a term expiring at the annual meeting of stockholders at which the term of office of the class for which such director has been appointed expires and until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal from office. No decrease in the number of directors shall shorten the term of any incumbent director.
SECTION 6.05.    Removal. Subject to the rights of holders of any outstanding series of Preferred Stock with respect to the removal of directors, any or all director(s) of the Corporation may be removed from office at any time by the stockholders, (a) until the 2025 annual meeting of stockholders or such other time as the Board of Directors is no longer classified under Section 141(d) of the DGCL, only for cause by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of all classes of capital stock entitled to vote generally in the election of directors, voting together as a single class (the “Voting Stock”), and (b) from and including the 2025 annual meeting of stockholders or such other time as the Board of Directors is no longer classified under Section 141(d) of the DGCL, with or without cause, by the affirmative vote of the holders of a majority of the voting power of the Voting Stock.
SECTION 6.06.    Elections of Directors. Elections of directors need not be by written ballot unless the Bylaws shall so provide.
ARTICLE VII
STOCKHOLDER ACTIONS
SECTION 7.01.    Stockholder Action by Written Consent. Subject to the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation may be effected by the written consent of the stockholders of the Corporation in lieu of a duly called annual or special meeting of the stockholders of the Corporation; provided that such written consent is granted by the holders of at least eighty percent (80%) of the voting power of the outstanding shares of capital stock that would be entitled to vote on such action at a duly called annual meeting or special meeting of the stockholders of the Corporation.
SECTION 7.02.    Amendments. Notwithstanding Article XI, no amendment to this Certificate of Incorporation, directly or indirectly by merger, consolidation or otherwise, shall amend, alter, change or repeal any of the provisions of this Article VII unless the amendment effecting such amendment, alteration, change or repeal shall receive the affirmative vote of the holders of at least eighty percent (80%) of the outstanding shares of Voting Stock; provided that this Section 7.02 shall not apply to any such amendment if such amendment is submitted to the stockholders for adoption with the unanimous recommendation of the entire Board of Directors.
ARTICLE VIII
AMENDMENTS TO BYLAWS
SECTION 8.01.    Board of Directors. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to adopt, amend and repeal the Bylaws,

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subject to the power of the stockholders of the Corporation to adopt, amend or repeal the Bylaws under applicable law as it presently exists or may hereafter be amended. Any such adoption, amendment or repeal of any Bylaw shall require approval by a majority of the entire Board of Directors.
SECTION 8.02.    Stockholders. Subject to Section 8.03, the stockholders of the Corporation shall also have power to adopt, amend and repeal the Bylaws at any special meeting of the stockholders of the Corporation if duly called for that purpose (provided that, in the notice of such special meeting, notice of such purpose shall be given), or at any annual meeting, by the affirmative vote of the holders of a majority of the voting power of the Voting Stock.
ARTICLE IX
DIRECTOR LIABILITY; INDEMNIFICATION
SECTION 9.01.    Director Liability. To the fullest extent that the DGCL as it exists on the date hereof or as it may hereafter be amended permits the limitation or elimination of the liability of directors, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to this Certificate of Incorporation, directly or indirectly by merger, consolidation or otherwise, having the effect of amending, altering, changing or repealing any of the provisions of this Section 9.01 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal, unless such amendment shall have the effect of further limiting or eliminating such liability.
SECTION 9.02.    Indemnification; Non-Exclusivity of Rights.
(a) The Corporation shall, to the fullest extent permitted by applicable law as then in effect, indemnify any person (the “Indemnitee”) who was or is involved in any manner (including, without limitation, as a party or a witness) or was or is threatened to be made so involved in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action, suit or proceeding by or in the right of the Corporation to procure a judgment in its favor) (a “Proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation for another corporation, or of a partnership, joint venture, trust or other enterprise, in any capacity (including, without limitation, service with respect to any employee benefit plan), whether the basis of any such Proceeding is alleged action in an official capacity as a director or officer or in any other such official capacity, against all expenses, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred by him or her in connection with such Proceeding. Such indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs and legal representatives. The right to indemnification conferred in this Article IX shall include the right to receive payment in advance of any expenses incurred by the Indemnitee in connection with such Proceeding, consistent with applicable law as then in effect, and shall be a contract right. The Corporation may, by action of its Board of Directors, provide indemnification for employees, agents, attorneys and representatives of the Corporation with up to the same scope and extent as hereinabove provided for officers and directors. No amendment to this Certificate of Incorporation having the effect of amending, altering, changing or repealing any of the provisions of the sections of this Section 9.02 shall remove, abridge or adversely affect any right to indemnification or other benefits under the sections of this Section 9.02 with respect to any acts or omissions occurring prior to such amendment or repeal.
(b) The right of indemnification, including the right to receive payment in advance of expenses, conferred in this Article IX shall not be exclusive of any other rights to which any person seeking indemnification may otherwise be entitled under any provision of the Certificate of Incorporation, the Bylaws or agreement or otherwise.
(c) In any Proceeding relating to the right to indemnification conferred in this Article IX, the Corporation shall have the burden of proof that the Indemnitee has not met any standard of conduct or belief which may be required by applicable law to be applied in connection with a determination of whether the Indemnitee is entitled to indemnity, or otherwise is not entitled to indemnity, and neither a failure to make such a determination nor an adverse determination of entitlement to indemnity shall be a defense of the Corporation in such Proceeding or create any presumption that the Indemnitee has not met any such standard of conduct or belief or is otherwise not entitled to indemnity. If successful in whole or in part in such Proceeding, the Indemnitee shall be entitled to be indemnified by the Corporation for the expenses actually and reasonably incurred by him or her in connection with such Proceeding.
ARTICLE X
FORUM AND VENUE
Unless the Corporation (through approval of the Board of Directors) consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation; (b) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, creditors or other constituents; (c) any action or proceeding asserting a claim against the Corporation or any director or officer or
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other employee of the Corporation arising pursuant to, or seeking to enforce any right, obligation or remedy under, any provision of the DGCL or this Certificate of Incorporation or the Bylaws (as either may be amended from time to time); (d) any action or proceeding seeking to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws (as either may be amended from time to time); (e) any action or proceeding asserting a claim against the Corporation or any director or officer or other employee of the Corporation governed by the internal affairs doctrine; or (f) any action or proceeding as to which the DGCL (as it may be amended from time to time) confers jurisdiction on the Court of Chancery of the State of Delaware; provided that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state court sitting in the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware).
Unless the Corporation (through approval of the Board of Directors) consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.
Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article X.
If any provision or provisions of this Article X shall be held to be invalid, illegal or unenforceable for any reason whatsoever, the validity, legality and enforceability of the remaining provisions of this Article X shall not in any way be affected or impaired thereby.
ARTICLE XI
AMENDMENTS
In furtherance and not in limitation of the powers conferred by the DGCL, as the same exists or may hereafter be amended, subject to any limitations contained elsewhere in this Certificate of Incorporation, the Corporation may from time to time adopt, amend or repeal any provision of this Certificate of Incorporation (including, without limitation, any rights, preferences or other designations of Preferred Stock).
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Incorporation to be executed on its behalf on this      day of     , 2022.

FACTSET RESEARCH SYSTEMS INC.

By:
Name:
Title:

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APPENDIX B

TWELFTH:    A.    Notwithstanding any other provision of this Certificate of Incorporation and except as set forth in paragraph B of this Article TWELFTH, the affirmative vote of the holders of at least 80% of the outstanding shares of voting stock (as defined in paragraph E of this Article TWELFTH) shall be required
(1) for the adoption of any agreement for the merger or consolidation of the Corporation or any Subsidiary (as defined in paragraph E of this Article TWELFTH) with or into any other person (as defined in paragraph E of this Article TWELFTH), or
(2) to authorize any sale, lease, transfer or exchange of, or any mortgage or pledge of or the granting of any other security interest in, or any other disposition of, all or any substantial part of the assets of the Corporation or any Subsidiary to or with any other person (in a single transaction or in a series of related transactions), or
(3) to authorize the issuance or transfer by the Corporation or any Subsidiary of any securities of the Corporation or any Subsidiary (except securities issued or transferred pursuant to a stock option, purchase, bonus or other plan or arrangement, for natural persons who are directors, employees, consultants and/or agents of the Corporation or a Subsidiary, or securities issued or transferred upon exercise of any conversion rights, warrants or options which shall have been outstanding at the time of adoption of this Article TWELFTH or which shall have been issued or transferred in a transaction not in contravention of the provisions of this Article TWELFTH) to any other person in exchange for cash, securities or other assets or a combination thereof, if, in the case of any of the foregoing transactions, (as of the date of any action taken by the Board of Directors with respect to any such proposed transaction, or as of the record date for the determination of stockholders entitled to notice of and to vote on any such proposed transaction or immediately prior to the consummation of any such proposed transaction) such other person is, or at any time within the preceding 12 months has been, the beneficial owner, directly or indirectly, of 5% or more of the outstanding shares of voting stock of the Corporation.
B.    The provisions of paragraph A of this Article TWELFTH shall not apply to (l) any transaction described in such paragraph A if the Board of Directors of the Corporation shall by resolution have approved a memorandum of agreement with such person setting forth the principal terms of such transaction and such transaction is substantially consistent therewith, provided that a majority of those directors voting in favor of such resolution are Continuing Directors (as defined in paragraph E of this Article TWELFTH), (2) any transaction described in such paragraph A if the other party to such transaction is a Major Subsidiary (as defined in paragraph E of this Article TWELFTH) or (3) any transaction described in such paragraph A (other than a merger or consolidation to which the Corporation would be a party) if the fair value of the securities, assets or other consideration proposed to be issued or transferred, in any way disposed of, or received, by the Corporation or any Subsidiary in connection with any such transaction or any series of such transactions which are related is less than $2,000,000.
C.    Notwithstanding any other provisions of this Certificate of Incorporation and except as set forth in paragraph D of this Article TWELFTH, the affirmative vote of the holders of at least 80% of the outstanding shares of voting stock of the Corporation shall be required
(1) to authorize a liquidation or dissolution of the Corporation, or
(2) to authorize any offer by the Corporation to purchase shares of its outstanding voting stock (except pursuant to redemption provisions of any preferred stock of the Corporation), or
(3) to authorize any reclassification of securities of the Corporation, any recapitalization or any other transaction in each case designed to decrease the number of holders of the Corporation's voting stock, if (as of the date of any action taken by the Board of Directors with respect to any such proposed transaction, or as of the record date or the determination of stockholders entitled to notice of and to vote on any such proposed transaction or immediately prior to the consummation of any such proposed transaction) any other person is the beneficial owner, directly or indirectly, of 5% or more of the outstanding voting stock of the Corporation.
D.    The provisions of paragraph C of this Article TWELFTH shall not apply to any transaction described in such paragraph C if the Board of Directors of the Corporation shall by resolution have approved a memorandum setting forth the principal terms of such transaction and such transaction is substantially consistent therewith, provided that a majority of those directors voting in favor of such resolution are Continuing Directors.
E.    For the purposes of this Article TWELFTH,
(1) The "voting stock" of any corporation shall mean stock of all classes of such corporation entitled to vote in elections of directors, considered as one class.
(2) Any person shall be deemed to be the "beneficial owner" of any shares of stock of the Corporation (i) which it owns, directly or indirectly, whether of record or not, or which it has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, or (ii) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (i) above), by any other person which is its
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affiliate or associate (as defined in this paragraph E) or with which it or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of stock of the Corporation. The outstanding shares of any class of stock of the Corporation shall be deemed to include shares deemed owned, through application of clauses (i) and (ii) above, but shall not include any other shares which may be issuable pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise.
(3) An "affiliate" of a specified person is any person that, directly or indirectly, controls or is controlled by, or is under common control with, the person specified. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the specified person, whether through the ownership of voting securities or by contract or otherwise.
(4) The term "associate" used to indicate a relationship with any specified person means (i) any person in which such specified person has a significant financial interest or as to which such specified person's relationship is such that such specified person substantially influences its management and policies or any person having a significant financial interest in such specified person or which substantially influences the management and policies of such specified person, and without limitation to the foregoing, (ii) any person of which such specified person is an officer, director or partner or is, directly or indirectly, the beneficial owner of 5% or more of any class of equity securities, (iii) any trust or other estate in which such specified person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (iv) any relative or spouse of such specified person, or any relative of such spouse, who has the same home as such specified person or who is a director or officer of such specified person or any corporation which controls or is controlled by such specified person.
(5) A "person" is any individual, corporation or other entity.
(6) The term "securities" shall include without limitation any stocks, bonds, debentures, notes and evidences of indebtedness, and any warrants, options and other rights to subscribe to or purchase any of the foregoing.
(7) A "Subsidiary" is any corporation of which at least a majority of the outstanding shares of equity stock is owned of record or beneficially by the Corporation and/or its Subsidiaries. A "Major Subsidiary" is any corporation of which at least 80% of the outstanding shares of equity stock is owned of record or beneficially by the Corporation and/or its Major Subsidiaries.
(8) The term "Continuing Director" shall mean a person who was a duly elected and acting director of the Corporation at the time of the adoption of this Article TWELFTH or became a duly elected and acting director of the Corporation prior to the time that, for the purposes of paragraphs B or D, as the case may be, of this Article TWELFTH, such other person became a beneficial owner, directly or indirectly, of 5% or more of the voting stock of the Corporation, or a person designated (whether before or after election as a director) to be a Continuing Director by a majority of the Continuing Directors.
F.    A majority of the Continuing Directors shall have the power and duty to determine for the purposes of this Article TWELFTH, on the basis of information known to them, whether a proposed transaction is subject to the provisions of paragraph A or C of this Article TWELFTH, and in particular and without limitation, whether (1) any person beneficially owns 5% or more of the outstanding shares of voting stock of the Corporation, (2) any person is an "affiliate" or "associate" of any other person, (3) any person has an agreement, arrangement or understanding with any other person, (4) any proposed transaction involves a substantial part of the assets of the Corporation or any Subsidiary, (5) the fair value of securities, assets or other consideration referred to in paragraph B of this Article TWELFTH is less than $2,000,000, (6) any series of transactions are related, and (7) the memorandum referred to in paragraph B or paragraph D of this Article TWELFTH is substantially consistent with the transaction to which it relates. Any such determination shall be conclusive and binding for all purposes of this Article TWELFTH.
G.    The affirmative vote of stockholders required by this Article TWELFTH shall be in lieu of any lesser vote or consent of the holders of the stock of the Corporation otherwise required by law or in any agreement to which the Corporation is a party, and shall be in addition to any voting requirements imposed by law or any other provisions of the Certificate of Incorporation of the Corporation, including resolutions providing fer the issuance of a class or series of stock adopted by the Board of Directors pursuant to authority vested in it by the provisions of the Certificate of Incorporation in favor of certain classes of stock.
H.    No amendment to this Certificate of Incorporation, directly or indirectly by merger, consolidation or otherwise, shall amend, alter, change or repeal any of the provisions of this Article TWELFTH, unless the amendment effecting such amendment, alteration, change or repeal shall receive the affirmative vote of the holders of at least 80% of the outstanding shares of stock of the Corporation entitled to vote in elections of directors; provided that this paragraph H shall not apply to any such amendment if such amendment is submitted to the stockholders for adoption with the unanimous recommendation of the entire Board of Directors.

2022 Proxy Statement 97

FACTSET

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on December 14, 2022 for shares held directly and by 11:59 p.m. Eastern Time on December 12, 2022 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/FDS2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on December 14, 2022 for shares held directly and by 11:59 p.m. Eastern Time on December 12, 2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D92067-P79018 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FACTSET RESEARCH SYSTEMS INC.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE THREE NOMINEES IN PROPOSAL 1 AND FOR PROPOSALS 2, 3, 4, 5, 6, 7, 8, AND 9.

	Yes	No
HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household.	☐	☐

NOTE: Please sign as your name appears here. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please provide your full title as such.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D92068-P79018

Proxy — FACTSET RESEARCH SYSTEMS INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
DECEMBER 15, 2022
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
FACTSET RESEARCH SYSTEMS INC.

You hereby appoint Rachel R. Stern with full power of substitution, as your attorney and proxy to vote the shares of Common Stock of FactSet Research Systems Inc., which you are entitled to vote at the Annual Meeting of Stockholders of the Company to be held virtually at www.virtualshareholdermeeting.com/FDS2022, on December 15, 2022, at 3:00 p.m. Eastern Time and at any adjournments and postponements of the Annual Meeting, with all the power you would possess if personally present, as indicated on the reverse side.

This proxy, when properly executed, will be voted in the manner you direct in this proxy. If you make no direction, this proxy will be voted FOR the election of the three nominees listed in proposal 1 and FOR proposals 2, 3, 4, 5, 6, 7, 8, and 9. You authorize the proxy holder, in its discretion, to vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting to the extent authorized by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended.

(Continued and to be marked, dated and signed, on the other side)